      As filed with the Securities and Exchange Commission on July 10, 2000

                                                      Registration No. 333-38872


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------


                                   AMENDMENT
                                     NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                   ----------

                               PET QUARTERS, INC.
             (Exact name of Registrant as specified in its charter)

            ARKANSAS                                   5999                              62-169-8524
(State or other jurisdiction of            (Primary Standard Industrial                (I.R.S. Employer
 incorporation or organization)            Classification Code Number)              Identification Number)

                              720 EAST FRONT STREET
                             LONOKE, ARKANSAS 72086
                                 (501) 676-9222

          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                   ----------

                                 STEVEN DEMPSEY
                               PET QUARTERS, INC.
                              720 EAST FRONT STREET
                             LONOKE, ARKANSAS 72086
                                 (501) 676-9222
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   COPIES TO:

                                 JOHN R. TISDALE
                         WRIGHT, LINDSEY & JENNINGS, LLP
                             200 WEST CAPITOL AVENUE
                           LITTLE ROCK, ARKANSAS 72201
                                 (501) 212-1256

                                   ----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                                   ----------

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                   ----------

======================================================================================================================
 TITLE OF EACH CLASS OF                              PROPOSED MAXIMUM        PROPOSED MAXIMUM
    SECURITIES TO BE           AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
       REGISTERED               REGISTERED                SHARE                PRICE(1)(2)         REGISTRATION FEE(1)
----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001
par value..............     13,693,733 Shares            $1.71875             $23,536,103.60            $6,213.53
======================================================================================================================

(1)  Calculated pursuant to Rule 457(o).

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

                                   ----------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS



                              DATED July 10, 2000


                                13,693,733 SHARES

                               PET QUARTERS, INC.

                                  COMMON STOCK

                                   ----------

         This prospectus relates to the issuance by Pet Quarters, Inc. of up to 4,242,349 shares of common stock of Pet Quarters, Inc., and the resale of up to 9,451,384 shares of common stock, from time to time, by the selling stockholders listed on page 33 of this prospectus. Of the 13,693,733 shares of common stock offered hereby:

o 2,758,112 shares may be issued to persons who hold PetQuarters Series A Convertible Preferred Stock, upon conversion of the preferred stock into common stock;

o 1,484,237 shares may be issued to persons upon the exercise of warrants to purchase common stock;

o 3,727,586 shares may be offered and sold by certain persons who currently own PetQuarters common stock;

o 723,798 shares may be offered and sold by AMRO International, S.A., which may be issued upon conversion of a 6% Convertible Debenture currently held by AMRO; and

o 5,000,000 shares may be offered and sold by Splendid Rock Holdings, Ltd., which will receive common stock pursuant to our equity line of credit agreement with Splendid Rock Holdings.

         We will not receive any of the proceeds from the sale of the shares by the selling stockholders, nor will we receive any proceeds from the conversion of shares of preferred stock or the convertible debenture into shares of common stock. PetQuarters will, however, receive the sale price of any common stock that is issued to persons upon the exercise of warrants and to Splendid Rock Holdings pursuant to the equity line of credit agreement. We have agreed to pay the expenses of registering the shares under this prospectus. Expenses, brokerage fees and commissions, and fees and expenses of advisors to the selling stockholders in connection with the resale of their shares will be paid by the respective selling stockholder. The selling stockholders may sell shares of common stock from time to time in transactions on the Over the Counter Bulletin Board (OTCBB), in negotiated transactions, or otherwise, in each case at prices satisfactory to the selling stockholders.


         PetQuarters common stock is traded on the OTCBB under the symbol "PDEN." On July 7, 2000, the last reported sale price of the Common Stock on the OTCBB was $1.140625 per share.


         INVESTING IN THE COMMON STOCK INVOLVES MATERIAL RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or accurate. Any representation to the contrary is a criminal offense.

                                   ----------


                 THE DATE OF THIS PROSPECTUS IS JULY 10, 2000.

         You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operation, and prospects may have changed since that date.

                         PROSPECTUS DELIVERY REQUIREMENT

         Until 40 days after the commencement of this offering, all dealers that effect transactions in these securities, whether participating in this offering, may be required to deliver a prospectus to purchasers of these securities. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
PROSPECTUS SUMMARY................................................................................................1

OUR COMPANY.......................................................................................................1

RECENT DEVELOPMENTS...............................................................................................2

SUMMARY FINANCIAL DATA............................................................................................3

RISK FACTORS......................................................................................................6

USE OF PROCEEDS...................................................................................................9

DILUTION..........................................................................................................9

PRICE RANGE OF COMMON STOCK.......................................................................................9

DIVIDEND POLICY..................................................................................................10

CAPITALIZATION...................................................................................................10

SELECTED FINANCIAL DATA..........................................................................................11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION......................................................11

BUSINESS.........................................................................................................15

MANAGEMENT.......................................................................................................25

PRINCIPAL STOCKHOLDERS...........................................................................................29

RELATED PARTY TRANSACTIONS.......................................................................................31

DESCRIPTION OF CAPITAL STOCK.....................................................................................32

SELLING STOCKHOLDERS.............................................................................................33

PLAN OF DISTRIBUTION.............................................................................................34

LEGAL MATTERS....................................................................................................36

EXPERTS..........................................................................................................36


FINANCIAL INFORMATION...........................................................................................F-1

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS...............................................................II-1

                               PROSPECTUS SUMMARY

         This Summary highlights information contained elsewhere in the prospectus. It is not complete and may not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements, and the notes to the financial statements.

                                   OUR COMPANY

         Pet Quarters, Inc. ("PetQuarters" or the "Company") is a retailer and wholesaler of pet products and supplies, offering more than 7,500 items for sale over the Internet, at www.petquarters.com, and through our mail-order catalogs, Home Pet Shop(R) and Dog's Outfitter(R). Matthew Hoff and Mike Parnell organized our Company on May 22, 1997. On August 1, 1999, the Company acquired Humboldt Industries Incorporated and its affiliate, Maplewood Industries, Inc. for $4.6 million cash and an equal amount in PetQuarters common stock. The Company borrowed from Sun Valley Trust to pay the cash portion of the purchase price and issued a promissory note to Sun Valley Trust (the "Bridge Loan"). A substantial portion of the securities registered in this offering were privately placed to provide funds for repayment of the Bridge Loan.

         Our primary objective is to become a leading seller of pet products to both consumers and pet professionals through our web sites and catalogs. Our goal is to provide customers with an efficient, low cost, and value-added shopping experience. We believe that consumers want the convenience of on-line shopping with at least the same breadth of products that they can find at traditional outlets. Our in-house fulfillment, distribution, customer service, and technology operations allow us to control costs and provide customers with quality service.

         The pet products industry in the United States is a large and growing market consisting of a loyal customer base. Americans spent approximately $23 billion on their pets in 1998. Pets remain an integral part of family life in the United States, with 58 million or 59% of 98 million U.S. households owning one or more pets. By 2001, the pet products and services industry is expected to grow to $28.5 billion.

         We currently provide pet products on a wholesale basis to pet professionals, including proprietors of boarding facilities, managers and staff of animal shelters and humane societies, as well as veterinarians, groomers, breeders, and show exhibitors. These sales predominately occur through our Dog's Outfitter(R) catalog. We intend to develop a related web site located at www.dogsoutfitter.com to service the needs of the pet professional community, including an information clearing house where pet professionals can share knowledge and experiences as well as build a network of references. The relationships we develop with veterinarians and other pet professionals should provide us with valuable referral opportunities to the pet consumer.

         We are in the process of building a fully-integrated content and commerce site for consumers, based upon the idea that the content of our web site will attract more consumers and build brand loyalty. We are developing content for our web site through strategic acquisitions of content-based online pet companies and strategic relationships with leading pet professionals and pet-related organizations. We expect our content to be the most authoritative and useful advice available anywhere on the Internet. When we speak of content, we mean:

         o Information concerning the origin, development, and personality factors of various pets;

         o        Extensive information concerning pet care and health matters;

         o Articles by veterinarians concerning issues associated with various pets; and

         o        Information concerning specific pet and breed organizations.

                               RECENT DEVELOPMENTS

         From January 2000 through March 2000, we raised approximately $3,000,000 through the private placement of our common stock. A portion of the shares issued in that private offering are being registered under the registration statement of which this prospectus is a part. The proceeds from the private offering were used to reduce the principal amount of the Bridge Loan by $1,000,000 on February 3, 2000 and for working capital.

         On April 27, 2000, we acquired all of the outstanding equity securities of WeRPets.com, Inc. ("WeRPets") in exchange for 703,316 shares of PetQuarters common stock. WeRPets is an emerging online pet-related company that has developed strong relationships with The Health Network and Galaxy.com (www.galaxy.com). WeRPets has an agreement to be the sole and exclusive pet portal on www.galaxy.com and has the worldwide exclusive license to selected content produced by The Health Network in HTML and streaming video formats. Galaxy.com, a leading vertical Internet directory, provides fast, contextually relevant searches of the Internet for numerous vertical markets, including health, education, international, shopping, pets and more. The Health Network is the first 24 hour-a-day cable channel dedicated to health care that includes programming on animal care, behavior and training provided by veterinarians and other professionals. We believe that this acquisition continues to strengthen our position in the Internet pet space and is an integral step in our content-driven business strategy.

         Effective May 1, 2000, we acquired Chartendure, Ltd., a company organized under the laws of the United Kingdom, for 400,000 shares of PetQuarters common stock. Chartendure has existing relationships with various veterinary organizations and other pet professionals in the United Kingdom and throughout Europe. Through these relationships, Chartendure will provide web site content regarding pet care, feeding, and health issues for pet owners. We intend to enter into contracts with these pet professionals to provide continuous content for our web site.

         On May 8, 2000, we issued 34,642 shares of our Series A Convertible Preferred Stock for total consideration of $3,464,200, consisting of $2,055,700 in cash and $1,408,500 worth of interests in the Bridge Loan. The acquisition of these Bridge Loan interests effectively retired an equivalent amount of principal on the Bridge Loan. In addition, on May 5, 2000, we borrowed $1,000,000 from AMRO International, S.A., pursuant to the terms of a 6% Convertible Debenture. The debenture requires us to make quarterly interest payments, beginning August 5, 2000, and the full amount of the loan is due and payable on November 5, 2000. The debenture is convertible, at the option of AMRO, into shares of PetQuarters common stock at a rate of $1.3816 per share, with a minimum principal amount of $50,000 converted. The proceeds from the debenture and the sale of the preferred stock were used to retire the Bridge Loan.

         On May 30, 2000, we acquired AllPets.com, Inc. through the exchange of 3,652,785 shares of PetQuarters common stock for all of the outstanding equity securities of AllPets. AllPets.com is a destination site, providing in-depth content, robust community, and high quality commerce targeted to the pet enthusiast. AllPets offers visitors its Petcyclopedia, an on-line reference guide with over 1,400 articles covering all pet categories and a bi-weekly magazine with approximately twenty new articles in each issue. AllPets also offers users an on-line community, including message boards, chat rooms, and an "Ask the Expert" feature, which allows pet owners to receive advice from expert veterinary staff.

                             SUMMARY FINANCIAL DATA
                                 (IN THOUSANDS)

         The following table sets forth a summary of our statement of operations for the periods presented:

o        On an actual basis

o On a pro forma basis to give effect to the acquisitions of Humboldt Industries, WeRPets.com, Chartendure, and AllPets.com as of the beginning of the respective periods presented

                                                     Fiscal Year Ended               Nine Months Ended
                                                          June 30                         March 31
                                                    1998            1999            1999            2000
                                                ------------    ------------    ------------    ------------
STATEMENT OF OPERATIONS DATA:
Net sales ...................................   $     43,835    $    262,470    $    204,059    $  9,873,570
Gross margin ................................         21,927          56,696          71,829       3,128,782
Total operating expenses ....................        855,119       1,114,966         601,047       8,196,626

Operating loss ..............................       (833,192)     (1,058,270)       (529,218)     (5,067,844)
Net loss ....................................       (816,179)     (1,052,265)       (526,537)     (7,454,680)

Basic and diluted net loss per  Share .......   $      (0.10)   $      (0.09)   $      (0.05)   $      (0.65)
Weighted  average shares  outstanding used
  to compute  basic and  diluted  net loss
  per share .................................      8,568,125      11,453,000      11,560,000      11,519,146
Pro forma net loss ..........................   $ (6,263,166)   $ (6,579,803)   $ (5,402,014)   $(12,029,442)
Pro forma  basic and  diluted net loss per
  share .....................................   $      (0.43)   $      (0.38)   $      (0.31)   $      (0.73)
Weighted  average shares  outstanding used
  to compute  pro forma  basic and diluted
  net loss per share ........................     14,628,311      17,513,568      17,620,186      16,383,920

         The following table sets forth a summary of our balance sheet data as of March 31, 2000:

         o        On an actual basis

         o On a pro forma basis to give effect to the acquisitions of Humboldt Industries, WeRPets.com, Chartendure, and AllPets.com as of March 31, 2000.

                                                As of March 31, 2000
                                             Actual          Pro Forma
                                         -------------     -------------
BALANCE SHEET DATA:
Cash and cash equivalents ..........     $    113,049      $    524,641
Working capital deficiency .........     $ (3,660,182)     $ (3,311,387)
Total assets .......................     $ 10,852,398      $ 22,740,070
Notes and capital leases payable ...     $  4,926,079      $  4,926,079
Total stockholders' equity .........     $  3,949,390      $ 15,755,537

                                  THE OFFERING

         This prospectus relates to the issuance of up to 4,242,349 shares of our common stock to the following persons:

         o Up to 130,000 shares may be issued to AMRO International, S.A., which holds a warrant to purchase such shares at an exercise price of $4.6575 per share. The warrant expires on February 23, 2004, and may be exercised in whole or in part, at the option of AMRO. We are registering the shares to be issued pursuant to the warrant as part of the terms of the issuance of the warrant.

         o Up to 54,237 shares may be issued to AMRO International, S.A., which holds a warrant to purchase such shares at an exercise price of $2.03 per share. The warrant was issued as an origination fee for the loan of $1,000,000 by AMRO pursuant to the 6% Convertible Debenture. We agreed to register the issuance of the shares of common stock exercisable pursuant to the warrant in the loan agreement with AMRO. The warrant expires on June 1, 2003.

         o Up to 20,000 shares may be issued to Markham Holdings, Inc., which holds a warrant to purchase such shares, also at an exercise price of $4.6575 per share. This warrant expires on February 23, 2004, and may be exercised in whole or in part, at the option of Markham. We are registering the issuance of the shares under the warrant pursuant to the terms of the warrant agreement.

         o Up to 1,000,000 shares may be issued to Splendid Rock Holdings, Ltd., which holds a warrant to purchase such shares at an exercise price of $4.03 per share. The warrant was issued as consideration for the commitment by Splendid Rock Holdings to enter into the equity line of credit agreement and may be exercised, in whole or in part, at the option of Splendid Rock Holdings. The warrant expires on March 31, 2003.


         o Up to 280,000 shares may be issued to Ladenburg Thalmann & Co., Inc., which holds three warrants to purchase shares - 12,800 shares at an exercise price of $3.59 per share, 320,000 shares at an exercise price of $3.59 per share, and 20,000 shares at an exercise price of $2.30 per share. The warrants were issued as a portion of brokerage fees agreed to by PetQuarters in consideration for the assistance by Ladenburg Thalmann in raising capital for PetQuarters. Much of the capital raised by us to date has been as a result of efforts of Ladenburg Thalmann, and many of the shares of common stock registered in the registration statement were issued in offerings assisted by Ladenburg Thalmann.


         o Up to 2,507,388 shares may be issued to persons who currently hold PetQuarters Series A Convertible Preferred Stock. Each share of preferred stock has a par value of $100 and is convertible into PetQuarters common stock at a rate of $1.3816 per share. Accordingly, each share of preferred stock may be converted into 72.38 shares of common stock. The preferred stock is convertible at the option of the holders. At the time the preferred stock was issued, we agreed to register the common stock issuable upon conversion of the preferred stock. For a full description of the terms and conditions of the Preferred Stock, see pages 32 and 33 of this prospectus.

         o Up to 250,724 shares may be issued to Keane Securities Co., Inc., upon conversion of shares of Series A Convertible Preferred Stock. Keane may acquire 3,464 shares of Series A Convertible Preferred Stock pursuant to a warrant, with an exercise price of $120 per share. The warrant was issued to Keane as a portion of its fee for acting as placement agent for the preferred stock offering. For a description of the terms and conditions of the preferred stock see page 32 of this prospectus. We agreed to register the common stock that may eventually be issued to Keane at the time the warrant was issued.

Each of the shares described above will be freely tradeable when issued and may be resold without further registration or qualification.

         This prospectus also relates to the resale of 9,451,384 shares of our common stock by the following persons:

         o 3,727,586 shares may be offered and sold, from time to time, by the selling stockholders listed on page 33 of this prospectus. Such persons have purchased the shares offered hereby in one or more private offerings by PetQuarters, and in connection with such private offerings, we agreed to register the shares offered hereby.

         o 723,798 shares may be offered and sold by, from time to time, AMRO International, S.A., which holds a 6% Convertible Debenture in the principal amount of $1,000,000. The debenture is due and payable in full on November 5, 2000, and may be converted in whole or in part, at the option of AMRO, at any time prior to the maturity date. The debenture is convertible into common stock at a rate of $1.3816 per share, with a minimum principal amount of $50,000 converted at a time.

         o 5,000,000 shares may be offered and sold, from time to time, by Splendid Rock Holdings, Ltd., which will receive such shares pursuant to our equity line of credit agreement. Under the terms of the equity line of credit agreement, we can "put" up to an aggregate of $25,000,000 of our common stock to Splendid Rock Holdings. For a full description of the equity line of credit agreement, see pages 17-18 of this prospectus.

RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the following risks before making an investment in us. You should also refer to the other information in this Prospectus under the headings "Forward Looking Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operation," "Business," and our financial statements. Our business, financial condition and results of operation could be harmed as a result of any of the following risks. Such changes could affect the price at which our common stock trades, and you could lose all or part of your investment.

RISKS RELATED TO OUR COMPANY

         WE ARE IN AN EARLY STAGE OF DEVELOPMENT. Our company is in an early stage of development and, as a result, it is difficult to evaluate our business opportunities. We originally began selling our products over the Internet in May 1998. We acquired Humboldt Industries, Inc. on August 1, 1999 and began selling products by catalog at that time. Because we have a limited operating history, it is difficult to determine if we can accomplish all or even some of our business goals. You should consider the risks and difficulties that we face as an early stage company competing in a new and rapidly evolving market.

         OUR BUSINESS SUCCESS DEPENDS UPON BUILDING OUR BASE OF CUSTOMERS. In order to be successful, PetQuarters must attract a large number of customers who shop by catalog or in traditional retail stores and persuade them to shop on our web site or through our catalogs. Accomplishing these goals may require additional infusions of cash for advertising and promotional expenditures. If these amounts are greater than we expect, or if the response to the advertising and promotional expenditures is less than we expect, we may not attain profitability or the level of profitability necessary to continue in business.

         WE HAVE A HISTORY OF LOSSES, AND WE EXPECT TO INCUR LOSSES FOR THE FORESEEABLE FUTURE. While one of our acquired companies, Humboldt Industries, has been profitable, the increased cost of advertising on the Internet and the start-up costs associated with development of our Internet website and related infrastructure expenditures may affect our profitability for years to come. Due to our limited operating history, it is very difficult to project our operating results accurately.

         OUR COMPANY HAS ONLY ONE FULFILLMENT CENTER. We plan to close our Lonoke fulfillment center and rely exclusively upon our Hazelton, Pennsylvania, fulfillment center. Fires, floods, or other natural disasters at our Pennsylvania center could prevent us from fulfilling orders. This would cause an immediate loss in revenue and result in dissatisfied customers. Both of these results could adversely affect the price of the company's stock as well as its long-term business opportunities.

         WE HAVE LIMITED CAPITAL RESOURCES. Much of the stock registered in this offering was issued as the result of our earlier capital-raising efforts. As a result, we have already received payment for many of the shares that are being registered, and this registration statement will not generate additional capital or cash to the Company from those shares. We have the ability to sell up to $25,000,000 worth of common stock under the equity line of credit agreement, but the timing and amount of capital raised can vary significantly depending upon various factors, including the market price of our common stock. If our current stockholders sell a substantial number of the shares that they now hold, our stock price could fall, which could limit our ability to raise additional capital as needed. In addition, we cannot be certain that Splendid Rock Holdings will have the ability to purchase any of the shares of common stock put to it pursuant to the equity line of credit agreement. Accordingly, we may not be able to raise necessary capital in the manner we expect pursuant to the equity line of credit agreement. Our inability to raise capital as expected pursuant to the equity line of credit agreement could have a material adverse effect on our business.

         OUR ACQUISITION STRATEGY INVOLVES SUBSTANTIAL RISK AND DILUTION TO INVESTORS. A significant part of our business strategy involves strategic acquisitions of pet-related companies or assets that provide value to our existing organization. We cannot be certain that we will successfully integrate these acquisitions with our existing business, or that once integrated, such acquisitions will provide the revenue or other benefits we expect. Acquisitions also involve special risks, including risks associated with unanticipated problems, liabilities, contingencies, and diversion of management attention. We cannot be certain that we will have the capital necessary to complete future acquisitions. To date, we have financed a significant portion of our acquisitions through the issuance of PetQuarters common stock. If the market price for our common stock falls, we may be unable to use it as part of the consideration for acquired businesses. We may be unable to obtain sufficient cash resources to make acquisitions without use of our common stock, which could cause an adverse effect on our business and prospects. In addition, the issuance of shares of common stock in connection with acquisitions may substantially dilute the value of shares held by existing shareholders.

RISKS RELATED TO OUR BUSINESS

         WE MAY BE UNABLE TO ESTABLISH BRAND NAME RECOGNITION. Our company is not the only Internet pet retailer. There are numerous Internet pet supply companies that have the same general business goals as we do. The online market for pet products, information, and services is highly competitive and sensitive to brand name recognition. As such, we may be forced to spend significant amounts of money on advertising and promotional efforts to keep our brand name in front of the public. If we are unable to establish brand name recognition and brand name loyalty among our customer base, we could incur additional losses.

         OUR BUSINESS PLAN IS UNPROVEN. Our business strategy is based upon the idea that authoritative content will drive commerce. Because we are in an early stage of development, our business plan has not been proved successful. We cannot be certain that the content we provide will cause a sufficient number of persons to visit our website or that the persons who visit will also purchase our products. In addition, we depend upon outside sources for the majority of the content on our site. We have no assurance that these sources will continue to provide the content necessary to keep the website current and to maintain the interest of our visitors. The outcome of these uncertainties could have an adverse effect on our company and business.

         WE DEPEND UPON SUPPLIERS AND SHIPPERS. We depend upon our suppliers and shippers to transport materials to and from our distribution warehouse on a timely basis. Any disruption in these facilities and any adverse change in the costs of such services could have an adverse impact upon our profitability.

RISKS RELATED TO INTERNET COMMERCE

         WE DO NOT DEPEND ENTIRELY UPON THE INTERNET, BUT WE EXPECT IT TO BE THE SOURCE OF MOST OF OUR GROWTH. We do not depend exclusively upon the Internet for our sales. Presently, over 90% of our annual sales are from our catalog division. However, we believe that the Internet will account for most of the growth in our future sales. If we do not experience the expected growth of internet sales, we may not generate sufficient revenue to become profitable.

         WE ARE SUBJECT TO PUBLIC PERCEPTIONS OF INTERNET SAFETY. Most of our current Internet sales are paid for using customer credit card accounts. Accurate and secure transmission of account numbers and information is required to protect both the customer and our sales under these circumstances. We must rely upon the existing encryption and authentication technology, which we license from other vendors, to use customer credit card accounts. If our customers perceive that a breach of security could expose them to unfounded charges or other disruptions in service, we believe Internet transactions will decline. Since we do not insure against fraudulent credit card transactions, these transactions could have an adverse impact on the company.

         CHANGES IN THE TAX TREATMENT OF INTERNET SALES COULD HAVE AN ADVERSE EFFECT. Currently, we do not collect state sales taxes or other taxes for goods sold by the Company, except for purchases with a billing address in the states of Arkansas, California, Pennsylvania and Tennessee. From time to time, states and other tax levying entities (e.g., cities and counties) have sought to impose sales tax collection obligations on out of state companies for Internet sales. Currently there is federal legislation prohibiting states and other local entities from imposing new taxes on Internet commerce. This protection ends on October 1, 2001. We do not know whether Internet sales will be subject to taxation after that date. However, we believe that unrestricted taxation of Internet commerce would restrict the rate of growth of such commerce and adversely affect our sales efforts.

         TECHNOLOGICAL CHANGES ON THE INTERNET CAN AFFECT OUR BUSINESS. As the Internet matures, data transmission speed and volume of data transmitted increase. If we are to compete with other Internet pet suppliers, our equipment must equal theirs in speed, reliability and security. Continuous upgrading of equipment will be an ongoing expense necessary for us to respond to the technological developments in this industry. If we are unable to match or exceed our competition in taking advantage of technological advances, this could adversely affect our brand name as well as our sales.

         GOVERNMENT REGULATION OF THE INTERNET COULD ADVERSELY EFFECT OUR BUSINESS. If the federal government or state governments propose laws and regulations applicable to communications or commerce over the Internet, such laws could affect our ability to increase sales using Internet commerce. Such laws may deal with privacy, levels of security, encryption, and encryption keys and taxation. While it is impossible for us to project the substance of laws that may be passed, the company generally believes that additional regulation of Internet commerce is more likely to have an adverse effect on our marketing efforts than less regulation.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares by the selling stockholders, nor will we receive any proceeds from the conversion of shares of preferred stock or the convertible debenture into shares of common stock. PetQuarters will, however, receive the sale price of any common stock that is issued to persons upon the exercise of warrants and to Splendid Rock Holdings pursuant to the equity line of credit agreement, if and to the extent that we elect to put shares to Splendid Rock Holdings. All proceeds from the sale of common stock under the equity line of credit agreement and from the exercise of warrants will be used to retire debt and for general corporate purposes. PetQuarters will have a reduction in its outstanding debt if some or all of the convertible Debenture is converted into common stock.

                                    DILUTION

         The issuance of shares of common stock under the equity line of credit agreement, upon conversion of shares of PetQuarters Series A Convertible Preferred Stock, and upon conversion of the 6% Convertible Debenture will dilute our common stockholders and may adversely affect the price of PetQuarters common stock. The outstanding shares of our Series A Convertible Preferred Stock are convertible into common stock at a rate of $1.3816 per share of common stock, based upon the $100 par value of the preferred stock being converted. (For example, ten shares of preferred stock may be converted into 724 shares of common stock. Fractional shares will not be issued.) The 6% convertible debenture is also convertible at a rate of $1.3816 per share of common stock, based upon the principal amount of the debenture being converted. The equity line of credit allows Splendid Rock Holdings to purchase common stock at a floating rate that is below the market price of the common stock. As a result, the lower our stock price goes, the more common stock Splendid Rock Holdings will receive.

                           PRICE RANGE OF COMMON STOCK

         Since May, 1998, our common stock has traded on the over-the-counter bulletin board under the symbol PDEN. Below are the quarterly high and low closing prices since inception as recorded by the bulletin board. Bid prices were not available.

         Period                                    Low                 High
         ------                                    ---                 ----
         April - June 1998                         15/16              1-11/16
         July - September 1998                     11/32              1-11/100
         October - December 1998                    6/25              2
         January - March 1999                       9/16              1-13/16
         April - June 1999                          7/8               4-19/32
         July - September 1999                      2-15/16           6-9/16
         October - December 1999                    1                 3-11/32
         January - March 2000                       2-21/32           5-19/32

         As of June 1, 2000, the Company had 2,065 shareholders of record.

                                 DIVIDEND POLICY

         We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common shares in the foreseeable future.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of March 31, 2000:
(i) on an actual basis; and (ii) on a pro forma basis to reflect the acquisition of WeRPets.com, Chartendure, and AllPets.com. The table below should be read in conjunction with our consolidated financial statements and the notes thereto, which are included elsewhere in this prospectus.

                                                                March 31, 2000
                                                       ------------------------------
                                                          Actual           Pro Forma
                                                       ------------      ------------
Notes and Capital Leases payable .................     $  4,926,079      $  4,926,079
Stockholders Equity:
     Preferred Stock
     Common stock: $0.001 par value 40,000,000
       authorized, 13,369,613 outstanding ........     $     13,370      $     18,126
Additional Paid-in-Capital .......................     $ 13,459,064      $ 25,260,455
Accumulated Deficit ..............................     $ (9,323,124)     $ (9,323,124)
Stock Compensation ...............................     $   (199,920)     $   (199,920)
     Total Stockholders Equity ...................     $  3,949,390      $ 15,755,537
     Total Capitalization ........................     $  8,875,469      $ 20,681,616

                             SELECTED FINANCIAL DATA

                                                          YEAR ENDED JUNE 30          NINE MONTHS ENDED MARCH 31
                                                     ----------------------------    ----------------------------
                                                         1998            1999            1999            2000
                                                     ------------    ------------    ------------    ------------
                                                                                             (Unaudited)
Net sales ........................................   $     43,835    $    262,470    $    204,059    $  9,873,570
Cost of sales ....................................         21,908         205,774         132,230       6,744,788
                                                     ------------    ------------    ------------    ------------
Gross margin .....................................         21,927          56,696          71,829       3,128,782
Operating Expenses:
    Selling Expenses .............................        196,497         489,272         300,422       1,483,788
    General and administrative ...................        647,114         588,870         271,879       5,459,502
    Depreciation/Amortization ....................         11,508          36,824          28,746       1,253,336
Total operating expenses .........................        855,119       1,114,966         601,047       8,196,626
Loss from operations .............................       (833,192)     (1,058,270)       (529,218)     (5,067,844)
Interest expense .................................         (4,384)           (290)           (289)       (402,737)
Net loss .........................................   $   (816,179)   $ (1,052,265)   $   (526,557)   $ (7,454,680)
Net loss attributable to common stockholders .....   $   (816,179)   $ (1,052,265)   $   (526,557)   $ (7,454,680)
Basic and diluted net loss per common share ......   $      (0.10)   $      (0.09)   $      (0.05)   $      (0.65)
Weighted average shares outstanding used to
    compute basic and diluted net loss per
    share ........................................      8,568,125      11,453,000      11,560,000      11,519,146

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis contains some forward looking statements which are based upon the plans, goals, and objectives of PetQuarters and its management. Such statements are subject to various risks and uncertainties, including the inability to secure ongoing financing. We have various loans outstanding which are due upon demand and could require additional infusions of capital if one or more lenders called the loans for payment. Our longer-term development plans also require additional capital for completion. Consequently, the reader should consider that such uncertainties and risks may cause actual results to vary materially from those stated plans, goals, and objectives outlined below.

BALANCE SHEET DATA AS OF MARCH 31, 2000 COMPARED TO JUNE 30, 1999

         Assets. The total assets as of March 31, 2000 were $10,852,398 as compared to $1,042,285 as of June 30, 1999. Most of the increase resulted from the purchase of Humboldt Industries in August 1999. We had current assets of $3,020,095 including cash of $113,049 and inventories of $1,564,437 as of March 31, 2000 as compared to current assets of $76,413 including cash of $37,726 and inventories of $33,783 as of June 30, 1999. As of April 14, 2000 we entered into a real estate contract to sell the Arkansas facility. These assets are reflected as Land and Building held for sale in the amount of $500,000. The Company recorded an expected loss on sale of $400,000 during the quarter ended March 31, 2000.

         Long-term fixed assets include land, building and improvements, and furniture and fixtures. These items total $474,056 net of accumulated depreciation as of March 31, 2000 as compared to $935,487 net of accumulated depreciation as of June 30, 1999. On April 14, 2000 we accepted an offer to sell the facility in Lonoke, Arkansas for $560,000 before expenses and commissions. The purchase of Humboldt Industries has eliminated the original purpose of the facility and we believe it is in the best interest of shareholders to increase our cash reserve or eliminate or reduce any debt outstanding with the sale.

         Goodwill, net of accumulated amortization, was $7,200,097 as of March 31, 2000. The goodwill results from the Humboldt Industries purchase. Currently, we are amortizing the purchase on a five-year schedule, which results in amortization $415,665 quarterly. The amortization of the goodwill associated with Humboldt Industries will end in the first fiscal quarter of 2004. There was no corresponding entry from the prior period.

         Intangible assets in the amount of $158,150 include capitalized costs associated with our website. We anticipate website design and development costs will continue and will be capitalized in conformity with Generally Accepted Accounting Principal Statement of Position (SOP) 98-1.

         Liabilities. Total liabilities of $6,903,008 are reflected as of March 31, 2000. Total liabilities as of June 30, 1999 were $541,007. Current liabilities include accounts payable of $1,590,248 as of March 31, 2000 as compared to $203,394 as of June 30, 1999. Our accrued expenses increased to $386,681 as of March 31, 2000 from $12,613 at June 30, 1999. The increases are the result of the purchase of Humboldt Industries.

         We had a note outstanding to the Sun Valley Trust in the amount of $3,830,000 as of March 31, 2000. The original amount of the funds borrowed by Pet Quarters, Inc. was $4,600,000. The principal balance increased to $4,830,000 in November 1999. The principal was reduced in February 2000 by $1,000,000 payment and the $3,830,000 remaining balance of the obligation to the Sun Valley Trust was due in full on May 10, 2000. On May 9, 2000 the remaining balance to the Sun Valley Trust was retired by the payment of $2,421,500 and the conversion of the remaining balance to convertible preferred stock.

         Demand notes carrying an interest rates from 8% to 9% in the amount of $350,189 are unsecured. Other demand notes with an interest rate of 10% in the amount of $429,989 are secured by the facility in Lonoke, Arkansas. We have accepted an offer to sell this property for $560,000 before commissions and expenses.

         The long-term portion of capital leases payable for in the amount of $238,300 are secured by telephone hardware and computer equipment in the Pennsylvania facility.

         Stockholders Equity. Common shares increased from 9,800,165 as of June 30, 1999 compared to 13,369,613 as of March 31, 2000. The majority of the increase in shares outstanding reflects the issuance to investors of private placements offered by Pet Quarters, Inc, the issuance of shares to purchase Humboldt Industries, and the granting of shares to Pet Quarters, Inc. officers and employees. Additional Paid In Capital increased from $2,498,867 as of June 30, 1999 to $13,459,064 as of March 31, 2000. The Humboldt Industries purchase by Pet Quarters, Inc. produced the largest part of the increase from 1999 to 2000. Retained deficit increased to $9,323,124 in March 31, 2000 from $1,868,444 on June 30, 1999. Total stockholders equity as of March 31, 2000 was $3,949,390 as compared to $501,278 as of June 30, 1999.

         Total liabilities and stockholders equity was $10,852,398 and $1,042,285 as of March 31, 2000 and June 30, 1999 respectively.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED MARCH 31, 2000 COMPARED WITH NINE MONTHS ENDED MARCH 31, 1999

         Sales. Sales for the nine months ended March 31, 2000 were $9,873,570 as compared to $204,059 for the nine months ended March 31, 1999. The sales for 2000 include catalog sales of Humboldt Industries for eight months and PetQuarters, Inc. Internet sales for nine months. All sales in the period ended March 31, 1999 were Internet sales.

         Operating Expenses. Cost of sales was $6,744,788 for the nine months ended March 31, 2000 as compared to $132,230 for the same period in 1999, which was 68% percent of sales in 2000 and 65% in 1999. Selling Expenses increased to $1,483,788 for the period ending in 2000 as compared to $300,422 during the same period in 1999. The increase was primarily the result of catalog costs resulting from the acquisition of Humboldt Industries on August 1, 1999. General and administrative expenses were $5,459,502 during the nine months ended March 31, 2000 as compared to $271,879 during the same period in 1999. This increase is attributed to the purchase of Humboldt Industries and the expense associated with the acquisition of Wellstone Acquisition Corporation that totaled $782,453. In March 2000, we recorded a write-down of the land and building in Lonoke, Arkansas in the amount of $400,000. We intend to sell the warehouse and office space in Lonoke, Arkansas, and the write-down was based on the difference between the book value of the property and the purchase price contained in a purchase agreement for the property. Depreciation and amortization increased to $1,253,336 in 2000 from $28,746 in 1999. This increase includes a five-year amortization of goodwill related to the purchase of Humboldt Industries at a rate of $415,665 each quarter.

         Interest Expense. Interest Expense increased to $402,737 for the nine months ended March 31, 2000 as compared to $289 for the same period in 1999. The increase is entirely related to the Bridge Loan for the purchase of Humboldt Industries through the Sun Valley Trust (bridge loan) and other debt issued for working capital purposes. The Bridge Loan was retired in full on May 9, 2000.

         Other Expenses. PetQuarters incurred other expenses associated with the Bridge Loan during the nine month period ended March 31, 2000, including loan origination fees in the amount of $651,671 and troubled debt restructuring expense in the amount of $1,339,461. There were no corresponding expenses in 1999.

         Net Loss. Net Loss for the nine months ended March 31, 2000 was $7,454,680 as compared to a loss of $526,557 for the same period in 1999. The loss for the nine months ended March 31, 2000 was impacted by non-cash items including amortization of the goodwill on the acquisition of Humboldt Industries, expense for stock awards and options granted, the expense of the common stock issued for the Bridge Loan extension, the beneficial conversion feature associated with the convertible notes issued in November 1999, the purchase of Wellstone Acquisition Corporation and the write-down of the facility in Arkansas.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED JUNE 30, 1999 COMPARED WITH FISCAL YEAR ENDED JUNE 30, 1998

         General. The period ending June 30, 1998 contains all of the costs associated with a start up Internet company for a full year; however, PetQuarters was a fully operating entity for only the last two months of that fiscal year approximately. The primary reason is that the PetQuarters website was not fully operational until May 1998.

         Sales. Sales for the year ending June 30, 1999 were $262,470 compared to $43,835 in fiscal 1998. The Company's belief is that the Christmas season will typically provide revenues that are significantly higher in the December quarter than at other times of the year. The Company experienced a large increase in order flow during the Christmas season of 1998 in comparison to the other quarters during the year.

         Operating Expenses. Cost of sales was $205,774 for 1999 and $21,908 for 1998. The Company operated on a 22% margin in fiscal year 1999. This compares to approximately 50% for 1998. Two reasons account for this disparity. During the majority of 1999, PetQuarters primarily used the fulfillment capabilities of Loveland Pet Products of Mason, Ohio. Loveland's charge increased cost of goods sold and effectively lowered the gross margin of the Company. Secondly, PetQuarters, during the 1998 fiscal year and a portion of the 1999 fiscal year, fulfilled its own orders from its facility in Lonoke, Arkansas. The selling expenses for fiscal year 1998 were $196,497 and in fiscal year 1999 were $489,272. The type of selling expenses were primarily the same for both periods and consisted of both web-based and traditional publications, with web-sites and advertisers making up the bulk of the selling expenses. The increase for fiscal year 1999 from fiscal year 1998 reflected increased operating activity in 1999 versus 1998. General and administrative expenses for fiscal 1998 were $647,114 and $588,870 in 1999. The expenses included salaries, general expenses, professional fees for legal and accounting, travel, website maintenance and other miscellaneous expenses. The slightly higher amount recorded in 1998 is primarily due to the one-time start-up cost of the business. New employees were added in 1999, and the general and administrative costs going forward will increase. During fiscal year 1998, the Company recorded depreciation and amortization on office equipment, computer and telephone equipment, warehouse equipment, and the Lonoke, Arkansas facility. Similar items were depreciated in fiscal year 1999. The largest depreciable asset of PetQuarters during both years is the facility in Lonoke, Arkansas. The building is being depreciated on a forty-year life.

         Net Loss. The loss in fiscal year 1998 of $816,179 increased to a loss in fiscal year 1999 of $1,052,265, resulting largely from the increase in selling expenses.

LIQUIDITY AND CAPITAL RESOURCES

         At March 31, 2000, we had $113,049 in cash and cash equivalents. Since our inception, we have financed our operating cash flow needs primarily through private offerings of equity securities and issuances of debt. Cash utilized in operating activities was $1,904,030 for the nine months ended March 31, 2000 and $649,731 for the year ended June 30, 1999.

         Net cash utilized in investing activities was $4,490,453 for the nine months ended March 31, 2000 and $11,386 for the year ended June 30, 1999. The use of cash for investing activities was primarily attributed to the purchase of Humboldt Industries, the purchase and development of the web site, and purchases of equipment.

         Net cash provided by financing activities was $6,663,395 for the nine months ended March 31, 2000. During the nine months, we raised $2,642,605 from the issuance of common stock. Proceeds from notes payable and the Bridge Loan were $5,231,850 during the nine-month period. Net cash provided by financing activities was $323,000 for the year ended June 30, 1999, which was primarily attributed to borrowings. In May 2000, we issued 34,642 shares of our Series A Convertible Preferred Stock, par value 100, which provided us with cash of $2,055,700 and the elimination of $1,408,500 in principal amount of the Bridge Loan through conversion of Bridge Loan interests into preferred stock.

         In August 1999, we borrowed $4,600,000 from the Sun Valley Trust and issued 153,334 shares of our common stock to the Trust as an origination fee for such loan, which related to the acquisition of Humboldt Industries. Much of the cash provided from financing activities was used to repay the Bridge Loan, which was fully retired in May, 2000. The remaining cash from financing activities was used for working capital purposes.

         We expect negative cash flow from operations to continue until revenues are increased. We believe an increase in revenues will be accomplished through increased traffic to our web site and through an increase in catalog sales.

         We currently anticipate that the net proceeds from the equity line of credit, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through the next two years. We may need to raise additional funds prior to the expiration of such period if, for example, we pursue business or technology acquisitions or experience operating losses that exceed our expectations. If we raise additional funds through the issuance of equity or debt securities, such securities may have rights, preferences, or privileges senior to the rights of our common stock, and our stockholders may experience additional dilution. We cannot be certain that additional financing, when required, will be available to us on acceptable terms, or at all.

                                    BUSINESS

OUR COMPANY

         OUR DEVELOPMENT. Pet Quarters, Inc. was incorporated on May 22, 1997, under the laws of the State of Arkansas. Currently, our principal business is to sell pet supplies over the Internet and through mail-order catalogs. We offer over 7,500 items, or stock keeping units (SKUs), for pets on our web site, which is located at www.petquarters.com, and approximately 2,500 SKUs in each of our pet catalogs, Home Pet Shop(R) and Dog's Outfitter(R).

STRATEGIC ACQUISITIONS

         Humboldt Industries. As of August 1, 1999, we acquired Humboldt Industries Incorporated and its affiliated company, Maplewood Industries, Inc., for cash of $4.6 million and PetQuarters common stock valued at $4.6 million. Humboldt is a fulfillment company (i.e., a company which fulfills orders and ships products purchased from PetQuarters). Prior to the acquisition, Humboldt circulated the mail-order pet catalogs that we now distribute. The acquisition provided PetQuarters with its in-house fulfillment operation (i.e., the ability to fulfill orders and ship products directly to customers of PetQuarters). In addition to the fulfillment operation, Humboldt provided an existing base of retail and wholesale customers, both domestically and internationally. Maplewood circulates the Maplewood Crafts catalog and the Plastic Canvas catalog and distributes a wide variety of craft kits and craft supplies, primarily to retail consumers. Maplewood shares the Humboldt infrastructure, resources, and associated costs. In this prospectus, we sometimes refer to Humboldt and Maplewood collectively as the "Catalog Division."

         WeRPets.com, Inc. On April 27, 2000, we acquired all of the outstanding equity securities of WeRPets.com, Inc. ("WeRPets") in exchange for 703,316 shares of PetQuarters common stock. WeRPets is an emerging online pet-related company that has developed strong relationships with The Health Network and Galaxy.com (www.galaxy.com). WeRPets has an agreement to be the sole and exclusive pet portal on www.galaxy.com and has the worldwide exclusive license to selected content produced by The Health Network in HTML and streaming video formats. Galaxy.com, a leading vertical Internet directory, provides fast, contextually relevant searches of the Internet for numerous vertical markets, including health, education, international, shopping, pets and more. The Health Network is the first 24 hour-a-day cable channel dedicated to health care that includes programming on animal care, behavior, and training provided by veterinarians and other professionals. We believe that this acquisition continues to strengthen our position in the Internet pet space and is an integral step in our content-driven business strategy.

         Chartendure, Ltd. Effective May 1, 2000, we acquired Chartendure, Ltd., a company organized under the laws of the United Kingdom, for 400,000 shares of PetQuarters common stock. Chartendure has existing relationships with various veterinary organizations and other pet professionals in the United Kingdom and throughout Europe. Through these relationships, Chartendure will provide web site content regarding pet care, feeding, and health issues for pet owners. We intend to enter into contracts with these pet professionals to provide continuous content for the web site. The agreement to acquire Chartendure for 400,000 shares of our common stock supercedes a prior agreement with the principal shareholder of

Chartendure that included a purchase price based upon the accomplishment of certain milestones. The number of shares issued is less than one-half of the shares that would have been issued if all milestones were satisfied.

         AllPets.com, Inc. On May 30, 2000, we acquired AllPets,com, Inc. through the exchange of 3,652,785 shares of PetQuarters common stock for all of the outstanding equity securities of AllPets. AllPets.com is a destination site, providing in-depth content, robust community, and high quality commerce targeted to the pet enthusiast. AllPets offers visitors its Petcyclopedia, an on-line reference guide with over 1,400 articles covering all pet categories and a bi-weekly magazine with approximately twenty new articles in each issue. AllPets also offers users an on-line community, including message boards, chat rooms, and an "Ask the Expert" feature, which allows pet owners to receive advice from expert veterinary staff.

BRIDGE LOAN

         PetQuarters borrowed $4,600,000 from the Sun Valley Trust on July 30, 1999 (the "Trust"), to acquire Humboldt Industries. Both unaffiliated individuals and entities and affiliated individuals contributed money to the Trust to enable the Trust to make the Bridge Loan. Individuals affiliated with PetQuarters accounted for $1,023,000 of the $4,600,000. An unaffiliated entity, Olympus Capital ("Olympus"), accounted for $2,000,000 of the $4,600,000, appointed the trustee, hired counsel for the Trust, and negotiated the terms of the Bridge Loan on behalf of the Trust. Without the contribution from Olympus to the Trust, we would not have been able to complete the acquisition of Humboldt and Maplewood. As required by the Trust to make the Bridge Loan, PetQuarters issued 153,334 shares of its common stock (valued at $651,671, or $4.25 per share, the closing price on July 30, 1999) to the Trust. The Trust later distributed these shares to its beneficiaries.

     The Bridge Loan was secured by all of the outstanding shares of stock of each of Humboldt and Maplewood. The original note was payable in full on October 1, 1999. We failed to make the required payment, and shortly thereafter, the trustee attempted to foreclose on the collateral. On November 10, 1999, PetQuarters executed an extension of the Bridge Loan. As an inducement for Olympus to agree to the extension and leave its capital in the Trust, the beneficiaries of the Trust granted Olympus the power and authority to direct the actions of the trustee of the Trust. In addition, a five percent (5%) penalty of $230,000 was added to the outstanding principal amount of the note, resulting in an outstanding principal balance of $4,830,000. After negotiation, we issued to the Trust an additional 275,000 shares of PetQuarters common stock valued at $483,009 or $1.7564 per share, which is an approximation of the average closing price for the shares on November 9 and 10, 1999. The Trust distributed these shares to the Trust beneficiaries. In connection with the Bridge Loan extension, the interest rate was reduced from 12.5% per annum to 10% per annum, and the maturity date was extended to May 10, 2000. In exchange, we agreed to make monthly partial interest payments of $20,000 by the 10th day of each month commencing December 10, 1999.

         The accrued but unpaid interest accumulated interest free until we raised additional capital. In the event we raised additional capital, we were required to pay all accrued but unpaid interest on the Bridge Loan. The terms of the extension also required a partial principal payment of $1,000,000 on February 10, 2000. To further induce Olympus to agree to the extension of the Bridge Loan, all of the beneficiaries of the Trust agreed that Olympus would be entitled to preferential treatment, and all of the $1,000,000 due on February 10, 2000 was paid to Olympus through the Trust rather than allocated among all of the beneficiaries. On February 3, 2000, PetQuarters paid the $1,000,000 principal payment to the Trust.

         In connection with the extension of the Bridge Loan, the Company was also required to pay interest, attorney fees, and associated expenses of the trustee in the amount of $204,723. These funds were borrowed from the Matthew J. Hoff Trust and Michael Parnell. Mr. Parnell, in his capacity as trustee for the Hoff Trust and on his own behalf, received two convertible notes from the Company for $102,361.50 each. These notes were convertible, wholly or partially, into common stock of the Company at a rate of $.50 of debt for each share of common stock. The conversion privilege terminated on February 10, 2000. On January 27, 2000, Mr. Parnell, acting on behalf of the trust and for himself, converted both of the notes into a total of 409,446 shares of common stock of the Company.

         The conversion feature resulted in an aggregate benefit to the holders of the notes of $626,452 computed as the closing price for PetQuarters stock on November 10, 1999 ($2.03), less the conversion price for each share ($.50), multiplied by the number of shares obtained in the conversion (409,446).

         While the Bridge Loan and the extension of the Bridge Loan were negotiated with related parties of PetQuarters, we believe that the Bridge Loan and the extension were negotiated in a manner which resulted in terms that are as good as, or better than, we could have received otherwise. At the time the Bridge Loan and the extension were negotiated, we could not rely on traditional methods of commercial financing because of our limited operating history and lack of credit worthiness. Our negotiations with the Bridge Loan creditors were protracted and reflected many of the points of concern which prevented the Company from using commercial lines of credit. We believe that the terms of the Bridge Loan and extension were better than any other option available to the Company at the time.

         On May 10, 2000, we paid the remaining principal balance and all accrued interest on the Bridge Loan and received a release of the collateral from the trustee for the Sun Trust.

EQUITY LINE OF CREDIT AGREEMENT


         On March 15, 2000, PetQuarters entered into an equity line of credit agreement with Splendid Rock Holdings, Ltd., a corporation organized under the laws of the British Virgin Islands. Pursuant to this equity line of credit agreement and subject to the satisfaction of certain conditions, PetQuarters may sell and issue to Splendid Rock Holdings, from time to time, up to an aggregate of $25,000,000 of our common stock.


         Beginning on the date that the registration statement, of which this prospectus is a part, is declared effective by the Securities and Exchange Commission, and continuing for thirty (30) months thereafter, we may, from time to time, in our sole discretion, sell or "put" shares of PetQuarters common stock to Splendid Rock Holdings at a price equal to 85% of the market price of the common stock. Under the equity line of credit agreement, the market price of PetQuarters common stock, for purposes of determining the purchase price, is the average of the six lowest closing bid prices, as reported by Bloomberg, L.P., of our common stock for the eleven trading days beginning seven days before and ending three days after the date we notify Splendid Rock Holdings of our intention to put common stock to it.

         The maximum dollar amount of shares of common stock that may be put to Splendid Rock Holdings at any one time is 4.125% of the average price of the common stock for the three month period prior to the date of the put multiplied by the total trading volume for such three month period (the "Maximum Put Amount"). We have the ability to exceed the Maximum Put Amount on any put with an accompanying decrease in the purchase price of the common stock. For each $100,000 (or portion thereof) that our put exceeds the Maximum Put Amount, the purchase price of the common stock is decreased by 3.5%. For instance, if the Maximim Put Amount is $1,000,000 on the date of our put, and we actually "put" $1,150,000 of common stock to Splendid Rock Holdings, the purchase price for the common stock would be calculated as follows: 85% of the market price for the first $1,000,000 of the put amount, 81.5% of the market price for the next $100,000 of the put amount, and 78% of the market price for the final $50,000 of the put amount.

         Our ability to put shares of common stock to Splendid Rock Holdings is subject to certain conditions and limitations, including, but not limited to, the following:

o the registration statement, of which this prospectus is a part, must have previously become effective and shall remain effective and available for making resales of the put shares;

o our representations and warranties to Splendid Rock Holdings contained in the equity line of credit agreement must be accurate as of the date of each put;

o no statute, rule, regulation, executive order, decree, ruling, or injunction may be in effect which prohibits or directly and adversely affects any of the transactions contemplated by the equity line of credit agreement;

o at the time of a put, there must not have been any material adverse change in our business, operations, properties, prospects, or financial condition since the date of filing of our most recent report with the SEC;

o our common stock must not have been delisted from the Bulletin Board or suspended from trading by the SEC or the Bulletin Board; and

o at least twenty (20) trading days must have elapsed since the last date PetQuarters put shares to Splendid Rock Holdings.

         We cannot assure you that we will satisfy all of the conditions required under the equity line of credit agreement or that Splendid Rock Holdings will have the ability to purchase all or any of the shares of common stock put to it thereunder.

         Splendid Rock Holdings, or other underwriters of the securities, has the right to review the registration statement and our records and properties to obtain information about us and the accuracy of the information contained in this prospectus and the remainder of the registration statement. Splendid Rock Holdings is not entitled to reject a put by PetQuarters based on such review.

         In conjunction with the equity line of credit agreement, we issued to Splendid Rock Holdings a warrant to purchase up to 1,000,000 shares of PetQuarters common stock, at an exercise price of $4.0322 per share. The Splendid Rock Holdings warrant may be exercised through March, 2003. The warrant contains provisions that adjust the purchase price and number of shares issuable to Splendid Rock Holdings upon the occurrence of certain events, such as a stock split, reverse stock split, stock dividend, merger, or recapitalization. Splendid Rock Holdings may effect a cashless exercise of the warrant only in the period prior to the effectiveness of the registration statement of which this prospectus is a part.

         Under the equity line of credit agreement, we agreed to register the common stock for resale by Splendid Rock Holdings, which will permit Splendid Rock Holdings to resell the common stock from time to time in the open market or in privately-negotiated transactions. We will prepare and file amendments and supplements to the registration statement as may be necessary in order to keep it effective as long as the equity line of credit agreement remains in effect or Splendid Rock Holdings owns any of our common stock. We have agreed to bear certain expenses, other than broker discounts and commissions, if any, in connection with the preparation and filing of the registration statement and any amendments to it.

         We have entered into agreements with B-III Capital, LLC and Ladenburg Thalmann & Co. Inc., pursuant to which B-III Capital will receive one percent (1%) and Ladenburg Thalmann will receive seven percent (7%) of the proceeds from the sale of common stock to Splendid Rock Holdings under both the equity line of credit agreement and the warrant. In 1999, we engaged B-III Capital to assist us in locating alternative sources of financing, including private investors. B-III Capital arranged for Ladenburg Thalmann to be a placement agent for PetQuarters. In an agreement dated November 8, 1999, we agreed to pay B-III Capital a success fee of 1% of the amount of capital raised through Ladenburg Thalmann On February 11, 2000, we entered into an agreement with Ladenburg Thallman in which we agreed to pay it a fee equal to 7% of the aggregate capital raised from Splendid Rock Holdings. Ladenburg Thalmann initiated contact with Splendid Rock Holdings and assisted PetQuarters in negotiating the equity line of credit agreement. Each of the fees will be paid by PetQuarters upon receipt of funds from Splendid Rock Holdings.

                   DOMESTIC PET PRODUCTS AND SERVICES INDUSTRY

         LARGE AND GROWING INDUSTRY. According to industry sources, Americans spent approximately $23 billion on their pets in 1998, more than they did on toys ($20.6 billion), on recorded music ($13.2 billion), or on books sold through general retailers ($12 billion). Pets remain an integral part of family life in the United States with 58 million, or 59%, of 98 million U.S. households owning one or more pets. By 2001, the pet products and services industry is expected to grow to $28.5 billion.

         PET OWNERSHIP BREAKOUT. The popularity of dogs and cats as pets in America is unrivaled and continues to be the primary driver of the pet products and services industry.

                       PET OWNERSHIP IN THE UNITED STATES

                                                                         Total # of U.S.
                                   Total # of Pets      % of Total         Households        % of Total
                                     (Millions)            Pets            (Millions)        Households
                                   ---------------      ----------       ---------------     ----------
         Cats                            59                  30                32               33
         Dogs                            53                  27                36               37
         Fish                            56                  28                 6                6
         Birds                           14                   7                 5                5
         Rabbits & Ferrets                6                   3                 2                2
         Rodents                          5                   3                 2                2
         Reptiles                         4                   2                 1                1
                  TOTAL                  197                100%

        Source: American Veterinary Medical Association


         Although the number of cats (59 million) surpasses the number of dogs (53 million), four million more U.S. households own dogs than cats. According to the Pet Industry Joint Advisory Council, virtually all dog owners purchase their pets 1-5 packages of treats per month, 66% give their pets gifts, more than 50% give their pets Christmas presents, and 25% give their pets birthday presents.

         FAVORABLE DEMOGRAPHIC TRENDS. Demographic trends suggest that the recession-resistant pet products and services industry will continue to grow for years to come.

         o Continued Family Formation. Most pets are owned by families with children between the ages of 5 and 15. Families with children under 18 years old are projected to grow at a steady pace over the next several years.

         o Pet Ownership Increasingly Linked to Affluence. Furthermore, the income distribution among pet-owning households is increasingly skewed towards higher income brackets that can afford to spend more on pet products. According to the American Veterinarian Medical Association, 64.6% of households with incomes of $60,000 or more own a pet.

                  HOUSEHOLD INCOME                                  HOUSEHOLDS OWNING A PET
                  ----------------                                  -----------------------
                     Less than $12,500                                        47.80%
                     $12,500 to $24,999                                       55.6
                     $25,000 to $39,000                                       60.7
                     $40,000 to $59,999                                       64.8
                     $60,000 or more                                          64.6

                  Source: The American Veterinarian Medical Association

         INCREASED CONSUMER SPENDING ON PETS. The $13 billion pet food segment of the pet products and services industry breaks down into non-premium supermarket brands and premium brands. Historically, the segment has been dominated by supermarket brands such as Alpo, Kal Kan, and Purina, which represent roughly 55% of all pet food supplies and are primarily sold through grocery stores, convenience stores, and other mass merchant outlets. These brands grow at a low single-digit annual rate, carry lower gross margins, and are generally considered less nutritious than premium brands.

         Through the 1980s, the supermarket brands had relatively little retail competition. Over the past five years, however, supermarket brands have lost market share. Premium brands such as Iams, Nutro, and Science Diet, which are generally not available through supermarkets or mass merchants due to manufacturers' restrictions, have increased in popularity as consumers have come to understand the importance of diet in ensuring their pets' health. These premium brands are sold primarily through superstores, specialty pet stores, veterinarians, and farm and feed stores, due to manufacturers' insistence on ensuring proper retail servicing and stable margins. Premium brand sales have increased at a compound annual growth rate of approximately 18% over the past five years and now account for an estimated 25% of the total pet food segment.

         The Company believes that premium purchases have increased due to the demographic trends previously discussed, growing concern for animal welfare and nutrition, recommendations by veterinarians and breeders, and the increasing availability and variety of premium pet food products. The Company believes that as consumers focus on pet health and care, they tend to purchase more and higher quality pet products and services. This trend has had a positive effect on the $5 billion non-food pet products segment and the $6 billion pet services segment. We do not currently offer pet food products directly, but we intend to discuss the possibility of fulfilling pet food orders with third parties.

         Typically, pet products are purchased on impulse during a customer's regular visit to purchase pet food, cat litter, or flea control products. Demand for non-bulk products is less price sensitive than for pet food and other bulk products. Consequently, non-bulk, non-food pet products are less frequently discounted, resulting in higher gross margins. For this reason, the pet supply industry has attracted strong interest from supermarkets, although due to space constraints, supermarkets tend to carry a limited assortment of basic items such as collars, dog chews, leashes, flea collars, and toys. Pet supply stores carry a wider variety of these basic items and an assortment of other products such as grooming products, pet carriers, cat furniture, doghouses, vitamins, treats, and veterinary products.

         The pet services segment includes veterinary, boarding, grooming, and training services. Approximately 92% of all households with dogs and 78% of all households with cats seek veterinary care at least once a year, and veterinary expenditures in the United States have grown at a 9.5% compounded annual growth rate since 1991. Although pet services vendors generally enjoy high margins, execution and liability concerns generally restrict the ranks of such vendors to larger and more experienced specialty retailers.

INTERNET AND RETAIL E-COMMERCE TRENDS

         SURGING INTERNET USAGE. International Data Corporation ("IDC") estimates that there were 97 million Web users worldwide at the end of 1998 and anticipates this number will grow to approximately 320 million users by the end of 2002. In addition to the increase in the number of users, both the frequency of use and the amount of time spent online have grown significantly. In 1998, nearly 60% of all online households accessed their online service at least once a day, increasing from only 35% the previous year. Industry observers believe that this trend will continue in the future as more people use the Internet as a source of information and news and as a convenient "virtual" marketplace in which to conduct a wide variety of retail purchases.

         The rapidly increasing popularity of Internet usage among a broad range of age groups and demographic profiles is self-evident. From online news services and government databases to online bookstores and brokerage firms, the Internet is now a permanent fixture in the economic and social landscape of the United States. Although the PC is expected to remain the core means of Internet access, Intelliquest predicts that by 2000 alternative means of Internet access will be the driving force of growth. Currently, an estimated 3.7 million people use a handheld computer to go online, while 3.1 million access the Internet via a TV-set-top box or WebTV.

         RETAIL E-COMMERCE. According to a study released by the University of Texas Center for Research in Electronic Commerce on June 10, 1999, the Internet economy in 1998 generated revenues of $301.4 billion in the United States. The study, commissioned by Cisco Systems, estimates that of the overall figure, approximately one third, or $101 billion, can be attributed to e-commerce, with much of the balance attributed to infrastructure and applications. Between 1995 and 1998, the Internet economy grew by 174.5%, compared with a worldwide economic growth rate of 3.8% during the same period. Finally, the study shows that a large part of Internet growth can be attributed to the transfer of existing economic activity to the Internet rather than the creation of totally new Internet activities.

         Although estimates vary, the Yankee Group projects the U.S. consumer segment of e-commerce to grow to $10 billion by 2000 while IDC forecasts $26.8 billion -- there is a consensus that the Internet e-commerce channel will be a substantial component of both consumer-to-business and business-to-business transactions in the future. According to Forrester Research, the total value of goods and services purchased over the Internet is expected to increase to $1.3 trillion in 2003.

         We believe that growth in Internet usage and e-commerce is being fueled by a number of factors including:

         o A large and growing installed base of personal computers in the workplace and home;

         o Advances in the performance and speed of personal computers and modems;

         o Improvements in network security, infrastructure, and bandwidth (including the development of high-speed connectivity options for Internet users);

         o        Easier and cheaper access to the Internet; and

         o The rapidly expanding availability of online content and commerce sites.

         An April 1999 study by Greenfield Online found that 39% of U.S. Internet users spend less time shopping in offline stores and malls than on the Internet. This finding is significant because Americans with Internet access account for 60% of the total consumer buying power in the United States. An April 1999 study by ActivMedia showed the online premium specialty goods market is flourishing, with the majority of premium specialty goods sites already operating at a profit. The study found that the revenue generated by sites specializing in items such as gourmet food, personal care, and branded consumer products is rising steadily. Sales in 1999 are expected to increase tenfold over 1998, while sales in 2000 are expected to be four times greater than in 1999.

         The unique characteristics of the Internet provide a number of advantages for online retailers. Online retailers are able to "display" a larger number of products than traditional store-based or catalog retailers at a lower cost. In addition, online retailers are able to frequently adjust their featured selections, editorial content, shopping interfaces, and pricing, providing significant merchandising flexibility. The minimal cost to publish on the Internet, the ability to reach and serve a large and global group of customers electronically from a central location, and the potential for personalized low-cost customer interaction provide additional economic benefits for online retailers. Unlike traditional retail channels, online retailers do not have the burdensome costs of managing and maintaining a retail store infrastructure or the significant printing and mailing costs of catalogs. Online retailers can also easily obtain demographic and behavioral data about customers, increasing opportunities for direct marketing and personalized services.

OUR BUSINESS STRATEGY

         Our primary objective is to become a leading seller of pet products and supplies to both consumers and pet professionals through our web sites and mail-order catalogs. To achieve this goal, we intend to provide our customers with an efficient, low cost, and value-added shopping experience. Key elements of our business strategy include:

         Authoritative Content. We believe that PetQuarters' ultimate success depends upon our ability to enrich our customer's shopping experience by giving them access to authoritative information on a variety of pet issues. Through strategic relationships with leading pet professional organizations and other authoritative sources of pet-related information, we intend to offer visitors to our web site the most authoritative and useful advice available.

         Strategic Acquisitions. An integral part of our business development has been the acquisition of businesses that can add value to our existing organization or satisfy another element of our business strategy. Below is a list of acquisitions we have completed to date and a brief description of its addition to the Company or our business plan.

         o Humboldt Industries - provided the Company with an in-house fulfillment center and a base of consumer and professional catalog customers

         o Chartendure - provided relationships with leading pet professionals and professional organizations in Europe to provide authoritative content for our website

         o WeRPets - added exclusive content and networking possibilities through strategic relationships with The Health Network and Galaxy.com

         o AllPets - contributed in-depth content and an existing community of pet owners and enthusiasts

         We continue to explore acquisition opportunities that would provide us with additional content, customers, or new technology.

         Strategic Relationships. We currently have strategic relationships with The Health Network, Galaxy.com, and many pet professionals, including veterinarians, throughout the United States and Europe. These relationships provide content for our website, product and other advice, and sales referrals. We intend to maintain and expand these relationships and to build new relationships as opportunities arise. We continually seek to form strategic relationships that will increase our access to online customers, build brand recognition, and expand our online presence.

         Superior Customer Service. Through our in-house fulfillment and distribution system, we are able to accurately fill orders and quickly and efficiently ship products. In addition, we offer customers a complete in-house service department which can effectively respond to customer inquiries. By having these operations in-house, we can control costs, improve product margins, and provide higher quality customer service. We believe these attributes will lead to greater customer satisfaction and retention.

         Wholesale (Business-to-Business) Sales. We currently sell products to pet professionals on a wholesale basis, primarily through our Dog's Outfitter(R) catalog. We intend to expand these sales through development of a separate web site, www.dogsoutfitter.com, where wholesale customers can purchase products, exchange information, and access important and useful industry data. We believe that the wholesale pet segment is largely ignored by competitive internet retailers. By offering pet professionals convenient wholesale shopping and authoritative information, we expect to gain consumer referrals to our PetQuarters.com web site and secure valuable endorsements from the professional community.

         International Sales. We currently sell our products to consumers and pet professionals internationally, primarily through our Dog's Outfitter(R) catalog. Approximately 2.5% of our sales in fiscal 1999 occurred outside of the United States. As our brand expands and through the relationships we have developed with the acquisition of Chartendure Ltd., we intend to grow our international sales to take advantage of the global marketplace afforded internet supply companies.


                                  OUR PROPERTY

         REAL PROPERTY. The Company is headquartered in Lonoke, Arkansas. The Lonoke facility is located at 720 East Front Street and includes a single building of approximately 50,000 square feet of warehouse and distribution space and 5,000 square feet of office space. This property had an appraised value of $975,000 as of October 1997, and has an outstanding lien in the amount of $429,989. In April 2000, we have entered into an agreement to sell the property for $560,000, which we expect to close during the third calendar quarter of 2000. After the merger of the company's operations at the Hazelton, Pennsylvania property, we decided the sale of the Arkansas property for cash was more important to the

Company than continuing to own the facility, given the need for working capital. The proceeds from this sale will be used to reduce debt and for working capital purposes.

         Our Hazelton, Pennsylvania, distribution center is the primary fulfillment center and includes a call center, order processing, a catalog design department, and a warehouse operation which stocks more than 14,000 separate SKUs. The Hazelton facility includes an office and warehouse facility of approximately 63,500 square feet and is located on a 10-acre site. The July 31, 1999 acquisition of Humboldt Industries did not include acquisition of the Hazelton facility or the ten acres of property associated with it. Rather, PetQuarters currently leases these facilities and owns an option to purchase the building and the ten (10) acre site which expires on August 5, 2004. At this facility, the Company employs approximately 80 persons including telemarketers, warehouse personnel, customer service representatives, accounting, purchasing, technology, marketing, and merchandising staff.

         The properties described above are the only properties owned or leased by the Company. The Company currently has no plans to purchase or lease additional properties, and intends to expand the Hazelton, Pennsylvania facility before investing in new properties. Management of the Company believes that all properties are adequately insured against casualty and risk.

INTELLECTUAL PROPERTY

         We have received Federal Trademark registration from the U.S. Patent and Trademark Office for "PetQuarters.com" and "PQ" and have applied for various other brand names, and associated logos. We also own or license several other state and federal trademarks used by our strategic acquisitions, including "AllPets.com," "Dog's Outfitter," and "Home Pet Shop." Our competitors or others may use these marks or marks similar to ours, which could impede our ability to build brand identity and could lead to customer confusion. In addition, there could be potential trademark or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the terms used in trademarks we own or use. Any claims or customer confusion related to our trademarks, or our failure to obtain trademark registration, would negatively affect our business. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the U.S., and effective copyright, trademark, and trade secret protection may not be available in such jurisdictions. Our efforts to protect our intellectual property rights may not prevent misappropriation of our content. Our failure or inability to protect our proprietary rights could substantially harm our business.


                                LEGAL PROCEEDINGS

         PetQuarters is not currently involved in any lawsuits as a plaintiff or defendant and has no knowledge of any pending legal action.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS


         The following table gives certain information regarding directors, executive officers, promoters, and central persons of the Company as of July 1, 2000:




              Name                        Age           Position
              ----                        ---           --------

              Steven Dempsey              44            Chairman and CEO

              Niloo Howe                  32            President

              Mike Kelly                  37            Executive Vice President

              Gregg Rollins               43            Chief Financial Officer and Secretary

              Dino Moshova                38            Director

              Robert Brown, III           53            Director

              Helene Rosenzweig           60            Manager

              Judith Patterson            57            Manager

              Michael Parnell             41            Founder and shareholder


         The information set forth below identifies the principal occupation and activities of the directors and executive officers during the past five years:

         MR. STEVEN DEMPSEY has served as the President and Chief Executive Officer of the Company since May 1998. He was vice president of Sales and Marketing at Paine-Webber, Inc., between February 1989 and November 1997. Mr. Dempsey is one of three directors of the Company. Mr. Dempsey was appointed a director in June 1998.


         MS. NILOO HOWE currently serves as President of the Company and has held that position since June 2000. Prior to joining the Company, Ms. Howe was CEO and President of Allpets.com, Inc. from June 1999 to June 2000. From July 1996 to June 1999, Ms. Howe was an Associate and Manager with McKinsey & Company, a management consulting firm, where she provided strategy, marketing, and change management services to various clients. Ms. Howe was a corporate and entertainment attorney with O'Melveny & Meyers LLP from January 1995 to May 1996.


         MR. MIKE KELLY is currently an Executive Vice President and has been employed since September 1, 1999. Mr. Kelly was a Vice President/General Manager with Sporting Dogs Specialties (PetSmart Direct) between April 1987 and April 1998, and Vice President of Home Trends from April 1998 until August 1999.

         MR. GREGG ROLLINS has been employed as the Chief Financial Officer of the Company since April 1999. Mr. Rollins was a senior vice president with Leiblong Associates from 1998 until April 1999 and was an account vice president, assistant manager, and sales manager with Paine Webber between 1988 and 1998.

         MR. DINO MOSHOVA is a Director of the Company and has been a director since inception. Mr. Moshova currently serves as a consultant to the Company, providing technology services related to the Company's website. Mr. Moshova has operated Moonbark Web Designer since September 1997. From September 1984 until September 1997, Mr. Moshova owned and operated Leisure Video of New York.

         MR. ROBERT BROWN, III is a New York-based investment banker and private investor. Mr. Brown is a former managing director of Lehman Brothers, where he worked from 1978 to 1994. In 1995 he joined Creditanstalt Investment Bank ("CAIB") of Austria. In 1998, Mr. Brown left CAIB and formed B-III Capital LLC for which he serves as Chairman and President. He is a founder and Chairman of Web of Care.com, Inc., an Internet-based home healthcare community and e-commerce enterprise. Mr. Brown holds a B.A. in Economics from Carnegie Mellon University and an M.P.A. from the University of Michigan. He is a trustee and member of the investment committee of Carnegie Mellon University.


         MS. HELENE ROSENZWEIG is a co-founder of Humboldt Industries with her husband, Jack Rosenzweig, and serves as a Manager in the catalog division. Mrs. Rosenzweig served as the Executive Vice President of Humboldt from January 1982 until July 31, 1999.

         MS. JUDITH PATTERSON was the Vice President of Operations for Humboldt Industries, Inc. from July 1986 until May 2000 and is currently a Manager in the catalog division. From 1981 until July 1986, Ms. Patterson was Operations and Distribution Manager for Doskocil Manufacturing Company, the leading manufacturer of in-flight kennels in the world.

         MICHAEL PARNELL, a founder of the Company, settled an action brought by the Securities and Exchange Commission, where he paid a civil penalty in the amount of $25,000 and is permanently enjoined from selling securities in violation of the registration provisions of the Securities Act of 1933 and from violating the fraud provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Mr. Parnell consented to the proposed settlement without admitting or denying the allegations of the complaint filed by the Securities and Exchange Commission.

         In connection with the acquisition of AllPets.com, we agreed to allow the shareholders of AllPets to designate two new members to our board of directors. These new members will not otherwise be affiliated with PetQuarters, and the addition will increase the size of our board to five members. We expect that the new members will be appointed within the next sixty days.

EXECUTIVE COMPENSATION

         The following table sets forth all compensation paid by PetQuarters for services rendered by our Chief Executive Officer and our four other highest paid executive officers during the last three fiscal years:

                           SUMMARY COMPENSATION TABLE



                                                                              LONG-TERM COMPENSATION
                                                                                      AWARDS
                                                                            RESTRICTED     SECURITIES
                                                            OTHER ANNUAL      STOCK        UNDERLYING
                                    FISCAL                  COMPENSATION     AWARD(S)     OPTIONS/SARS
   NAME AND PRINCIPAL POSITION       YEAR   SALARY/BONUS($)     ($)            ($)            (#)

Steven B. Dempsey,
Chairman and CEO                    2000       100,000
                                    1999       100,000            0                 0            0
                                    1998        55,000            0                 0            0

Niloo Howe,
President (1)                       2000       100,000
                                    1999       100,000            0

Mike Kelly,
Executive Vice President            2000       135,000                                     200,000
                                    1999       135,000            0           221,875*           0

Jack Rosenzweig (2)                 2000       100,000
                                    1999       100,000       14,400 (auto)          0            0
                                    1998        31,200       10,860 (auto)

Helene Rosenzweig,
Manager (3)                         2000       100,000
                                    1999       100,000       14,400 (auto)          0            0
                                    1998        31,200       13,320 (auto)

Gregg Rollins,
Chief Financial Officer             2000        92,000
                                    1999        85,000            0            84,375       225,000


------------

(1) Ms. Howe joined the Company in June, 2000, after consummation of our acquisition of Allpets.com. The compensation figures shown for all of fiscal year 1999 and fiscal year 2000 up to June 1, 2000 represent amounts paid by Allpets.com prior to the acquisition.

(2) Mr. Rosenzweig joined the Company in August, 1999, after consummation of our acquisition of Humboldt Industries, which he co-founded. The compensation figures shown for all of fiscal year 1999 and fiscal year 2000 up to August 1, 1999 represent amounts paid by Humboldt Industries prior to the acquisition.

(3) Mrs. Rosenzweig joined the Company in August, 1999, after consummation of our acquisition of Humboldt Industries, which she co-founded. The compensation figures shown for all of fiscal year 1999 and fiscal year 2000 up to August 1, 1999 represent amounts paid by Humboldt Industries prior to the acquisition.

* Shares are being held in PetQuarters lock-box, to be given to Mr. Kelly on September 1, 2000, the end of one year of employment.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                 NUMBER OF     PERCENT OF TOTAL
                                SECURITIES       OPTIONS/SARS
                                UNDERLYING        GRANTED TO      EXERCISE                        GRANT DATE
  FISCAL                      OPTIONS GRANTED    EMPLOYEES IN      PRICE       EXPIRATION        PRESENT VALUE
   YEAR           NAME              ($)          FISCAL YEAR       ($/SH)         DATE                ($)

    1999    Gregg Rollins        225,000            100%          $1.125         4/1/04            $253,125

    2000    Mike Kelly           200,000                          $2.96875      12/23/04           $593,750

EMPLOYMENT CONTRACTS

         We have entered into employment agreements with most of our executive officers as well as certain other employees, including the following persons:

         Messrs. Dempsey and Rollins entered into employment agreements with the Company on June 6, 2000, providing for base annual compensation of $100,000 and $92,000, respectively. Pursuant to such employment agreements, each such officer is eligible for additional year-end bonus compensation to be determined pursuant to an incentive bonus plan. Each employment agreement is for a term of two years, and unless terminated or not renewed by the Company or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. Each of the employment agreements provides that, in the event of a termination of employment by the Company, except for specific instances of "cause" as defined in the employment agreement, such employee shall be entitled to receive from the Company such employee's then current salary for a period specified in the agreement. Each employment agreement contains a covenant not to compete with the Company for a period of one year immediately following the termination of his employment.

         Ms. Howe entered into an employment agreement with the Company on May 30, 2000, providing for base annual compensation of $100,000. Ms. Howe is also eligible to receive additional year-end bonus compensation. The agreement is for a term of one year, and unless terminated or not renewed by the Company or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. The employment agreement provides that, in the event of a termination of employment by the Company, except for specific instances of "cause" as defined in the employment agreement, Ms. Howe shall be entitled to receive from the Company her then current salary for a period specified in the agreement. The employment agreement contains a covenant not to compete with the Company for a period of one year immediately following the termination of employment.

         Jack Rosenzweig, Helene Rosenzweig, and Mike Kelly each entered into an employment agreement with the Company, or a subsidiary thereof, effective as of the consummation of the acquisition of Humboldt Industries, providing for a base annual compensation of $100,000, $100,000, and $135,000, respectively. Each agreement is for a term of two years, unless earlier terminated by the Company or the employee. The employment agreements are substantially similar to each other, obligating the employees to devote their full attention to the operations of Humboldt Industries and restricting their rights to compete against PetQuarters upon departure. Each employee is entitled to his or her salary, the same employee benefits provided to all other of Humboldt Industries' employees, and a monthly car allowance.

                             PRINCIPAL STOCKHOLDERS

         The Company was founded by Matthew Hoff and Michael Parnell in May of 1997. Mr. Hoff contributed $4,100 for 4,100,000 shares of the Company's $.001 par value common stock. Mr. Parnell contributed $2,000 for 2,000,000 shares of common stock. During June and July of 1997, the Company conducted a private offering of securities pursuant to Rule 504 of Regulation D. In the course of this offering, the Company raised $105,000 in proceeds from the sale of 1,050,000 shares of common stock at $.10 per share. The offering was made to twenty-one persons, including public investors not affiliated with the Company. The Company offered its securities through its officers and directors on a best-efforts basis. Consequently, there were no underwriting discounts or commissions. Following these two offerings, the Company had a total of 7,150,000 shares of common stock outstanding.

         In August 1997, the Company conducted a second private offering of securities pursuant to Rule 504 of Regulation D. In this offering, common stock was sold at $.50 per share to fifty-two persons, many of whom were current shareholders, raising an additional $860,000, less offering costs of $31,567. This offering was extended to persons who were affiliates with the Company or some private investors. The Company offered its securities through its officers and directors on a best-efforts basis. Consequently, there were no underwriting discounts or commissions.

         The Company filed appropriate documentation to allow its stock to be traded on the Over-the-Counter-Bulletin-Board (OTCBB), and in October 1997, the Company's stock began to trade on the OTCBB.

         In November 1997, the Company issued 1,777,500 shares of its common stock to acquire land and a building from Ammonia Hold, Inc. The stock had a fair market value of $888,750 and Ammonia Hold has a substantial ownership interest in PetQuarters.

         In June 1999, we repurchased 2,000,000 shares of our common stock from Matthew Hoff and retired the shares. During the fiscal year ended on June 30, 1999, we issued 180,000 shares of our common stock to employees. These shares were issued to retain the service of top management personnel. On September 9, 1999, 95,000 additional shares of common stock were issued to Humboldt Industries employees to retain them in management. An additional 1,146,417 shares were issued to acquire Humboldt Industries and 153,334 were issued as part of the financing for the Humboldt Industries acquisition. A total of 60,195 shares were issued to three (3) vendors of PetQuarters in order to secure their service during fiscal year 1999. Each of the above transactions were private transactions which did not involve a public offering. The transactions were exempted pursuant to Section 4(2) and other provisions of the Securities Act of 1933, as amended.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT



                                                                   NUMBER OF SHARES
                                                   CLASS OF          BENEFICIALLY
                        NAME                       SECURITY              OWNED         PERCENTAGE OWNED

               Ammonia Hold, Inc. (1)            Common Stock         1,647,500               9%
               Matthew J. and Rose M. Hoff       Common Stock         1,157,449(2)            6%
               Michael Parnell                   Common Stock         1,072,170(3)           11%
               Jack & Helene Rosenzweig          Common Stock         1,089,097               6%
               Steven Dempsey                    Common Stock         1,085,156(4)            6%
               Dino Moshova                      Common Stock           692,328(5)            4%
               Gregg Rollins                     Common Stock           512,078(6)            3%
               Mike Kelly                        Common Stock                 0               0%
               Robert M. Brown, III              Common Stock           502,392(7)            3%
               Zone Ventures, L.P.               Common Stock         1,111,974               6%
               All officers and  directors as a  Common Stock         2,791,954              57%
               group


------------------------------

(1) The Board of Directors of Ammonia Hold, Inc., are Michael D. Parnell, President and CEO; Dan N. Thompson, CFO; Robert S. Ligon, Charles R. Nickle, and William H. Ketchum. Any transaction concerning PetQuarters, including the disposition or purchase of common stock, requires board authorization, effected by a vote of the majority of the directors.


(2) Includes 1,071,842 shares jointly owned by Mr. and Mrs. Hoff; 23,279 shares owned by Mrs. Hoff individually; 60,000 shares owned by the Hoff's minor children for which Mr. Hoff is custodian, and 2,328 shares owned by Media Max, Inc., a corporation wholly-owned by Mr. Hoff.



(3) Includes 502,991 shares directly owned by Mr. Parnell and 569,179 shares which may be acquired through the conversion of shares of Series A Convertible Preferred Stock.



(4) Includes 910,156 shares directly owned by Mr. Dempsey and 175,000 shares subject to stock options.

(5) Includes 517,328 shares directly owned by Mr. Moshova and 175,000 shares subject to stock options.

(6) Includes 5,500 shares held by Mr. Rollins' minor children, 400,000 shares subject to stock options, and 18,095 shares which may be acquired through conversion of shares of Series A Convertible Preferred Stock.

(7) Includes 430,013 shares subject to stock options and 72,379 shares which may be acquired through the conversion of shares of Series A Convertible Preferred Stock.


         At this time, the company is not involved in or aware of any arrangements that will result in a change of control of the Company.

                           RELATED PARTY TRANSACTIONS

BRIDGE LOAN

         The following persons, who are directors or officers of the Company or hold 5% or more of the Company's common stock, were beneficiaries of the Trust, which loaned the Company $4,600,000 (the "Bridge Loan") to purchase Humboldt Industries. The dollar value of the beneficial interest of each person in the Bridge Loan and his or her relationship to the Company is set forth opposite his or her name.


         Dino Moshova                    $23,000              Director
         Gregg Rollins                   $90,000              Chief Financial Officer
         Steven Dempsey                  $50,000              President and Chief Executive Officer
         Michael Parnell                 $750,000             Founder
         Jemima S. Parnell               $110,000             Mother of Michael Parnell

         In connection with the extension of the Bridge Loan on November 10, 1999, we borrowed a total of $204,723 from Michael Parnell and the Matthew J. Hoff Trust, which was evidenced by two notes payable. On January 27, 2000, the notes payable were converted into 409,446 shares of common stock.

STOCK GRANTS

         On September 9, 1999, we made grants of common stock totaling 95,000 shares to three Humboldt employees. The grants were made to retain the services of these persons and included 5,000 shares to Judith Patterson, 40,000 shares to Melanie Rosenzweig, and 50,000 shares to Mike Kelly. Melanie Rosenzweig is the daughter of Jack and Helene Rosenzweig. The stock will vest on September 9, 2000, if each person remains employed with or continues to provide services to PetQuarters through such date.

OTHER TRANSACTIONS

         Ammonia Hold, Inc. has made several advances to PetQuarters in various amounts totaling $140,000 as of June 1, 2000, which are each represented by a promissory note from PetQuarters. Each promissory note bears interest at a rate of 8%.

         On December 17, 1999, Michael Parnell loaned PetQuarters $204,989.49 pursuant to a promissory note. The proceeds of the loan were used to reduce short-term bank indebtedness. The promissory note bears interest at a rate of 10% per annum and is due on demand. The promissory note is secured by our land and building located in Lonoke, Arkansas.

         We borrowed $225,000 from the Matthew J. Hoff Trust on March 3, 2000, pursuant to a promissory note that bears interest at a rate of 10% per annum. The proceeds of this loan were used as the cash portion of the purchase price of Wellstone Acquisition Corporation. The promissory note is due upon demand and is secured by our land and building located in Lonoke, Arkansas.

         Robert Brown's wholly-owned company, B-III Capital LLC ("B-III Capital") has a contract with the Company to advise and assist the Company in raising capital and acquisition advisory services. The contract provides that B-III Capital will receive a monthly retainer of $5,000, reimbursement for usual business expenses and success fees in connection with financing and acquisition transactions. Mr. Brown has received $131,650 in payments from the Company under the terms of his contract in fiscal 2000. Mr. Brown is currently owed $272,639 for services rendered on behalf of the Company under the terms of the B-III Capital contract. Mr. Brown did not receive compensation from the Company in fiscal 1999. In connection with the execution of the contract with B-III Capital, Mr. Brown individually received an option to purchase 573,350 shares of our common stock, at an exercise price of $1.00 per share. To date, 430,013 shares under the option have vested. The remaining shares vest on a monthly basis of approximately 23,889 shares each month.

         Dino Moshova, a director of the Company, was paid $69,670 to date as a consultant for his web-site development services. Mr. Moshova was paid $52,000 during fiscal 1999 for web-site development services. The Company currently owes Mr. Moshova $20,000 on its 8% unsecured note issued on September 15, 1999 and due on demand. The note was issued to Mr. Moshova for his loan of working capital to the Company.


                          DESCRIPTION OF CAPITAL STOCK

         PetQuarters is authorized to issue forty million (40,000,000) shares of common stock par value $0.001 per share and ten million (10,000,000) shares of preferred stock par value $0.001 per share. The voting powers, designations, and preferences of the preferred stock may be fixed by the board of directors.

COMMON STOCK

         Each share of Common Stock entitles the holder thereof to one vote for each share on all matters submitted to the stockholders. The Common Stock is not subject to redemption or to liability for further calls. Holders of Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors of PetQuarters out of funds legally available therefore and to share pro rata in any distribution to stockholders. The stockholders have no conversion, preemptive, or other subscription rights. Shares of authorized and unissued Common Stock are issuable by the Board of Directors without any further stockholder approval.

PREFERRED STOCK

         The Board of Directors is authorized, without further action by the stockholders, to issue, from time to time, shares of Preferred Stock in one or more classes or series and to fix the designations, voting rights, liquidation preferences, dividend rights, conversion rights, rights and terms of redemption (including sinking fund provisions), and certain other rights and preferences of the Preferred Stock. The issuance of shares of Preferred Stock under certain circumstances could adversely affect the voting power of the holders of Common Stock and may have the effect of delaying, deferring, or preventing a change in control of the Company.

         On May 9, 2000, PetQuarters designated 50,000 shares of preferred stock as Series A Convertible Preferred Stock, with the following terms, rights, and privileges:

         (a) Dividends. The holders of the Shares are not entitled to receive dividends from the Company.

         (b) Liquidation. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of the Series A stock shall be entitled, before any distribution or payment is made upon any shares of any other class of stock of the Company, to be paid $100 per share.

         (c) Redemption. Subject to certain conditions and one year after the initial date of issuance, the Series A stock may be redeemed (all or none) by the Company upon the payment in cash of the sum of One Hundred Dollars ($100).

         (d) Conversion. At any time, holders of the Series A stock may convert all or a portion of those shares into a number of shares of common stock, computed by multiplying the number of shares to be converted by $100 (the purchase price of the Series A stock) and dividing the result by the conversion price. The conversion price is equal to $1.3816. The conversion price may be adjusted from time to time to account for any stock splits, stock dividends, recapitalizations, mergers, assets sales, or similar events.

TRANSFER AGENT

         The Company has appointed Atlas Stock Transfer Corporation as the transfer agent and registrar of the Common Stock.


                              SELLING STOCKHOLDERS

       This prospectus relates to the registration of 13,987,447 shares of common stock of PetQuarters. Of the total shares being registered, 9,451,384 shares are registered for resale by certain selling stockholders. The following table contains certain information about the selling stockholders and the shares of common stock that they are offering pursuant to this prospectus. Such information has been provided to us by the selling stockholders.




                                                                                            NUMBER OF
                                                                                              SHARES
                                   NUMBER OF SHARES       PERCENT     NUMBER OF SHARES     BENEFICIALLY     PERCENT
                                  BENEFICIALLY OWNED         OF           OFFERED        OWNED AFTER THE       OF
     SELLING STOCKHOLDER          PRIOR TO OFFERING        CLASS           HEREBY            OFFERING        CLASS
AMRO International,
  S.A.                                1,342,845(1)            7%        1,961,893(2)               0            *
Markham Holdings,
  Limited                                95,238(3)            *           190,476(4)               0            *
Splendid Rock
Holdings, Ltd.                                0               *         5,000,000(5)               0            *
Michael Parnell (6)                   1,072,170(7)           11%           23,810          2,070,202           11%
Robert Ligon                             75,000               *            12,500             63,500            *
Clyde Jester                            227,935               1%          100,000            127,935            *
Terry Marbach                           183,983               1%           23,810            160,173            *
Namaste Foundation                       47,619               *            23,810             23,810            *
Brian Winstead, IRA                      25,207               *            11,905             13,302            *
Dennis Wagner                            24,000               *            12,000             12,000            *
Bob L. Rollins                           19,200               *             6,000              6,000            *
Solvieg and Brent Berry
  Family Trust                           37,967               *            12,000             25,967            *
Rex Walker, IRA                          12,000               *             6,000              6,000            *
Bob & Imogene Cornelius                  20,400               *             6,000             14,400            *
Mike Wallace                             25,000               *            12,500             12,500            *
Scott Bull                               47,620               *            23,810             23,810            *
Tim Young                                17,619               *             6,310             11,309            *
Matthew J. and Rose M. Hoff           1,157,449(8)            6%           23,810            998,032
Howard Higgins                           50,000               *            15,000             35,000            *
Michael Loveless                         12,000               *             6,000              6,000            *
David Luski                              50,000               *            25,000             25,000            *
TPG Capital Corporation                 130,208               *           130,208                  0            *
Petersen Securities                     100,000               *           100,000                  0            *
Zone Ventures, L.P.                   1,111,974               6%        1,111,974                  0            *

                                                                                          NUMBER OF SHARES
                                   NUMBER OF SHARES        PERCENT    NUMBER OF SHARES       BENEFICIALLY    PERCENT
                               BENEFICIALLY OWNED PRIOR      OF           OFFERED          OWNED AFTER THE     OF
 SELLING STOCKHOLDER                 TO OFFERING            CLASS         HEREBY              OFFERING        CLASS
 -------------------           ------------------------    -------    ----------------    ----------------   -------
Avalon Technology LLC                   225,019               1%          225,019                  0            *
The Timothy Draper
  Living Trust                           91,128               *            91,128                  0            *
Eric Ayzenberg                          453,098               2%          150,000                  0            *
Third Wave Ventures                      50,000               *            50,000                  0            *
Watsatch Venture II                      90,421               *            90,421                  0            *


--------------------


*        Less than 1%.


(1) Includes 723,798 shares which may be issued upon conversion of a 6% Convertible Debenture.

(2) Includes 619,048 shares which may be issued pursuant to a repricing arrangement included in the terms of the original sale of stock to AMRO. AMRO also holds a warrant to purchase up to 130,000 shares of common stock at a price per share of $4.65. The shares to be issued to AMRO upon exercise of the warrant are also registered under this prospectus.

(3) Markham also holds a warrant to purchase up to 20,000 shares of common stock at a price per share of $4.65. The shares to be issued to Markham upon exercise of the warrant are also registered under this prospectus.

(4) Includes 95,238 shares which may be issued pursuant to a repricing arrangement included in the terms of the original sale of stock to Markham.

(5) These shares are issuable pursuant to the equity line of credit agreement. Splendid Rock Holdings, Ltd. has received a warrant to purchase 1,000,000 shares of common stock at $4.03 per share. The shares to be issued upon exercise of the warrant are also registered under this prospectus.

(6) Michael Parnell is a former director and co-founder of Pet Quarters, Inc.


(7) Includes 502,991 shares directly owned by Mr. Parnell and 569,179 shares which may be acquired through the conversion of shares of Series A Convertible Preferred Stock.



(8) Includes 1,071,842 shares jointly owned by Mr. and Mrs. Hoff; 23,279 shares owned by Mrs. Hoff individually; 60,000 shares owned by the Hoff's minor children, for which Mr. Hoff is custodian, and 2,328 shares owned by Media Max, Inc., a corporation wholly-owned by Mr. Hoff.



                              PLAN OF DISTRIBUTION

         We are registering (i) the issuance of shares of common stock to AMRO International, S.A., Markham Holdings, Limited, and Ladenburg Thalmann & Co., Inc., who will each receive shares of common stock upon the exercise of warrants and (ii) the issuance of common stock to holders of Series A Convertible Preferred Stock, who will receive shares of common stock upon conversion of the Series A stock. In the case of shares issued pursuant to warrants, the shares of common stock will be sold at prices set forth in the warrant agreement. No consideration will be paid for shares issued upon conversion of Series A Convertible Preferred Stock.

         In addition, we are registering the resale of shares of common stock by
(i) the Selling Stockholders described in this prospectus, (ii) AMRO International, S.A., which may receive shares of common stock pursuant to the 6% Convertible Debenture, and (iii) Splendid Rock Holdings, Inc., which will receive shares of common stock pursuant to the equity line of credit agreement. Splendid Rock Holdings is an "underwriter" within the meaning of the Securities Act in connection with the sale of the common stock offered by it under this prospectus. Other Selling Stockholders and any broker-dealers who act in connection with the resale of common stock offered by this prospectus may also be considered underwriters.

         Shares of common stock offered through this prospectus may be sold from time to time by Splendid Rock Holdings, the other selling stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the OTCBB, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. The selling stockholders will act independently of us in making decisions with respect to the form, timing, manner and size of each sale.

         We are not aware of any existing arrangement between any selling stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of shares of common stock which may be sold by selling stockholders through this prospectus. The common shares may be sold in one or more of the following manners:

o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o        purchases by a broker or dealer for its account under this prospectus;
         or

o ordinary brokerage transactions and transactions in which the broker solicits purchases.

         In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares by the selling stockholders. Brokers or dealers may receive commissions, discounts or other concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if they act as agent for the purchaser of such common shares, from such purchaser).

         Broker-dealers may agree with the selling stockholders to sell a specified number of common shares at a stipulated price per share, and, to the extent such a broker dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold common shares at price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Such brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters in connection with such sales.


         In addition, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.


         The selling stockholders will pay all commissions and certain other expenses associated with the sale of the common shares.

                                  LEGAL MATTERS


         The validity of the shares of common stock offered hereby will be passed upon for PetQuarters by Wright, Lindsey & Jennings LLP, Little Rock, Arkansas. As of the date hereof, partners of that firm beneficially owned approximately 22,069 shares of the Company's common stock.



                                     EXPERTS

         The financial statements of Pet Quarters, Inc. at June 30, 1999, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, LLP, independent auditors, and at June 30, 1998, and for each of the two years in the period ended June 30, 1998, by Crouch, Bierwolf & Chisholm, independent auditors, as set forth in their respective reports thereon, which contain an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the financial statements, appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

         The combined financial statements of Humboldt Industries, Inc. and Affiliate (Humboldt Industries) at July 31, 1999, and for the seven months then ended, appearing in this Prospectus, and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and at December 31, 1998, and for the year then ended, by Kronick, Kalada, Berdy & Co., independent auditors, as set forth in their respective reports therein, which contain an explanatory paragraph describing conditions that raise substantial doubt about Humboldt Industries' ability to continue as a going concern as described in Note 2 to the combined financial statements, appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

         The financial statements of Humboldt Industries, Inc. at December 31, 1997, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Kronick, Kalada, Berdy & Co., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The financial statements of WeRPets.com, Inc. at March 31, 2000, and for the period from July 2, 1999 (inception) through March 31, 2000, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The financial statements of AllPets.com, Inc. at December 31, 1999, and for the period from January 4, 1999 (inception) to December 31, 1999, appearing in this Prospectus and Registration Statement have been audited by Clumeck, Stern, Phillips & Schenkelberg, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a Registration Statement (of which this prospectus is a part) under the Securities Act of 1933, as amended, relating to the common stock we are offering. This prospectus does not contain all the information that is in the Registration Statement. Portions of the Registration Statement have been omitted as allowed by the rules and regulations of the

Securities and Exchange Commission. Statements in this prospectus that summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the Registration Statement.

         For further information regarding our company and our common stock, please see the Registration Statement and its exhibits and schedules. You may examine the Registration Statement free of charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of the Registration Statement may also be obtained from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the Commission at 1-800-SEC-0330, at prescribed rates. In addition, the Registration Statement and other public filings can be obtained from the Commission's Web site at http://www.sec.gov.

                              FINANCIAL INFORMATION
                               PET QUARTERS, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                      PAGE
(1)        Pro Forma Consolidated Statements of Operations for the nine months ended March 31, 2000 and Year Ended June 30, 1999
           (unaudited)                                                                                F-1

(2)      Consolidated Financial Statements - Pet Quarters, Inc. and
         Subsidiaries                                                                                 F-5
           Reports of Independent Auditors
           Consolidated Balance Sheets - March 31, 2000 (unaudited),
              June 30, 1999 and June 30, 1998
           Consolidated Statement of Operations for the nine months ended March
              31, 2000 and 1999 (unaudited), Years Ended June 30, 1999 and 1998 and period May 22, 1997 (inception) to
              June 30, 1997
           Consolidated Statements of Stockholders' Equity for the nine months ended March 31, 2000 (unaudited), Years Ended June 30, 1999 and
              1998 and period May 22, 1997 (inception) to June 30, 1997
           Consolidated Statements of Cash Flows for the nine months ended March
              31, 2000 and 1999 (unaudited), Years Ended June 30, 1999 and 1998 and period May 22, 1997 (inception) to
              June 30, 1997
           Notes to Consolidated Financial Statements

(3)      Combined Financial Statements - Humboldt Industries, Inc. and Affiliate                      F-27
           Reports of Independent Auditors
           Combined Balance Sheets - July 31, 1999 and December 31, 1998
           Combined Statements of Operations for the period January 1, 1999 to July 31, 1999 and for the Year Ended December 31, 1998
           Combined Statements of Stockholders' Equity for the period
              January 1, 1999 to July 31, 1999 and for the Year Ended
              December 31, 1998
           Combined Statements of Cash Flows for the period January 1, 1999 to
              July 31, 1999 and for the Year Ended December 31, 1998
           Notes to Combined Financial Statements

(4)      Financial Statements - Humboldt Industries, Inc.                                             F-41
           Report of Independent Auditors
           Balance Sheet - December 31, 1997
           Statement of Operations and Deficit - Year Ended December 31, 1997
           Statement of Cash Flows - Year Ended December 31, 1997
           Notes to Financial Statements

(5)      Financial Statements - WeRPets.com, Inc.                                                     F-48
           Report of Independent Auditors
           Statement of Financial Position - March 31, 2000
           Statement of Operations - Period from July 2, 1999 through March 31,
           2000 Statement of Stockholder Equity (Deficit) - Period from July 2,
           1999 through March
            31, 2000
           Statement of Cash Flows - Period from July 2, 1999 through March 31,
           2000 Notes to Financial Statements

(6)      Financial Statements - Allpets.com, Inc.                                                     F-60
           Report of Independent Auditors
           Balance Sheet - December 31, 1999 Statement of Operations - Period
           from January 4, 1999
            (inception) through December 31, 1999
           Statement of Stockholders' Equity - Period from January 4, 1999
            (inception) through December 31, 1999
           Statement of Cash Flows - Period from January 4, 1999 (inception)
            through December 31, 1999
           Notes to Financial Statements

                        PRO FORMA STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED MARCH 31, 2000
                                   (Unaudited)

    The pro forma consolidated statement of operations and for the Company presented below are based on historical data for the nine months ended March 31, 2000. The pro forma consolidated statement of operations for the nine months ended March 31, 2000 assume that the acquisitions of Humboldt Industries, WeRPets.com, Chartendure Limited, and Allpets.com was consummated on July 1, 1999. The pro forma consolidated statement of operations does not necessarily indicate the operating results or financial position which would have resulted from the operation of the Company on a consolidated basis during the periods presented, nor does this pro forma data necessarily represent any future operating results or financial position of the Company. In addition, you should also refer to the more complete historical results included elsewhere in this document.

                                                                    NINE MONTHS ENDED MARCH 31, 2000
                                     -----------------------------------------------------------------------------------------
                                                      HUMBOLDT                                                     PRO FORMA
                                           PET       INDUSTRIES                                   PRO FORMA       CONSOLIDATED
                                        QUARTERS     JULY 1999     WERPETS.COM    ALLPETS.COM    ADJUSTMENTS         TOTAL
                                     -----------------------------------------------------------------------------------------
Sales                                $  9,873,570  $  1,220,049   $          --  $      37,902  $         --      $ 11,131,521
Cost of sales                           6,744,788       812,716              --         34,606            --         7,592,110
                                     ------------  ------------   -------------  -------------  ------------      ------------
Gross profit                            3,128,782       407,333              --          3,296            --         3,539,411

Selling expenses                        1,483,788       129,534              --        419,583            --         2,032,905
General and administrative expenses     5,459,502       205,662         100,198        805,817       310,250(1)      6,881,429
Depreciation and amortization           1,253,336        12,651              --         79,023     2,988,243(2)      4,333,253
                                     ------------  ------------   -------------  -------------  ------------      ------------
                                        8,196,626       347,847         100,198      1,304,423     3,298,493        13,247,587
                                     ------------  ------------   -------------  -------------  ------------      ------------
Operating income (loss)                (5,067,844)       59,486        (100,198)    (1,301,127)   (3,298,493)       (9,708,176)

Other income (expense)                 (2,386,836)       (2,379)             --         29,616        38,333(3)     (2,321,266)
                                     ------------  ------------   -------------  -------------  ------------      ------------
Loss before income taxes               (7,454,680)       57,107        (100,198)    (1,271,511)   (3,260,160)      (12,029,442)
Income tax                                     --            --              --             --            --                --
                                     ------------  ------------   -------------  -------------  ------------      ------------
Net income (loss)                    $ (7,454,680)       57,107   $    (100,198) $  (1,271,511) $ (3,260,160)     $(12,029,442)
                                     ============  ============   =============  =============  ============      ============

Net loss per share                   $      (0.65)
                                     ============
Pro forma loss per share                                                                                          $      (0.73)
                                                                                                                  ============
Weighted average shares outstanding    11,519,146
                                     ============
Pro forma weighted average shares
outstanding                                                                                                         16,383,920
                                                                                                                  ============

--------------------

(1) The pro forma consolidated statement of operations for the nine months ended March 31, 2000 reflect additional compensation and costs associated with being a public company of $23,000, additional salary expense associated with WeRPets.com employees in the amount of $123,750 and internet portal contract costs of $82,500, and additional compensation and expenses associated with Chartendure Limited in the amount of $81,000.

(2) Consists of additional goodwill for the month of July 1999 to be recorded as a result of the acquisition of Humboldt Industries, Inc., in the amount of $138,555, nine months goodwill and intangible amortization in the amount of $625,000 associated with the acquisition of WeRPets.com and $1,952,813 associated with the acquisition of Allpets.com, and $271,875 associated with the acquisition of Chartendure Limited.

(3) Consists of additional interest expense for the month of July 1999 in the amount of $38,333 associated with the bridge loan financing.

(4) The purchase price of Humboldt has been allocated to the assets acquired and liabilities assumed. The purchase price in excess of the fair value of net assets acquired has been recorded as goodwill. Goodwill is being amortized over 5 years.

                        Purchase Price:
                        Cash                                     $ 4,600,000
                        Common Stock Issued                        4,600,000
                                                                 -----------
                                                                   9,200,000
                        Broker Fees Incurred                         180,000
                                                                 -----------
                        Total Acquisition Cost                     9,380,000
                                                                 ===========

                        Allocation of Purchase Cost:
                        Assets Acquired                          $ 3,164,897
                        Liabilities Assumed                       (2,098,173)
                        Goodwill                                   8,313,276
                                                                 -----------
                        Total Allocation                         $ 9,380,000
                                                                 ===========

    The common stock issued totaled 1,146,417 shares at an average market price of $4.01, based on the average closing price for the five days prior to August 1, 1999. See Note 8 to Pet Quarters financial statements for the year ended June 30, 1999.

(5) The purchase price of WeRPets.com has been allocated to the assets acquired and liabilities assumed based on estimated fair values. The purchase price in excess of the fair value of net assets acquired has been recorded as goodwill. Goodwill is being amortized over three years.

                        Purchase Price:
                        Cash                                     $    38,394
                        Common Stock Issued                        2,461,606
                                                                 -----------
                        Total Acquisition Cost                     2,500,000
                                                                 ===========

                        Allocation of Purchase Cost:
                        Goodwill                                 $ 2,500,000
                                                                  ----------
                        Total Allocation                         $ 2,500,000
                                                                 ===========

    The common stock issued totaled 703,316 shares at an average market price of $3.50 per share.

(6) The purchase price of Allpets.com has been allocated to the assets acquired and liabilities assumed based on estimated fair values. The purchase price in excess of the fair value of net assets acquired has been recorded as goodwill. Goodwill is being amortized over three years.

                        Purchase Price:
                        Common Stock and Vested Options          $8,668,253
                                                                 ==========

                        Allocation of Purchase Cost:
                        Estimated Fair Value of Assets Acquired  $   889,000
                        Estimated Value of Liabilities Assumed       (32,000)
                        Goodwill                                   7,811,253
                                                                 -----------
                        Total Allocation                         $ 8,668,253
                                                                 ===========

    The common stock issued totaled 3,652,785 shares. These shares were all accounted for at the closing price of $1.875 on May 30, 2000, the date of acquisition. Options to be granted in exchange for vested outstanding Allpets.com options totaled 1,022,068 options. The vested options were accounted for based on their fair value at the date of acquisition as a component of the purchase price.

(7) The Purchase price of Chartendure Limited has been allocated to the assets acquired and liabilities assumed based on estimated fair values. The purchase price in excess of the fair value of net assets acquired has been recorded as goodwill. Goodwill is being amortized over two years.

                        Purchase Price:
                        Common Stock Issued                      $ 725,000
                                                                 =========

                        Allocation of Purchase Cost:
                        Goodwill                                 $ 725,000
                                                                 ---------
                        Total Allocation                         $ 725,000
                                                                 =========

     The common stock issued totaled 400,000 shares at the closing market price of $1.8125 on May 1, 2000.

(8) The acquisition of WeRPets.com occurred on April 6, 2000, the acquisition of Chartendure Limited occurred on May 1, 2000, and the acquisition of Allpets.com occurred on May 30, 2000. The pro forma balance sheet as if these transactions had been completed at March 31, 2000 is as follows:

                         MARCH 31, 2000
                         PET QUARTERS,                                                        PRO FORMA
                            INC.                                          PRO FORMA         CONSOLIDATED
                         CONSOLIDATED    WERPETS.COM     ALLPETS.COM     ADJUSTMENTS            TOTAL
                         -------------------------------------------------------------------------------
Current assets           $3,020,094         $  -            $453,243     $  (38,394)          $3,434,843
Long term assets            474,056            -              44,569              __             518,625
Goodwill and
intangibles               7,358,248            -             392,001      11,036,253          18,786,502
                        --------------------------------------------------------------------------------
Total assets            $10,852,398            -            $889,813     $10,997,859         $22,740,070
                        ================================================================================

Current                 $ 1,976,929       $ 49,282          $ 32,243    $          -          $2,058,454
Debt                      4,926,079            -                  __               -           4,926,079
Stockholder equity        3,949,390        (49,282)          857,570      10,997,859          15,755,537
                        --------------------------------------------------------------------------------
Total  liabilities
and   stockholders
equity                  $10,852,398            -            $889,813     $10,997,859         $22,740,070
                        ================================================================================

    The most significant asset resulting from the purchase of WeRpets.com, Chartendure and Allpets.com is goodwill. The total of goodwill consists of the following:

                        WeRPets                        $ 2,500,000
                        Allpets.com                      7,811,253
                        Chartendure                        725,000
                                                       -----------
                                                       $11,036,253
                                                       ===========

                        PRO FORMA STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1999
                                   (Unaudited)

    The pro forma consolidated statement of operations for the Company presented below are based on historical data for the year ended June 30, 1999. The pro forma consolidated statement of operations for the year ended June 30, 1999 assume that the acquisitions of Humboldt, Maplewood, WeRPets.com, Chartendure and Allpets.com, Inc. was consummated on July 1, 1998. The pro forma consolidated statement of operations do not necessarily indicate the operating results or financial position which would have resulted from the operation of the Company on a consolidated basis during the periods presented, nor does this pro forma data necessarily represent any future operating results or financial position of the Company. In addition, you should also refer to the more complete historical results included elsewhere in this document.

                                                       YEAR ENDED JUNE 30, 1999
                                               HUMBOLDT-                                     PRO FORMA
                                  PET          MAPLEWOOD       ALLPETS.COM,     PRO FORMA   CONSOLIDATED
                               QUARTERS       INDUSTRIES          INC.         ADJUSTMENTS      TOTAL
Sales                        $    262,470    $ 14,881,529       $    1,208      $     --    $ 15,145,207
Cost of sales                     205,774      10,349,343              996      $     --      10,556,113
                             ---------------------------------------------------------------------------
Gross profit                       56,696       4,532,186              212            --       4,589,094

Selling expenses                  489,272       1,785,500              --             --       2,274,772
General and administrative        588,870       2,410,722         151,718        752,000(1)    3,903,310
expenses
Depreciation                       36,824          47,271                      5,462,239(2)    5,543,334
and amortization
                             ---------------------------------------------------------------------------
                                1,114,966       4,243,493         151,718      6,214,239      11,724,416
                             ---------------------------------------------------------------------------
Operating income (loss)        (1,058,270)        288,693        (151,506)    (6,214,239)     (7,135,322)

Other income (expense)              6,005          86,419           3,095      460,000(3)        555,519
                             ---------------------------------------------------------------------------
Loss before income taxes       (1,052,265)        375,112        (148,411)    (5,754,239)     (6,579,803)
Income tax                             --              --              --             --              --
                             ---------------------------------------------------------------------------
Net income (loss)            $ (1,052,265)   $    375,112       $(148,411)   $(5,754,239)   $ (6,579,803)
                             ===========================================================================
Net loss per share           $      (0.09)
                             ============
Pro forma loss per share                                                                    $      (0.38)
                                                                                            ============
Weighted average shares
outstanding                    11,453,000
                             ============
Pro forma weighted average
shares outstanding                                                                            17,513,568
                                                                                            ============

------------

(1) The pro forma consolidated statement of operations for the year ended June 30, 1999 reflect an increase in compensation and costs associated with being a public company of $276,000, additional salary expense associated with WeRPets.com employees in the amount of $165,000, internet portal contract costs of $110,000 and administrative expenses of $93,000 and additional compensation and expenses associated with Chartendure Limited in the amount of $108,000.

(2) Includes amortization of goodwill to be recorded as a result of the acquisition of Humboldt Industries, Inc., in the amount of $1,662,655, WeRPets.com in the amount of $833,333, Chartendure in the amount of $362,500, and Allpets.com in the amount of $2,603,751.

(3) Interest expense reflects approximately $460,000 in additional interest expense associated with the bridge loan financing at a rate of 10%.

                                          CONSOLIDATED FINANCIAL STATEMENTS

                                          PET QUARTERS, INC. AND SUBSIDIARIES

                                          Years ended June 30, 1999, 1998 and
                                             Period from May 22, 1997
                                             (inception) to June 30, 1997
                                             with Report of Independent
                                             Auditors and Nine Months ended
                                             March 31, 2000 and 1999
                                             (Unaudited)

                       Pet Quarters, Inc. and Subsidiaries

                        Consolidated Financial Statements


                   Years ended June 30, 1999, 1998 and Period
               from May 22, 1997 (inception) to June 30, 1997 and
                                Nine Months ended
                       March 31, 2000 and 1999 (Unaudited)



                                    CONTENTS
Report of Independent Auditors - Ernst & Young LLP........................F-7
Report of Independent Auditors - Crouch, Bierwolf & Chisholm..............F-8

Consolidated Financial Statements

Consolidated Balance Sheets...............................................F-9
Consolidated Statements of Operations....................................F-11
Consolidated Statements of Stockholders' Equity..........................F-12
Consolidated Statements of Cash Flows....................................F-14
Notes to Consolidated Financial Statements...............................F-15

                         Report of Independent Auditors


The Stockholders and Board of Directors
Pet Quarters, Inc.
Lonoke, Arkansas

We have audited the accompanying consolidated balance sheet of Pet Quarters, Inc. and subsidiary, as of June 30, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pet Quarters, Inc. and subsidiary as of June 30, 1999 and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in
Note 2, the Company has operating losses and is dependent upon future financing to continue operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                                               Ernst & Young LLP

Little Rock, Arkansas
October 1, 1999, except for Note 8 as to which the date is November 10, 1999

                          Independent Auditors' Report


To the Stockholders and Board of Directors
Pet Quarters, Inc.

We have audited the accompanying balance sheet of Pet Quarters, Inc. as of June 30, 1998 and the related statement of operations, stockholders' equity and cash flows for the year ended June 30, 1998 and the two months ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pet Quarters, Inc. as of June 30, 1998 and the results of their operations and cash flows for the year ended June 30, 1998 and the two months ended June 30, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company's operating loss raise substantial doubt about it ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            Crouch, Bierwolf & Chisholm


October 25, 1998
Salt Lake City, Utah

                       Pet Quarters, Inc. and Subsidiaries

                           Consolidated Balance Sheets

                                                        JUNE 30
                                      -------------------------------------------       MARCH 31
                                          1997           1998            1999            2000
                                      ------------   ------------    ------------    ------------
                                                                                     (Unaudited)
ASSETS
Current assets:
   Cash                               $    111,100   $    375,843    $     37,726    $    113,049
   Accounts receivable                          --          3,011           2,654         349,944
   Inventories                                  --         73,229          33,783       1,564,437
   Deferred advertising costs                   --             --              --         486,000
                                                                                          500,000
   Land and building held for
     sale (Note 12)
   Prepaid expenses and other                   --          9,428           2,250           6,665
     current assets
                                      ------------   ------------    ------------    ------------
Total current assets                       111,100        461,511          76,413       3,020,095


Property, plant and equipment:
   Land                                         --        225,000         225,000              --
   Buildings and improvements                   --        708,045         708,600          35,805
   Furniture and equipment                      --         53,043          35,072         469,867
                                      ------------   ------------    ------------    ------------
                                                --        986,088         968,672         505,672
Less accumulated depreciation                   --         (6,211)        (33,185)        (31,616)
                                      ------------   ------------    ------------    ------------
                                                --        979,877         935,487         474,056

Goodwill, net of accumulated
   amortization
   of $1,113,179 at March 31,
   2000 (Note 8)                                --             --              --       7,200,097
Intangible assets, net of
   accumulated amortization                     --         47,671          30,385         158,150
                                      ------------   ------------    ------------    ------------

Total assets                          $    111,100   $  1,489,059    $  1,042,285    $ 10,852,398
                                      ============   ============    ============    ============





See accompanying notes.

                                                                              JUNE 30
                                                            -------------------------------------------      MARCH 31
                                                                1997            1998            1999           2000
                                                            ------------   ------------    ------------    ------------
                                                                                                            (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                         $         --   $     13,679    $    203,394    $  1,590,248
   Accrued expenses                                                   --          1,141          12,613         386,681
   Short-term notes payable (Note 9)                                  --             --              --          90,000
   Bridge loan payable (Note 8)                                       --             --              --       3,830,001
   Current portion of capital
     leases payable (Note 7)                                          --             --              --          77,600
   Notes payable to related parties (Note 3)                          --             --         325,000         690,178
   Unearned revenue                                                   --          5,885              --              --
                                                            ------------   ------------    ------------    ------------
   Total current liabilities                                          --         20,705         541,007       6,664,708

Long-term portion of capital
   leases payable (Note 7)                                            --             --              --         238,300
                                                            ------------   ------------    ------------    ------------
Total liabilities                                                     --         20,705              --       6,903,008

Commitments (Note 10)                                                 --             --              --              --

Stockholders' equity:
   Common stock, $.001 par value per share,
    40,000,000 shares authorized; 7,150,000,
    11,560,000, 9,800,195, and 13,369,613 shares
    issued and outstanding at June 30, 1997, 1998
    and 1999 and March 31, 2000, respectively                      7,150         11,560           9,800          13,370
   Additional paid-in capital                                    103,950      2,272,973       2,498,867      13,459,064
   Accumulated deficit                                                --       (816,179)     (1,868,444)     (9,323,124)
                                                            ------------   ------------    ------------    ------------
                                                                 111,100      1,468,354         640,223       4,149,310
   Less unamortized stock compensation
     (Note 6)                                                         --             --        (138,945)       (199,920)
                                                            ------------   ------------    ------------    ------------
   Total stockholders' equity                                    111,100      1,468,354         501,278       3,949,390
                                                            ------------   ------------    ------------    ------------
Total liabilities and stockholders' equity                  $    111,100   $  1,489,059    $  1,042,285    $ 10,852,398
                                                            ============   ============    ============    ============


See accompanying notes.

                       Pet Quarters, Inc. and Subsidiaries

                      Consolidated Statements of Operations

                                            PERIOD FROM
                                           MAY 22, 1997
                                           (INCEPTION) TO                                        NINE MONTHS ENDED
                                               JUNE 30          YEAR ENDED JUNE 30                    MARCH 31
                                           ------------   ----------------------------    ----------------------------
                                                1997          1998            1999            1999            2000
                                           ------------   ----------------------------    ----------------------------
                                                                                                  (Unaudited)
Sales, net of allowances and discounts                $   $     43,835    $    262,470    $    204,059    $  9,873,570
Cost of sales (exclusive of depreciation
   shown separately below)                           --         21,908         205,774         132,230       6,744,788
                                           ------------   ------------    ------------    ------------    ------------
                                                     --         21,927          56,696          71,829       3,128,782

Operating expenses and costs:
   Selling                                           --        196,497         489,272         300,422       1,483,788
   Administrative and general                        --        647,114         588,870         271,879       5,459,502
   Depreciation and amortization                     --         11,508          36,824          28,746       1,253,336
                                           ------------   ------------    ------------    ------------    ------------
                                                     --        855,119       1,114,966         601,047       8,196,626
                                           ------------   ------------    ------------    ------------    ------------
Loss from operations                                 --       (833,192)     (1,058,270)       (529,218)     (5,067,844)

Other income (expense):
   Interest expense                                  --         (4,384)           (290)           (289)       (402,737)
   Bridge loan origination fee (Note 8)              --             --              --              --        (651,671)
   Troubled debt restructuring expense               --             --              --              --      (1,339,461)
   (Note 8)
   Other income                                      --         15,001           2,809              --              --
   Interest income                                   --          6,396           3,486           2,950           7,033
                                           ------------   ------------    ------------    ------------    ------------
                                                     --         17,013           6,005           2,661      (2,386,836)
                                           ------------   ------------    ------------    ------------    ------------
Loss before income tax benefit                       --       (816,179)     (1,052,265)       (526,557)     (7,454,680)

Income tax benefit (Note 4)                          --             --              --              --              --
                                           ------------   ------------    ------------    ------------    ------------
Net loss                                   $         --   $   (816,179)   $ (1,052,265)   $   (526,557)   $ (7,454,680)
                                           ============   ============    ============    ============    ============

Net loss per common share:
   Basic                                   $       0.00   $      (0.10)   $       (.09)   $       (.05)   $      (0.65)
                                           ============   ============    ============    ============    ============
   Diluted                                 $       0.00   $      (0.10)   $       (.09)   $       (.05)   $      (0.65)
                                           ============   ============    ============    ============    ============
   Weighted average shares outstanding
     Basic shares outstanding                 6,625,000      8,568,125      11,453,000      11,560,000      11,519,146
                                           ============   ============    ============    ============    ============

     Diluted shares outstanding               6,625,000      8,568,125      11,453,000      11,560,000      11,519,146
                                           ============   ============    ============    ============    ============


See accompanying notes.

                       Pet Quarters, Inc. and Subsidiaries

                 Consolidated Statements of Stockholders' Equity


                                                  COMMON STOCK             ADDITIONAL                   UNAMORTIZED
                                                             PAR            PAID-IN      ACCUMULATED       STOCK
                                            SHARES          AMOUNT          CAPITAL        DEFICIT      COMPENSATION       TOTAL
                                         ------------    ------------    ------------   ------------    ------------    -----------
Inception at May 22, 1997                          --    $         --    $         --   $         --    $         --    $        --
   Restricted shares issued for cash
     at $.001 to founders
                                            6,100,000           6,100              --             --              --          6,100
   Shares issued for cash at $0.10
                                            1,050,000           1,050         103,950             --              --        105,000
                                         ------------    ------------    ------------   ------------    ------------    -----------
Balance at June 30, 1997                    7,150,000           7,150         103,950             --              --        111,100
   Restricted shares issued for cash
     at $.50                                  119,500             120          59,630             --              --         59,750
   Shares issued for land and
     building (Note 3)                      1,777,500           1,777         886,973             --              --        888,750
   Shares issued for cash at $0.50
     less offering costs of $31,567         1,720,000           1,720         826,713             --              --        828,433
   Shares issued for cash
       and services                           790,000             790         394,210             --              --        395,000
   Shares issued for cash at $0.50              3,000               3           1,497             --              --          1,500
   Net loss for the year ended
     June 30, 1998                                 --              --              --       (816,179)             --       (816,179)
                                         ------------    ------------    ------------   ------------    ------------    -----------
Balance at June 30, 1998                   11,560,000          11,560       2,272,973     (816,179)`              --      1,468,354
   Shares bought from founder and
     subsequently canceled (Note 5)        (2,000,000)         (2,000)             --             --              --         (2,000)
   Restricted stock issued to
     employees (Note 6)                       180,000             180         183,570             --        (183,750)            --
   Amortization of stock
     compensation                                  --              --              --             --          44,805         44,805
   Shares issued for services                  60,195              60          42,324             --              --         42,384
   Net loss for the year ended
     June 30, 1999                                 --              --              --     (1,052,265)             --     (1,052,265)
                                         ------------    ------------    ------------   ------------    ------------    -----------
Balance at June 30, 1999                    9,800,195           9,800       2,498,867     (1,868,444)       (138,945)       501,278
   Shares issued for acquisition of
     Humboldt (Note 8) - unaudited          1,146,417           1,147       4,598,853             --              --      4,600,000
   Shares issued as origination fee
     for bridge loan (Note 8) -               153,334             153         651,518             --        (651,671)            --
     unaudited
   Shares issued as attorney fee for
     bridge loan (Note 8) unaudited             4,334               4          18,416             --              --         18,420

(continued)

                       Pet Quarters, Inc. and Subsidiaries

                                                 COMMON STOCK           ADDITIONAL                    UNAMORTIZED
                                                            PAR           PAID-IN      ACCUMULATED       STOCK
                                           SHARES          AMOUNT         CAPITAL        DEFICIT      COMPENSATION       TOTAL
                                        ------------    ------------    ------------   ------------   ------------    ------------
   Restricted stock grants issued to
     employees-unaudited                $    105,000    $        105    $    411,926   $         --   $   (412,031)   $         --
   Amortization of loan origination
     fee-unaudited                                --              --              --             --        651,671         651,671
   Stock issued for bridge loan
     refinancing (Note 8) - unaudited        275,000             275         482,735             --             --         483,010
   Beneficial conversion feature of
     convertible debt issued in
     conjunction with bridge loan
     refinancing (Note 8) - unaudited             --              --         626,452             --             --         626,452
   Shares issued to investors for            178,964             179         256,324             --             --         256,503
     cash
   Revocation of employee stock
     grant - unaudited                       (10,000)            (10)        (11,240)            --          5,979          (5,271)
   Shares issued under subscription
     agreement- unaudited                  1,176,715           1,177       2,384,925                                     2,386,102
   Debt converted to stock -                 409,446             410         204,314                                       204,724
     unaudited
   Stock issued for Wellstone-               130,208             130         557,323                                       557,453
     unaudited
   Stock options issued for services
     (Note 6) - unaudited                                                    778,652                                       778,652
   Amortization of stock
     compensation - unaudited                     --              --              --             --        345,077         345,077
   Net loss for nine months ended
     March 31, 2000 - unaudited                   --              --                     (7,454,680)            --      (7,454,680)
                                        ------------    ------------    ------------   ------------   ------------    ------------
Balance at March 31, 2000 - unaudited     13,369,613    $     13,370    $ 13,459,064   $ (9,323,124)  $   (199,920)   $  3,949,390
                                        ============    ============    ============   ============   ============    ============




See accompanying notes

                       PET QUARTERS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                         PERIOD FROM
                                                         MAY 22, 1997                                     NINE MONTHS ENDED
                                                       (INCEPTION) TO        YEAR ENDED JUNE 30                MARCH 31
                                                        JUNE 30, 1997      1998            1999           1999          2000
                                                        -------------   --------------------------    --------------------------
                                                                                                           (Unaudited)
OPERATING ACTIVITIES
Net loss                                                  $        --   $  (816,179)   $(1,052,265)   $  (526,557)   $(7,454,680)
Adjustments to reconcile net loss to
   net cash used in operating activities:
     Depreciation                                                  --         6,211         26,974         28,746        140,157
     Amortization of goodwill                                      --         5,297          9,850             --      1,113,179
     Beneficial conversion feature on convertible                  --            --             --             --        626,452
       debt
     Amortization of loan origination fee                          --            --             --             --      1,134,681
     Amortization of stock compensation expense                    --            --         44,805             --        339,806
     Stock options issued for services                             --            --             --             --        778,652
     Stock issued for Wellstone                                    --            --             --             --        557,453
     Other noncash compensation                                    --            --             --             --         47,813
     Bridge loan default penalty refinanced                        --            --             --             --        230,000
     Stock issued for services                                     --       360,000         42,384             --         18,420
     Write down of building and land held for sale                 --            --             --             --        400,000
     Changes in operating assets and liabilities,
       net of acquisition:
         Accounts receivable                                       --        (3,011)           357          1,747       (186,975)
         Inventories                                               --       (73,229         39,446         34,606        570,873
         Prepaid expenses and other current assets                 --        (9,428)         7,178             --       (273,616)
         Other assets                                              --       (52,968)        36,238             --          3,492
         Accounts payable                                          --        13,679        189,715         42,880       (104,393)
         Accrued expenses                                          --         1,141         11,472         (5,010)       154,656
         Unearned income                                                      5,885         (5,885)            --             --
                                                          -----------   -----------    -----------    -----------    -----------
Net cash used in operating activities                              --      (562,602)      (649,731)      (423,588)    (1,904,030)

INVESTING ACTIVITIES
Acquisition of Humboldt, net of cash                               --            --             --             --     (4,448,454)
Purchase and development of web site                               --            --             --             --       (120,241)
Purchases of property, plant, and equipment                        --       (97,338)       (11,386)       (39,801)      (115,347)
                                                          -----------   -----------    -----------    -----------    -----------
Net cash used in investing activities                              --       (97,338)       (11,386)       (39,801)    (4,490,453)

FINANCING ACTIVITIES
Proceeds from issuance of common stock                        111,100       924,683             --             --      2,642,605
Proceeds from notes payable and bridge loan                        --            --        325,000        100,000      5,231,850
Payments on notes payable and capital leases                       --            --             --             --     (1,211,060)
Redemption of common stock                                         --            --         (2,000)            --             --
                                                          -----------   -----------    -----------    -----------    -----------
Net cash provided by financing activities                     111,100       924,683        323,000        100,000      6,663,395
                                                          -----------   -----------    -----------    -----------    -----------
Net increase (decrease) in cash                               111,100       264,743       (338,117)      (363,843)        75,323
Cash at beginning of period                                        --       111,100        375,843        375,843         37,726
                                                          -----------   -----------    -----------    -----------    -----------
Cash at end of period                                     $   111,100   $   375,843    $    37,726    $    12,454    $   113,049
                                                          ===========   ===========    ===========    ===========    ===========

Supplemental disclosure of cash flow information:
     Shares issued for the acquisition of Humboldt
       Industries (Note 8)                                         --            --             --             --      4,600,000
                                                                                                                     ===========



See accompanying notes

                       Pet Quarters, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                                December 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS

Pet Quarters, Inc. and Subsidiary (the "Company") was organized under the laws of the state of Arkansas on May 22, 1997, for the purpose of marketing and selling pet supplies over the Internet. From May 22, 1997 to June 30, 1997, the Company had no operations.

The consolidated financial statements include the accounts of PQ Acquisition Company, Inc., which was organized in August, 1999 for the sole purpose of acting as an intermediate corporation to acquire Humboldt Industries, Inc. ("Humboldt") and Maplewood Industries, Inc. ("Maplewood"). (Collectively, Humboldt and Maplewood shall be referred to as "Humboldt Industries"). PQ Acquisition currently owns all of the issued and outstanding shares of stock of Humboldt Industries. All of the stock of PQ Acquisition is owned by Pet Quarters.

CONSOLIDATION

The financial statements include the accounts of the Company and its wholly owned subsidiaries, Humboldt and Maplewood, beginning August 1, 1999. (See Note
8).

INVENTORIES

Inventories are valued at the lower of cost, principally determined by the first-in, first-out method, or market. Inventory at December 31, 1999, June 30, 1999 and 1998, consists of pet supplies purchased for retail sale.

PROPERTY, PLANT, AND EQUIPMENT

Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets, which range from five years for furniture and equipment to thirty-nine years for buildings and improvements.

INCOME TAXES

The Company provides for income taxes based on the liability method.

No provision (benefit) for income taxes has been made due to net operating loss carryforwards that may offset future taxable income (Note 4).

                       Pet Quarters, Inc. and Subsidiaries

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

The company records stock based compensation using provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, for the preparation of its basic consolidated financial statements. Such provisions require the company to recognize compensation cost over the vesting period for the difference between the quoted market price of an award at the date of grant and the purchase or exercise price of the shares.

INTANGIBLE ASSETS

Intangible assets are amortized on a straight-line basis over their estimated lives, ranging from 3 to 5 years.

ADVERTISING COSTS

The Company expenses advertising costs, other than direct responses advertising as they are incurred. Advertising expenses of approximately $430,000 were incurred for the year ended June 30, 1999.

The Company's wholly owned subsidiaries, Humboldt and Maplewood, and affiliates, account for catalog costs in accordance with SOP 93-7, "Reporting on Advertising Costs" in connection with the marketing of their direct response products. Such expense is amortized over the period of benefit which is less than one year using the ratio of current period revenue to the total current and estimated future period revenues.

CONCENTRATION OF CREDIT RISK

The Company's services are provided primarily to customers throughout the United States. The Company receives payment largely by customers' use of credit cards for internet sales and, for sales by Humboldt to per care professionals and veterinarians, the Company performs ongoing credit evaluations and generally does not require collateral. Historically, credit losses have been within management's expectations.

                       Pet Quarters, Inc. and Subsidiaries

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Revenue from product sales is recognized upon shipment of merchandise, net of an allowance for estimated customer returns and discounts.

IMPAIRMENT OF ASSETS

The Company accounts for any impairment of its long-lived assets using Statement of Consolidated Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". Under SFAS No. 121, impairment losses are recognized when information indicates the carrying amount of long-lived assets, identifiable intangibles and goodwill related to those assets will not be recovered through future operations or sale.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

The Company adopted SFAS No. 130, "Reporting of Comprehensive Income" in 1998. Because the Company had no other items of comprehensive income, the impact of adoption was not material.

The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which requires public business enterprises to report financial and descriptive information about its reportable segments (see Note
11). In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Under the SOP, qualifying computer software costs are required to be capitalized and amortized against income over the software's estimated useful life. The SOP is effective for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-1 in the six month period ending December 31, 1999 which did not have a material effect on operating results or the financial position of the Company.


In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Statement is effective for all quarters of fiscal years beginning after December 15, 2000 and establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or

                       Pet Quarters, Inc. and Subsidiaries

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

liability at its fair value. The Company does not anticipate that the adoption of SFAS No. 133 will have a material effect on earnings or the financial position of the Company.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101 regarding revenue recognition. Registrants are to apply the guidance of SAB 101 by June 30, 2000. The Company believes it is currently in compliance with SAB 101.

INTERIM FINANCIAL STATEMENTS (UNAUDITED)

The accompanying consolidated financial statements of the Company for the nine months ended March 31, 2000 and 1999 have been prepared in accordance with generally accepted accounting principles for interim financial statements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The interim financial statements and disclosure information are unaudited, but reflects all adjustments consisting only of normal recurring accruals which are, in the opinion of management, necessary for a fair presentation of the results of operations for such interim periods. Operating results for the nine months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the entire year.

2. GOING CONCERN UNCERTAINTY

The accompanying consolidated financial statements have been presented in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has a significant working capital deficiency and has incurred operating losses since its formation. As discussed in Note 8, the Company has an outstanding bridge loan for $4.6 million that matures within the next twelve months. The Company was able to make a required payment of $1,000,000 on February 3, 1999 (unaudited). Management believes that actions presently being taken will provide for the Company to continue as a going concern. Such actions may include but are not limited to a private equity stock placement which would be utilized to payoff the bridge loan and other current debt, a strategic partnership or acquisition that would provide the Company with the necessary capital, or sale of certain assets. However, there are no assurances that management will be able to secure additional equity capital or complete any other strategic transactions that will permit the Company to meet its current obligations. If the Company defaults on the extended terms of the bridge loan, then the ownership of Humboldt will revert to the Trust, since its stock is held as collateral. See
Note 8.

                       Pet Quarters, Inc. and Subsidiaries

3. RELATED PARTY TRANSACTIONS

In November 1997, the Company issued 1,777,500 shares of its common stock, with a fair value of $888,750, to acquire land and a building from Ammonia Hold, Inc., a company owned by a principal shareholder of the Company. As a part of the exchange an option to repurchase the building for the original sales price was granted. This option expired on June 8, 1999.

At June 30, 1999 the Company had $325,000 in notes payable to Ammonia Hold, Inc. The notes are due on demand with an interest rate of 8%. The notes payable are secured by property and inventory.

At March 31, 2000, the Company had notes payable to affiliates consisting of $215,000 to Ammonia Hold and $475,178 to certain shareholders. (Unaudited).

Individuals affiliated with and shareholders in Pet Quarters participated as lenders in the bridge loan in the amount of $1,023,000, which partially funded the acquisition of Humboldt Industries. See Note 8.

4. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                  JUNE 30                 MARCH 31
                                            1998           1999             2000
                                        -----------     -----------     -----------
Deferred tax assets:                                                    (unaudited)
   Amortization of stock compensation   $        --     $   (44,805)    $  (384,611)
   Net operating loss carryforward         (383,368)     (1,843,683)     (8,185,184)
                                        -----------     -----------     -----------
                                           (383,368)     (1,888,488)     (8,569,795)
Effective tax rate                               34%             34%             34%
                                        -----------     -----------     -----------
Deferred tax asset                          130,345         642,086       2,913,730
Valuation allowance                        (130,345)       (642,086)     (2,913,730)
                                        -----------     -----------     -----------
Net deferred tax asset                  $        --     $        --     $        --
                                        ===========     ===========     ===========

                       Pet Quarters, Inc. and Subsidiaries

4. INCOME TAXES (CONTINUED)

The use of the liability method of accounting for income taxes requires that deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Whether a deferred tax asset will be realized depends upon sufficient future taxable income and consideration of limitations on the ability to utilize net operating loss carryforwards and other tax attributes.

Under limitations imposed by Internal Revenue Code Section 382, certain potential changes in ownership of the Company may restrict future utilization of net operating loss carryforwards. It is management's belief that a change in ownership which would trigger the Section 382 limitations has not occurred. However, a valuation allowance has been established for the entire net deferred tax assets until such time as it is more likely than not that the deferred tax assets will be realized.

At June 30, 1999, the Company had net operating loss carryforwards of approximately $1,843,000 for income tax purposes that expire in years 2013 through 2019.

No income taxes were paid in 1999, 1998 and 1997. The effective tax rate is different than the statutory federal tax rate of 34% due to the establishment of a valuation allowance relating to the deferred tax assets.

5. STOCKHOLDERS' EQUITY

The Company engaged a public relations firm to assist in a Rule 504 offering in 1998. The fees for their services was the sale of 790,000 shares of stock for $35,000. The stock was selling for $.50 per share in the offering. Therefore, $360,000 was booked as a consulting expense for the year ended June 30, 1998 (difference between the cash received and the fair market value of the stock).

In June 1999, the Company retired 2,000,000 shares of common stock which had been held by a founding stockholder of the Company. These shares were subsequently canceled. This transaction was completed in order to facilitate the acquisition of Humboldt (see Note 8). These shares were held by the founding stockholder under a verbal understanding with other stockholders that the shares would be offered for purchase by the Company and canceled upon the occurrence of certain future events including a business combination or issuance of additional equity capital. The shares were originally issued so that the founding stockholder would have voting control. For purposes of calculating net loss per share, the 2,000,000 shares were deemed to have been retired and canceled as of July 1, 1999.

                       Pet Quarters, Inc. and Subsidiaries

5. STOCKHOLDERS' EQUITY (CONTINUED)

The Company is authorized to issue 10,000,000 shares of preferred stock. The voting powers, performances and other rights are subject to resolution of the Board of Directors. No preferred shares are outstanding at March 31, 2000. See
Note 12.

6. STOCK-BASED COMPENSATION

The Company's Board of Directors gave approval to the establishment of an Management Incentive Plan (the "Plan") under which shares of the Company's stock are granted to employees. The shares are restricted for one year following the date of grant and require that the employee remain in continuous employment for a period of 1 year from the date of grant. The Plan has not been submitted to stockholders for approval and there were no grants outstanding under the Plan at June 30, 1999.

For the year ended June 30, 1999 the Company granted stock awards to employees totaling 180,000 shares. Total compensation cost for stock awards issued to employees was $44,805 for the year ended June 30, 1999

In April 1999, the President of the Company granted, to an officer, an option to purchase 225,000 shares at the fair market value at the date of grant of $1.125. The grant was authorized by the President in connection with the employment of this individual in April 1999.



In connection with an agreement to assist the Company with raising capital and other strategic advisory services, an option to purchase 573,350 shares of common stock was issued to an individual at an exercise price of $1.00 per share. As of March 31, 2000, 310,565 shares vested and were earned under the agreement with the individual. The Company recognized an expense of approximately $788,000 related to the shares vested in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." (unaudited)

                       Pet Quarters, Inc. and Subsidiaries

7. CAPITAL LEASES PAYABLE

                                                                          JUNE 30    JUNE 30   MARCH 31
                                                                            1998      1999      2000
                                                                         ---------  --------  ----------
                                                                                              (Unaudited)
Capital lease payable to a leasing company due in monthly
   installments of $5,096 until May 2003 with no stated interest
   rate. The lease is guaranteed by a stockholder                        $     --   $     --   $166,528
Capital lease payable to a leasing company due in monthly installments of $3,332 until December 2004 with no stated interest rate. The
   lease is guaranteed by a stockholder                                        --         --    149,372
                                                                         --------   --------   --------
                                                                               --         --    315,900
Less current portion                                                           --         --     77,600
                                                                         --------   --------   --------
                                                                         $     --   $     --   $238,300
                                                                         ========   ========   ========

                       Pet Quarters, Inc. and Subsidiaries

7. CAPITAL LEASES PAYABLE (CONTINUED)

Maturities of capital leases are as follows:

2000                                                       $     77,600
2001                                                             84,056
2002                                                             88,102
2003                                                             56,589
2004                                                              9,553
                                                           ------------
                                                           $    315,900
                                                           ============

Equipment leased under capital lease obligations is included in furniture and equipment at December 31, 1999. Amortization of the leased equipment is included in depreciation expense.

8. ACQUISITION

On August 1, 1999, the Company acquired 100% of the outstanding stock of Humboldt and Maplewood, both of Hazleton, Pennsylvania, for $4.6 million cash and 1,146,417 shares of the Company's common stock, valued at $4.6 million on the date of the acquisition. Humboldt is in the pet supply catalog business and distributes two pet catalogs - Home Pet Shop and the Dog's Outfitter - to retail and wholesale customers throughout the United States and in selected foreign markets. The acquisition was accounted for as a purchase transaction. The purchase price was allocated to assets and liabilities acquired. This resulted in goodwill in the amount of approximately $8.3 million. Goodwill is amortized over a five year life. The cash paid was financed through a bridge loan (the "Bridge Loan") by borrowing $4.6 million from Sun Valley Trust (the "Trust"). This loan was due in full on October 1, 1999 with interest accruing at a rate of 12.5%. Some of the investors in the Trust are also employees of the Company. In conjunction with the Bridge Loan transaction, the Company issued 153,334 shares of Common Stock with an estimated value on August 1, 1999 totaling $651,671 as payment for origination of the loan. This origination fee was amortized over the term of the loan from August 1, 1999 through October 1, 1999. In addition, the Company issued 4,334 shares of Common Stock with an estimated market value of $18,420 for attorney fees associated with the bridge loan. The common stock of Humboldt and Maplewood is pledged as security for the bridge loan.

On October 2, 1999, the Company went into default on the $4.6 million bridge loan noted above. This bridge loan was extended on November 10, 1999 with key changes from the original agreement as follows: the interest rate was reduced from 12.5% to 10%, interest in the amount of $204,723 was paid current, penalties in the amount of $230,000 were added to the principal balance (total principal $4,830,000), $20,000 in interest payments are due monthly with the remainder to accrue and be paid upon funding. On November 10, 1999, the Company issued an additional 275,000 restricted shares to the Trust at a value equal to the average market value of

                       Pet Quarters, Inc. and Subsidiaries

8. ACQUISITION (CONTINUED)

$1.756 or $483,010. The terms of the extension required a partial principal payment of $1,000,000 by February 10, 2000. This payment was made on February 3, 2000 as required (unaudited). The remaining principal balance plus accrued interest will be due in full on May 10, 2000. (See Note 12).

In connection with the restructuring of the bridge loan on November 10, 1999, two shareholders loaned the Company $204,000, which was the amount of the interest due on November 10, 1999. The loan contained a conversion feature whereby the holder of the note may convert the note to shares of Pet Quarter's common stock at a conversion price of $.50. The Company recorded $626,452 in November 1999 as additional expense of restructuring the debt, which is the intrinsic value of the conversion feature.

The operations of Humboldt have been consolidated with the operations of the Company beginning August 1, 1999. Pro forma unaudited information, which includes goodwill amortization and bridge loan interest expense, as if the Humboldt acquisition occurred as of July 1, 1998 is as follows:


                            YEAR ENDED         NINE MONTHS ENDED
                             JUNE 30               MARCH 31
                              1999           1999             2000
                          ------------    ------------    ------------
                           (Unaudited)             (Unaudited)
Sales                     $ 15,143,999    $ 10,807,732    $ 11,093,619
Cost of sales              (10,555,117)     (6,420,232)     (7,557,504)
Operating expenses          (7,297,114)     (6,556,162)     (9,230,307)
Other income (expenses)       (367,576)       (345,289)     (2,827,548)
                          ------------    ------------    ------------
Net loss                  $ (3,075,808)   $ (2,513,951)   $ (8,521,740)
                          ============    ============    ============

The above pro forma unaudited information does not purport to be indicative of the results which actually would have occurred had the acquisition been made at the beginning of the respective periods.

9. SHORT-TERM NOTES PAYABLE (UNAUDITED)

In conjunction with the acquisition of Humboldt industries (see Note 8) the company has an obligation to pay a company a finders fee in the amount of $90,000.

                       Pet Quarters, Inc. and Subsidiaries

10. COMMITMENTS

In July 1999, Pet Quarters, Inc. entered into an agreement to acquire Chartendure Ltd., of the United Kingdom. Under the agreement with Chartendure, Chartendure's shareholders will receive 900,000 shares of Pet Quarters stock for arranging and contracting for the development of a new website for Pet Quarters.

As part of the agreement, Chartendure will contract with a qualified website design and development firm for a new Pet Quarters website. The shares of Pet Quarters common stock will be issued only upon the achievement of certain development milestones. Management will capitalize the payments to the website design and development firm in accordance with SOP 98-1. Management will expense the shares of common stock at the market value at the time the shares are issued to Chartendure's shareholders. The project has had limited progress to date, and no shares have been issued to date.

On May 1, 2000, Pet Quarters acquired all of the outstanding shares of Chartendure in exchange for 400,000 shares of Pet Quarters. The prior agreements with Chartendure were cancelled. (Unaudited)

11. OPERATING SEGMENTS

Prior to the purchase of Humboldt effective August 1, 1999, the Company operated in one segment-internet sales of pet supplies. Beginning August 1, 1999, the Company began, through the purchase of Humboldt Industries, a catalog segment. Information on the operating segments for the year ended June 30, 1999 and 1998 and the nine months ended March 31, 2000 and 1999 (unaudited) is as follows:

                                       YEARS ENDED JUNE 30                  NINE MONTHS ENDED MARCH 31
                              1997            1998            1999            1999            2000
                          ------------    ------------    ------------    ------------    ------------
                                                                                          (Unaudited)
Net sales:
   Internet               $         --    $     43,835    $    262,470    $    204,059    $    435,179
   Catalog                          --              --              --              --       9,438,400
                          ------------    ------------    ------------    ------------    ------------
                          $         --    $     43,835    $    262,470    $    204,059    $  9,873,570
                          ============    ============    ============    ============    ============
Loss from operations:
   Internet               $         --    $   (833,192)   $ (1,058,270)   $   (529,218)   $ (3,581,252)
   Catalog                          --              --              --              --    $ (1,486,592)
                          ------------    ------------    ------------    ------------    ------------
                          $         --    $   (833,192)   $ (1,058,270)   $   (529,218)   $ (5,067,844)
                          ============    ============    ============    ============    ============
Other income (expense):
   Internet               $         --    $     17,013    $      6,005    $      2,661    $ (2,382,276)
   Catalog                          --              --              --              --          (4,560)
                          ------------    ------------    ------------    ------------    ------------
                          $         --    $     17,013    $      6,005    $      2,661    $ (2,386,836)
                          ============    ============    ============    ============    ============
Assets:
   Internet               $    111,100    $  1,489,059    $  1,042,285    $  1,100,372    $  2,216,949
   Catalog                          --              --              --              --       8,635,449
                          ------------    ------------    ------------    ------------    ------------
                          $    111,100    $  1,489,059    $  1,042,285    $  1,100,372    $ 10,852,398
                          ============    ============    ============    ============    ============

                       Pet Quarters, Inc. and Subsidiaries

11. OPERATING SEGMENTS (CONTINUED)

Although the Company sells the same product at the same price through the internet and catalog segments, the manner of selling is different with the internet segment having a potential for a much broader distribution with far more customers than can be reached through the traditional catalog distribution. Revenues by geographical location of customer is not practical to determine.

12. SUBSEQUENT EVENTS (UNAUDITED)

Pet Quarters acquired WeRPets in April 27, 2000 and Allpets.com in May 30, 2000. Pet Quarters issued shares of its stock totaling 703,316 shares for the purchase of WeRPets and 3,652,785 shares for the purchase of Allpets.com. The acquisitions have been accounted for as purchases and the results of operations of the acquired companies will be included in the consolidated results of operations of Pet Quarters beginning at the respective dates of purchase. The principal asset resulting from the acquisitions is goodwill of approximately $10,300,000 which will be amortized over three years.

The Company entered into an agreement on April 14, 2000 to sell its facility in Lonoke, Arkansas for net proceeds of $500,000. As a result of the decision to sell the building, a write-down in the carrying value of the land and building of $400,000 was recorded in general administrative expenses as of March 31, 2000.

The Company issued preferred stock on May 8, 2000 totaling 34,642 shares for cash proceeds of $2,055,700 and the exchange of $1,408,500 worth of interests in the bridge loan. The preferred stockholders are not entitled to receive cash dividends and the preferred stock may be redeemed by the Company at par one year after the initial date of issuance. The Company also issued $1,000,000 of 6% convertible debentures on May 5, 2000. The proceeds from these transactions were used to discharge the $3,830,00 bridge loan that was due on May 10, 2000.


The preferred stock and 6% convertible debentures are convertible into common stock at a rate of $1.3816 per share. The beneficial conversion feature associated with the 6% convertible debentures will be accounted for in the fourth quarter of fiscal 2000 as additional interest expense in accordance with the Emerging Issues Task Force (EITF) No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features. The beneficial conversion feature associated with the preferred stock will be accounted for in the fourth quarter of fiscal 2000 as a return to the preferred shareholders which will increase the net loss (or decrease the net income) per share for the fourth quarter and the year ending June 30, 2000.

                                  COMBINED FINANCIAL STATEMENTS

                                  HUMBOLDT INDUSTRIES, INC. AND AFFILIATE


                                  Period from January 1, 1999 to July 31, 1999
                                    and year ended December 31, 1998 with
                                    Report of Independent Auditors

                     Humboldt Industries, Inc. and Affiliate


                          Combined Financial Statements

                Period from January 1, 1999 to July 31, 1999 and
                          year ended December 31, 1998


                                    CONTENTS

Report of Independent Auditors - Ernst & Young LLP.........................F-28
Report of Independent Auditors - Kronick, Kalada Berdy & Co., P.C..........F-29

Audited Combined Financial Statements

Combined Balance Sheets....................................................F-30
Combined Statements of Operations..........................................F-31
Combined Statements of Stockholders' Equity................................F-32
Combined Statements of Cash Flows..........................................F-33
Notes to Combined Financial Statements.....................................F-34

                         Report of Independent Auditors


The Board of Directors of
Humboldt Industries, Inc. and Affiliate
Hazleton, Pennsylvania

We have audited the accompanying combined balance sheet of Humboldt Industries, Inc. and Affiliate (the "Company") as of July 31, 1999, and the related combined statements of operations, stockholders' equity and cash flows for the period from January 1, 1999 to July 31, 1999. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Humboldt Industries, Inc. and affiliate at July 31, 1999, and the combined results of their operations and their cash flows for the seven month period then ended in conformity with generally accepted accounting principles.

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company is a consolidated subsidiary of a parent company that has operating losses and is dependent upon future financing to continue operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The combined financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                                   Ernst & Young LLP


Little Rock, Arkansas
October 15, 1999, except for Note 8 as to which the date is December 10, 1999.

                          Independent Auditors' Report


Boards of Directors
Humboldt Industries, Inc.
and Maplewood Industries, Inc.
Hazleton, Pennsylvania

We have audited the accompanying combined balance sheet of Humboldt Industries, Inc. and Maplewood Industries, Inc. as of December 31, 1998 and the related combined statements of operations and deficit and of cash flows for the year then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Humboldt Industries, Inc. and Maplewood Industries, Inc. as of December 31, 1998, and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 8 to the financial statements, the Companies were sold effective August 1, 1999. The combined financial statements for the seven months ended July 31, 1999, which included Humboldt Industries, Inc. and Maplewood Industries, Inc., disclosed an uncertainty regarding their ability to continue as a going concern.


                                               Kronick Kalada Berdy & Co., P.C.

Kingston, Pennsylvania
February 17, 1999
Note 8 dated December 10, 1999

                     Humboldt Industries, Inc. and Affiliate

                             Combined Balance Sheets


                                                          DECEMBER 31, 1998        JULY 31, 1999
                                                          -----------------        -------------
ASSETS
Current assets:
   Cash                                                      $   148,178            $   151,473
   Accounts receivable                                            58,039                160,315
   Inventory (Note 4)                                          1,250,853              1,555,469
   Deferred advertising costs)                                   253,000                216,000
   Other current assets                                            4,938                  4,291
   Due from commonly controlled companies                         50,000                     --
                                                             -----------            -----------
Total current assets                                           1,765,008              2,087,548

Leasehold improvements, furniture and equipment:
   Leasehold improvements                                         33,139                 33,140
   Furniture and equipment                                       987,113              1,393,481
  Less accumulated depreciation                                 (827,845)              (893,803)
                                                             -----------            -----------
Total leasehold improvements, furniture and equipment            192,407                532,818
                                                             -----------            -----------
Total assets                                                 $ 1,957,415            $ 2,620,366
                                                             ===========            ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
   Accounts payable                                          $ 1,385,955            $ 1,491,247
   Current portion of notes and capital leases payable            30,434                 48,069
   Accrued liabilities                                            66,138                219,420
                                                             -----------            -----------
Total current liabilities                                      1,482,527              1,758,736

   Notes and capital leases payable (Note 5)                       9,264                339,445
   Loan payable to shareholders (Note 5)                         324,325                     --
                                                             -----------            -----------
 Total liabilities                                             1,816,116              2,098,181

Commitments and contingencies (Note 7)

Stockholders' equity:
   Common stock, $1 par; authorized 100,00 shares; issued
     and outstanding 2,000 shares at December 31, 1998 and
     July 31, 1999
                                                                   2,000                  2,000

   Additional paid-in capital                                    593,521                790,873
   Accumulated deficit                                          (454,222)              (270,688)
                                                             -----------            -----------
Total stockholders' equity                                       141,299                522,185
                                                             -----------            -----------
Total liabilities and stockholders' equity                   $ 1,957,415            $ 2,620,366
                                                             ===========            ===========

See accompanying notes.

                     Humboldt Industries, Inc. and Affiliate

                        Combined Statements of Operations


                                                      YEAR ENDED      SEVEN MONTHS
                                                      DECEMBER 31     ENDED JULY 31
                                                         1998            1999
                                                     ------------    ------------
Sales                                                $ 14,943,683    $  9,084,885
Cost of sales                                          10,700,335       5,935,829
                                                     ------------    ------------
Gross profit                                            4,243,348       3,149,056

Selling, general and administrative expenses:
   Selling expenses                                     1,849,316       1,336,995
   General and administrative                           2,350,884       1,546,499
   Depreciation                                            42,671          65,958
                                                     ------------    ------------
Total selling, general and administrative expenses      4,242,871       2,949,452
                                                     ------------    ------------
Income from operations                                        477         199,604

Other income (expense):
   Interest expense                                        (5,602)        (19,425)
   Interest income                                          5,000           3,355
   Other income                                           100,000              --
                                                     ------------    ------------
Total other income (expense)                               99,398         (16,070)
                                                     ------------    ------------
Net income, historical                                     99,875         183,534
Proforma income tax provision                              38,365          70,500
                                                     ------------    ------------
Proforma net income                                  $     61,510    $    113,034
                                                     ============    ============

See accompanying notes.

                     Humboldt Industries, Inc. and Affiliate

                   Combined Statements of Stockholders' Equity

                                                            ADDITIONAL
                                                  COMMON     PAID-IN     ACCUMULATED
                                                  STOCK      CAPITAL       DEFICITS     TOTAL
                                                ---------   ----------   ------------ ---------
Balance at January 1, 1998                      $   2,000   $ 593,521    $(554,097)   $  41,424
   Net income for the year ended
    December 31, 1998                                  --          --       99,875       99,875
                                                ---------   ---------    ---------    ---------
Balance at January 1, 1999                          2,000     593,521     (454,222)     141,299
   Cash distributions to stockholder                   --     (76,973)          --      (76,973)
   Non-cash contribution by
     stockholder (Note 5)                              --     324,325           --      324,325
   Non-cash distribution to
     stockholder (Note 5)                              --     (50,000)          --      (50,000)
   Net income for seven months ended
     July 31, 1999                                     --          --      183,534      183,534
                                                ---------   ---------    ---------    ---------
Balance at July 31, 1999                        $   2,000   $ 790,873    $(270,688)   $ 522,185
                                                =========   =========    =========    =========

See accompanying notes.

                    Humboldt Industries, Inc. And Affiliate

                       Combined Statements of Cash Flows


                                                                    YEAR ENDED         SEVEN MONTHS
                                                                    DECEMBER 31        ENDED JULY 31
                                                                       1998                1999
                                                                    -----------        -------------
OPERATING ACTIVITIES
Net income                                                          $   99,875         $  183,534
Adjustments to reconcile net cash provided (used) by
operating activities:
   Depreciation                                                         42,671             65,958
   Loss on sale of assets                                                  412                 --
   Changes in assets and liabilities:
     Accounts receivable                                                84,980           (102,276)
     Inventory                                                         237,147           (304,616)
     Deferred advertising costs                                        131,000             37,000
     Other assets                                                       (1,879)               647
     Accounts payable                                                 (262,210)           105,292
     Accrued expenses                                                   12,341            153,282
                                                                    ----------         ----------
Net cash provided by operating activities                              344,337            138,821

INVESTING ACTIVITIES
Capital expenditures                                                   (27,365)                --
Due from commonly controlled companies                                 (24,962)                --
                                                                    ----------         ----------
Net cash used in investing activities                                  (52,327)                --

FINANCING ACTIVITIES
Repayments of notes payable and capital leases                              --            (58,553)
Proceeds from long-term debt                                                --                 --
Repayments of long-term debt                                           (32,738)                --
Repayment of loan payable, shareholder                                (218,042)                --
Distribution to stockholder                                                 --            (76,973)
                                                                    ----------         ----------
Net cash used in financing activities                                 (250,780)          (135,526)
                                                                    ----------         ----------
Net increase in cash                                                    41,230              3,295
Cash at beginning of year                                              106,948            148,178
                                                                    ----------         ----------
Cash at end of year                                                 $  148,178         $  151,473
                                                                    ==========         ==========

SUPPLEMENTAL DISCLOSURES:
   Net amounts stockholder contributed as additional
     paid-in capital (Note 5)                                       $       --         $  274,325
                                                                    ==========         ==========
   Assets purchased through capital lease                           $       --         $  406,369
                                                                    ==========         ==========

See accompanying notes.

                     Humboldt Industries, Inc. And Affiliate

                     Notes To Combined Financial Statements


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Humboldt Industries, Inc. and its affiliate, Maplewood Industries, Inc., (collectively the "Company") are engaged in the mail order sale of pet training and grooming aids, health supplies and vaccines for dogs, cats and other pets as well as the mail order sale of arts and crafts supplies. The customer base is primarily located throughout the continental United States.

COMBINATION

The combined financial statements include the accounts of the Humboldt Industries, Inc. and its affiliate Maplewood Industries, Inc. These companies were owned by the same shareholders and have common management. All significant intercompany accounts and transactions have been eliminated in combination.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

Revenue is recognized at the time of shipment of merchandise. When returned goods are received, sales are reduced and the related merchandise is restocked to inventory.

INVENTORY

Inventory consists of purchased finished products held for resale stated at the lower of cost or market. The last-in, first-out ("LIFO") method is used to determine cost for Humboldt Industries, Inc. while the first-in, first-out ("FIFO") method is used to determine cost for Maplewood Industries, Inc.

DEFERRED ADVERTISING COSTS

The Company accounts for catalog costs in accordance with SOP 93-7, "Reporting on Advertising Costs" in connection with the marketing of its direct response products. Such expense is amortized over the period of benefit which is less than one year using the ratio of current period revenues to the total of current and estimated future period revenues for each catalog. All other advertising costs are expensed as incurred.

LEASEHOLD IMPROVEMENTS, FURNITURE AND EQUIPMENT

These assets are stated at cost. Depreciation is being provided by accelerated methods over the estimated useful lives of the assets.

                    Humboldt Industries, Inc. And Affiliate


               Notes To Combined Financial Statements (continued)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Company elected to be treated as an S Corporation for federal and state income tax reporting, whereby any income or loss will be included in the individual shareholder's income tax return. As a result of the acquisition by Pet Quarters, Inc. (see Note 8), the Company, effective August 1999, was subject to federal and state income taxes. A proforma provision for income taxes is presented in the accompanying combined statement of operations.

IMPAIRMENT OF ASSETS

The Company accounts for any impairment of its long-lived assets using Statements of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed Of". Under SFAS No. 121, impairment losses are recognized when information indicates the carrying amount of long-lived assets, identifiable intangibles and goodwill related to those assets will not be recovered through future operations or sale.

CONCENTRATION OF CREDIT RISK

Accounts receivable are comprised of a diversified customer base. The Company employs credit monitoring policies that, in management's opinion, effectively reduce any potential risk to an acceptable level.

                    Humboldt Industries, Inc. And Affiliate


               Notes To Combined Financial Statements (continued)


2. GOING CONCERN UNCERTAINTY

The accompanying combined financial statements have been presented in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company is now a consolidated subsidiary of Pet Quarters, Inc. which has a significant working capital deficiency and has incurred operating losses since its formation. As discussed in Note 8, Pet Quarters, Inc. has an outstanding bridge loan for $4.8 million that matures May 10, 2000. Pet Quarters, Inc. believes that actions presently being taken will provide for the Company to continue as a going concern. Such actions may include but are not limited to a private equity stock placement which would be utilized to payoff the bridge loan and other current debt, a strategic partnership or acquisition that would provide the Company with the necessary capital, or sale of certain assets. However, there are no assurances that management will be able to secure additional equity capital or complete any other strategic transaction that will permit the Company to meet its current obligations.

3. CASH

Cash on deposit at a National Bank exceed the FDIC insured limit by approximately $50,000 and $44,000 at July 31, 1999 and December 31, 1998, respectively.

4. INVENTORIES

The Company's inventory consists of the following:


                                                 DECEMBER 31
                                                    1998             JULY 31, 1999
                                                ------------         -------------
Humboldt at FIFO cost                           $  1,642,000         $  1,857,751
Excess of FIFO cost over LIFO cost                  (608,000)            (544,531)
                                                ------------         ------------
                                                   1,034,000            1,313,220
Maplewood at FIFO cost                               216,853              242,249
                                                ------------         ------------
                                                $  1,250,853         $  1,555,469
                                                ============         ============

                    Humboldt Industries, Inc. And Affiliate

5. NOTES AND CAPITAL LEASES PAYABLE


                                                                              DECEMBER 31         JULY 31
                                                                                 1998               1999
                                                                              -----------        ----------
Capital lease payable to a leasing company due in monthly
  installments of $5,096 until May 2003 with no stated interest
  rate. The lease is guaranteed by a stockholder.                             $       --        $  195,215
Capital lease payable to a leasing company due in monthly
  installments of $3,332 until December 2004 with no stated
  interest rate. The lease is guaranteed by a stockholder.                            --           170,057
Loan payable to stockholders, unsecured, noninterest bearing, due
  on demand.                                                                     324,325                --
Other notes payable                                                               39,698            22,242
                                                                              ----------        ----------
                                                                                 364,023           387,514
Less current portion                                                             333,589            48,069
                                                                              ----------        ----------
                                                                              $   30,434        $  339,445
                                                                              ==========        ==========


Annual maturities of notes and capital leases through July 31 are as follows:

1999                                                                                            $   48,069
2000                                                                                                82,320
2001                                                                                                84,056
2002                                                                                                88,102
2003                                                                                                56,589
Thereafter                                                                                          28,378
                                                                                                ----------
                                                                                                $  387,514
                                                                                                ==========

The Company paid interest of approximately $19,000 for the seven month period ended July 31, 1999 and approximately $6,000 for the year ended December 31, 1998.

Equipment leased under capital lease obligations is included in furniture and equipment at July 31, 1999 and December 31, 1998. Amortization of the leased equipment is included in depreciation expense.

The Company has a line of credit which permits borrowings up to $500,000 and bears interest at the Bank's prime rate of interest 7.75% at July 31, 1999 and December 31, 1998. Collateral for the line consist of accounts receivable, inventory and general intangibles. As of July 31, 1999 and December 31, 1998, zero borrowings were outstanding under this line of credit.

                    Humboldt Industries, Inc. And Affiliate


               Notes To Combined Financial Statements (continued)


6. RELATED PARTY TRANSACTIONS

At December 31, 1998, the Company had a $50,000 note receivable from a company owned by the principal stockholder. This note was non-interest bearing and consisted of reimbursement of expenses incurred by the Companies on behalf of a commonly controlled company. Such expense reimbursement aggregated $50,000 in 1998.

During the seven months ended July 31, 1999, the principal stockholder contributed $324,325 of amounts due to the principal stockholder as additional capital net of $50,000 the Company had as a receivable from a company owned by the principal stockholder. These transactions are reflected in the accompanying statement of stockholders' equity.

The former stockholders lease a building to the Company. A mortgage on the building, aggregating approximately $1,500,000 and $1,559,000 at July 31, 1999 and December 31, 1999, respectively, is guaranteed by the Company.

Taxes, insurance and maintenance expenses related to the facility are paid by the Company. Such expenses totaled approximately $75,000 and $60,000 for the seven months ended July 31, 1999 and for the year ended December 31, 1999, respectively. Rent expense on the facility aggregated $140,000 and $240,000 for the seven month period ended July 31, 1999 and for the year ended December 31, 1999, respectively. Future minimum lease payments are $240,000 per year through July 31, 2004.

7. COMMITMENTS

The Company executed two operating leases in 1998 for a telecommunication system and a data processing system, which require monthly payments of approximately $3,300 through December 2004 and $5,000 through June 2003, respectively. Rent expense approximated $140,000 and $240,000 and for the seven months ended July 31, 1999 and for the year ended December 31, 1998, respectively.

8. SUBSEQUENT EVENT

On August 1, 1999, 100% of the outstanding stock of the Company was acquired by Pet Quarters, Inc. ("Pet Quarters") for $4.6 million cash and 1,146,417 shares of Pet Quarters, Inc. common stock, valued at $4.6 million on the date of the acquisition. The acquisition was accounted for as a purchase transaction with related goodwill recorded on the books of Pet Quarters, in the amount of approximately $8.3 million. The cash paid was financed through a bridge loan (the "Bridge Loan") by borrowing $4.6 from Sun Valley Trust (the "Trust"). This loan was due in full on October 1, 1999 with interest accruing at a rate of 12.5%. Some of the investors in the Trust are also Pet Quarters employees. In conjunction with the Bridge Loan transaction, Pet Quarters issued 153,334 shares of Common Stock with an estimated market value of $651,670 as payment for origination of the loan. This origination fee is being amortized over the term of the loan. In addition, Pet Quarters issued 4,334 shares of Common Stock with a market value of $18,420 for attorney fees associated with the bridge loan.

                    Humboldt Industries, Inc. And Affiliate


               Notes To Combined Financial Statements (continued)


8. SUBSEQUENT EVENT (CONTINUED)

On October 2, 1999 Pet Quarters went into default on the $4.6 million bridge loan noted above. This bridge loan was extended on November 10, 1999 with key changes from the original agreement. The interest rate was reduced from 12.5% to 10%. Interest in the amount of $204,723 was paid current. Penalties in the amount of $230,000 were added to the principal balance (total principal $4,830,000), $20,000 in interest payments are due monthly with the remainder to accrued and be paid upon funding. On November 10, 1999, the Company issued an additional 275,000 restricted shares to the trust at a value equal to the average market value of $1.756, or $483,010. The terms of the extension required a principal payment of $1,000,000 by February 10, 2000. This payment was made on February 3, 2000 as required (unaudited). The remaining principal balance plus accrued interest will be due in full on May 10, 2000.

                            HUMBOLDT INDUSTRIES, INC.

                          Year ended December 31, 1997

                          Independent Auditors' Report



Board of Directors
Humboldt Industries, Inc.
Hazleton, Pennsylvania


We have audited the accompanying balance sheet of Humboldt Industries, Inc. as of December 31, 1997 and the related statements of operations and deficit and of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Humboldt Industries, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



Kingston, Pennsylvania
February 18, 1998


                        KRONICK KALADA BERDY & CO., P.C.

                            HUMBOLDT INDUSTRIES, INC.

                        BALANCE SHEET - DECEMBER 31, 1997

ASSETS
Current assets:
   Cash                                                                  $     92,788
   Accounts receivable                                                        141,961
   Inventory                                                                1,285,000
   Due from commonly controlled companies                                     108,892
                                                                         ------------
Total current assets                                                        1,628,641
                                                                         ------------

Leasehold improvements, furniture and equipment:
   Leasehold improvements                                                      33,139
   Furniture and equipment                                                    982,988
                                                                         ------------
Total leasehold improvements, furniture and equipment                       1,016,127
                                                                         ------------

Less accumulated depreciation                                                 797,859
                                                                         ------------
                                                                              218,268
                                                                         ------------

Deferred catalog costs, net                                                   318,000
Other assets                                                                    3,059
                                                                         ------------

Total assets                                                             $  2,167,968
                                                                         ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portions of notes payable, bank                               $     32,738
   Accounts payable                                                         1,544,188
   Accrued payroll and related expenses                                        53,797
                                                                         ------------

Total current liabilities                                                   1,630,723

   Notes payable, bank, net of current portion                                 49,841
   Loan payable shareholders, unsecured, non-interest
     bearing, due after 1998                                                  466,267
                                                                         ------------

 Total liabilities                                                          2,146,831

Shareholders' equity:
   Common stock, $1 par; authorized 100,000 shares; issued
     and outstanding 1,000 shares                                               1,000
   Additional paid in capital                                                 593,521
   Deficit                                                                   (573,384)
                                                                         ------------

                                                                               21,137
                                                                         ------------

 Total Liabilities                                                       $  2,167,968
                                                                         ============


                        See notes to financial statements

                            HUMBOLDT INDUSTRIES, INC.

                       STATEMENT OF OPERATIONS AND DEFICIT

                          YEAR ENDED DECEMBER 31, 1997

Sales                                                                    $ 12,237,912
Cost of sales                                                               8,843,253
                                                                         ------------
Gross profit                                                                3,394,659

Selling, general and administrative expenses:
   Catalog costs                                                            1,347,872
   Other                                                                    1,987,431
                                                                         ------------

                                                                            3,335,303
Income from operations                                                         59,356
                                                                         ------------

Other income (expense):
   Interest expense, net of interest income ($7,000, 1997)                       (426)
Other income                                                                   19,205
                                                                         ------------
                                                                               18,779

Net income                                                                     78,135
   Deficit, beginning                                                        (543,552)
   Shareholders' distribution                                                (107,967)
                                                                         ------------
   Deficit, ending                                                       $   (573,384)
                                                                         ============


                        See notes to financial statements

                            HUMBOLDT INDUSTRIES, INC.

                             STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1997


Cash flows from operating activities:
   Net income                                                            $     78,135
   Adjustments:
     Depreciation                                                              87,789
     Changes in assets and liabilities:
       Accounts receivable                                                    (59,792)
       Inventory                                                             (282,000)
       Deferred catalog costs                                                 211,500
       Accounts payable                                                       151,391
       Accrued payroll and related expenses                                     9,263
                                                                         ------------

       Net cash provided by operating activities                              196,286
                                                                         ------------

Cash flows from investing activities:
   Capital expenditures                                                       (32,873)
   Due from commonly controlled companies                                     (44,059)
                                                                         ------------

       Net cash used in investing activities                                  (76,932)
                                                                         ------------

Cash flows from financing activities:
   Proceeds from long-term debt                                                25,739
   Repayments of long-term debt                                               (42,161)
   Distribution to shareholders                                              (107,967)
                                                                         ------------

       Net cash used in financing activities                                 (124,389)
                                                                         ------------

Net decrease in cash                                                           (5,035)

Cash, beginning                                                                97,823
                                                                         ------------

Cash, ending                                                             $     92,788
                                                                         ============

Supplemental disclosure:
Cash paid during the year for interest expense                           $      7,426
                                                                         ============


                        See notes to financial statements

                            HUMBOLDT INDUSTRIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1997




1.       Summary of significant accounting policies:

         Description of business:

         The Company, a Pennsylvania corporation, is engaged in the mail order sale of training and grooming aids, health supplies and vaccines for dogs, cats and other pets. The customer base is primarily located throughout the continental United States.

         Use of estimates:

         Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported revenues and expenses.

         Revenue recognition:

         Revenue is recognized at the time of shipment of merchandise. When returned goods are received, sales are reduced and the related merchandise is restocked to inventory.

         Inventory:

         Inventory consists of purchased finished products held for resale stated at the lower of cost or market. The last-in, first-out (LIFO) method is used to determine cost.

         Advertising costs:

         The Company incurs catalog costs in connection with the marketing of its direct response products. Such expense is amortized in generally less than one year using the ratio of current period revenues to the total of current and estimated future period revenues for each catalog.

         Leasehold improvements, furniture and equipment and depreciation:

         These assets are stated at cost. Depreciation is being provided by accelerated methods over the estimated useful lives of the assets.

         Income taxes:

         The Company elected to be treated as an S Corporation for federal and state income tax reporting, whereby any income or loss will be included in the individual shareholder's income tax return.

                            HUMBOLDT INDUSTRIES, INC.

                          YEAR ENDED DECEMBER 31, 1997

2.       Cash:

         At December 31, 1997 cash on deposit at a national bank exceeds the FDIC insured limit by $154,000.

3.       Inventories:

         At December 31, 1997, inventory was valued at $1,285,000, using the LIFO method (Note 1), which was less than the corresponding current replacement value of approximately $1,966,000.

4.       Due from commonly controlled companies:

         These non-interest bearing amounts consist of working capital advances and reimbursement of expenses incurred by the Company on behalf of the commonly controlled companies. Such expense reimbursement aggregated $110,000 in 1997. Reimbursement amount due at December 31, 1997 was $25,000.

5.       Line of credit:

         The Company has a line of credit which permits borrowings up to $500,000 and bears interest at the Bank's prime rate of interest (8.5% at December 31, 1997). Collateral for the line consist of accounts receivable, inventory and general intangibles. As of December 31, 1997, the balance was zero.

6.       Building lease:

         The shareholders lease a building to the Company. A mortgage on the building, aggregating $1,622,000 at December 31, 1997, is guaranteed by the Company. The Company does not require collateral for this contingent liability.

         Taxes, insurance and maintenance expenses related to the facility are paid by the Company. Such expenses totalled $52,000 in 1997. Rent expense on the facility aggregated $240,000 in 1997. Future minimum lease payments are $240,000 per year through June 2001.

7.       Equipment commitments and rent expense:

         The Company executed two operating leases for a telecommunication system and a data processing system, which require monthly payments of approximately $3,300 through December 2004 and $5,000 through June 2003, respectively. Rent expense approximated $18,000 in 1997.

                          Audited Financial Statements

                                WeRPets.com, Inc.
                        (A Development Stage Enterprise)

                             March 31, 2000 and the
                            period from July 2, 1999
                           (date of inception) through
                                 March 31, 2000
                       with Report of Independent Auditors

                                WeRPets.com, Inc.
                        (A Development Stage Enterprise)

                          Audited Financial Statements

                       March 31, 2000 and the period from
             July 2, 1999 (date of inception) through March 31, 2000



                                    CONTENTS

Report of Independent Auditors........................................................................F-49

Audited Financial Statements

Statement of Financial Position.......................................................................F-50
Statement of Operations...............................................................................F-51
Statement of Stockholders' Equity (Deficit)...........................................................F-52
Statement of Cash Flows...............................................................................F-53
Notes to Financial Statements.........................................................................F-54

                         Report of Independent Auditors


The Stockholders of
    WeRPets.com, Inc.

We have audited the accompanying statements of financial position of WeRPets.com, Inc. ( a development stage enterprise) as of March 31, 2000, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from July 2, 1999 (date of inception) through March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WeRPets.com, Inc. (a development stage enterprise) at March 31, 2000, and the results of its operations and its cash flows for the period from July 2, 1999 (date of inception) through March 31, 2000 in conformity with accounting principles generally accepted in the United States.



                                                               Ernst & Young LLP

Nashville, Tennessee
April 7, 2000

                                WeRPets.com, Inc.
                        (A Development Stage Enterprise)

                         Statement of Financial Position

                                 March 31, 2000

ASSETS
Total assets                                                                       $       --
                                                                                   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accrued professional fees                                                       $   39,000
   Accrued portal contract fees                                                         6,932
   Accrued other                                                                        3,350
                                                                                   ----------
Total current liabilities                                                              49,282

Stockholders' equity (deficit):
   Common stock, $.01par value; 10,000 shares authorized; 10,000 shares
     issued and outstanding                                                               100
   Additional paid-capital                                                             50,816
   Deficit accumulated during development stage                                      (100,198)
                                                                                   ----------
Total stockholders' equity (deficit)                                                  (49,282)
                                                                                   ----------

Total liabilities and stockholders' equity (deficit)                               $       --
                                                                                   ==========


See accompanying notes.

                                WeRPets.com, Inc.
                        (A Development Stage Enterprise)

                             Statement of Operations



       Period from July 2, 1999 (date of inception) through March 31, 2000


Revenues                                                                $     --

General and administrative expenses                                      100,198
                                                                        --------

Net loss                                                                $100,198
                                                                        ========


See accompanying notes.

                                WeRPets.com, Inc.
                        (A Development Stage Enterprise)

                   Statement of Stockholders' Equity (Deficit)

       Period from July 2, 1999 (date of inception) through March 31, 2000


                                                COMMON STOCK
                                           -----------------------    ADDITIONAL
                                           NUMBER OF        PAR         PAID-IN     ACCUMULATED
                                            SHARES         VALUE        CAPITAL       DEFICIT         TOTAL
                                           ---------     ---------    ----------    -----------     ---------
Balance at date of inception
  (July 2, 1999)                                  --     $      --     $      --     $      --      $      --
   Issuance of common stock                    9,000            90            --            --             90
   Contributed capital                            --            --        50,816            --         50,816
   Issuance of common stock in
     accordance with the AHN/FIT
     Internet, LLC agreement described
     in Note 3                                 1,000            10            --            --             10
   Net loss                                       --            --            --      (100,198)      (100,198)
                                           ---------     ---------     ---------     ---------      ---------
Balance at March 31, 2000                     10,000     $     100     $  50,816     $(100,198)     $ (49,282)
                                           =========     =========     =========     =========      =========


See accompanying notes.

                                WeRPets.com, Inc.
                        (A Development Stage Enterprise)

                             Statement of Cash Flows

       Period from July 2, 1999 (date of inception) through March 31, 2000


OPERATING ACTIVITIES
Net loss                                                                        $(100,198)
Adjustments to reconcile net loss to net cash used in operating activities:
     Noncash capital contributions                                                 50,916
Changes in operating assets and liabilities:
     Accrued professional fees                                                     39,000
     Accrued portal contract fees                                                   6,932
     Accrued other                                                                  3,350
                                                                                ---------
Net cash used in operating activities                                                  --

FINANCING ACTIVITIES
Net cash provided by financing activities                                              --

INVESTING ACTIVITIES
Net cash used in investing activities                                                  --
                                                                                ---------

Net increase in cash and cash equivalents                                              --
Cash and cash equivalents at beginning of period                                       --
                                                                                ---------
Cash and cash equivalents at end of period                                      $      --
                                                                                =========


SUPPLEMENTAL CASH FLOW INFORMATION:
Company expenses paid personally by shareholders                                $  50,906
                                                                                =========
Common stock issued in accordance with the AHN/FIT Internet, LLC agreement      $      10
                                                                                =========


See accompanying notes.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REPORTING ENTITY

WeRPets.com, Inc. (the Company) was incorporated July 2, 1999 and is based in Nashville, Tennessee. For financial reporting purposes, the Company is considered to be a development stage enterprise because planned principal operations have not commenced. The Company is a pioneering Internet company that plans to be a leading destination website and portal community for pet owners and pet professionals. The Company plans to offer a broad range of pet products in addition to developing communities and providing information on pet ownership, health, nutrition, education, and entertainment.

The Company is establishing relationships with pet professionals in order to build trust with the consumer and drive traffic through this professional endorsement. The Company plans to provide pet professionals with value-added services and fulfill their value proposition by offering Internet access to clinical reference materials, continuing education, communication services, and web pages. The Company plans to be a leading provider of value-added services to veterinarians and other related professionals.

The Company plans to build its customer base by providing superior customer service, convenience, product value, and comprehensive information. The Company envisions being a leading provider of online pet products and animal content, leading the market in its migration to a virtual pet superstore and pet information and community center. The Company plans to differentiate itself through its close relationships with veterinary and other professionals, a strong global presence with World Telehealth, leveraging the media contacts and notoriety of veterinary relationships, and the Company's exclusive portal position with Galaxy.com.


FISCAL YEAR

The Company's fiscal year ends on June 30 of each year.

INCOME TAXES

The Company uses the liability method of accounting for federal and state income taxes as provided by SFAS No. 109. Under the liability method, the deferred tax liability or asset is based on temporary differences between the financial statement and income tax basis of assets and liabilities, measured at tax rates that will be in effect when the differences reverse.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ materially from these estimates.

2. COMMON STOCK

At its inception the Company was authorized to issue up to ten shares of $.01 par value Common Stock, all 10 of which were issued at inception. On March 9, 2000, the Company's charter was amended to authorize issuance of up to ten thousand shares of Common Stock. On April 7, 2000, the Board of Directors caused the issuance of 8,990 shares of Common Stock to founders and certain other persons whom the Board of Directors had intended to become shareholders at or near the Company's inception in July, 1999. Consistent with the stated intent of the Board of Directors, the financial statements reflect the 10,000 share authorization and issuance of 8,990 shares. An additional 1,000 shares were issued in connection with the agreement discussed in Note 3.

All shares of Common Stock are one and the same class and when issued, will have equal rights of participation in dividends and assets of the Company and will be non-assessable. Each outstanding share of Common Stock will be entitled to one vote on such matters requiring the vote of the shareholders.

3. AHN/FIT INTERNET, LLC ("AHN/FIT") CONTRACT

On July 23, 1999, the Company entered into an exclusive sponsorship, licensing and promotion agreement ("Agreement") with AHN/FIT. AHN/FIT owns and operates a web portal site located at Galaxy.com (the "Portal"). The initial term of the Agreement is for thirty-six months commencing on the Launch Date. The Launch Date is defined as the date on which the WeRPets.com logo becomes publicly available for viewing on the pet vertical community of the Portal. The Launch Date occurred on March 10, 2000.

The Agreement provides the Company with three distinct benefits. First, the Company has a worldwide, exclusive, non-transferable license to access, download, and use selected AHN/FIT pet and veterinary related content in the operations of the WeRPets.com web site with certain restrictions. Second, AHN/FIT agreed to sponsor the hosting and operation of the pet vertical community devoted to the subjects of pets and will locate the AHN/FIT content in this vertical community, and the Company was granted the exclusive right to be the sole pet-related sponsor and retailer within this pet vertical. In addition, the Company has the exclusive right to sell advertising within the pet vertical, and AHN/FIT will prominently feature WeRPets.com and its products throughout the Portal and in the pet vertical community. Third, AHN/FIT will provide promotions, web links and advertisements online at AHN/FIT's website and the Portal.

The Company and AHN/FIT have mutually agreed to allow royalty-free, non-exclusive, non-transferable, worldwide license to use the others' respective trademarks, service marks, tradenames, logos, designs, graphics, audio and related marks that may arise.

Under this Agreement the Company is required to pay AHN/FIT an annual fee of $110,000 for the licensing of the AHN/FIT content, payable in quarterly installments following the Launch Date. On the Launch Date, the Company was required to issue 1,000 shares of Common Stock to AHN/FIT representing ten percent of the equity ownership as of the Launch Date. In addition, the Company must pay to AHN/FIT 6% in the first year of the Agreement and 4% in all subsequent years of the Net Advertising Revenue resulting from the Company's sales of advertising on the Company's website. Net Advertising Revenue is defined as all monetary consideration actually received by the Company for all advertisements sold by the Company less agency discounts and third party adverting sales representative commissions.

4. INCOME TAXES

Significant components of the provision for income taxes are as follows:

            Federal     State      Total
            -------     ------     ------
Current      $   --     $   --     $   --
Deferred         --         --         --
             ------     ------     ------
   Total     $   --     $   --     $   --
             ======     ======     ======

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at March 31, 2000 are as follows:

Deferred tax assets:
    Capitalized start-up and organizational costs for tax purposes     $ 37,456
                                                                       --------
Total gross deferred tax assets                                          37,456

Less--valuation allowance                                               (37,456)
                                                                       --------
Net deferred tax assets                                                $     --
                                                                       ========

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has established a valuation allowance of $34,743 as of March 31, 2000 for such deferred tax assets to the extent such amounts are not considered likely to be utilized to offset existing deferred tax liabilities reversing in the same period.

The income tax expense (benefit) differs from the amount computed by applying the federal statutory rate to income before income taxes for the year ended March 31, 2000 as follows:

Tax at U.S. statutory rates            $(34,067)           34%
State income taxes, net of federal       (4,007)            4
Change in valuation allowance            37,456           (37)
Other                                       618            (1)
                                       --------      --------
                                       $     --            -%
                                       ========      ========

5. STRATEGIC PARTNERSHIP

On March 19, 2000, the Company received a Memorandum of Understanding ("MOU") from World Telehealth indicating its intent to enter into a strategic partnership with the Company. The MOU gives the Company a preferred supplier agreement whereby the Company will have the first right of refusal for one year on any opportunity deemed within the final scope of a signed agreement. The Company would be expected to provide e-commerce products and educational information services for animal and pet healthcare. The Company would be required to compensate World Telehealth with up to a 20% commission, depending on product margin structure, on all sales of animal health and pet products that would be identified as a result of the strategic partnership's marketing efforts, principally within the G-77 community. As of the date of these financial statements, a definitive agreement has not been signed. The transaction is expected to close on or around April 30, 2000.

6. SUBSEQUENT EVENTS

On April 7, 2000, the Company entered into an agreement to sell all of the Company's outstanding Common Stock to Pet Quarters, Inc. in exchange for 703,316 shares of Pet Quarters common stock, valued at $3.50 per share, and Pet Quarters, Inc., assumption of all outstanding liabilities at March 31, 2000 and $20,000 in legal fees, which are contingent on the transaction closing. The transaction is expected to close in April 2000.

                                ALLPETS.COM, INC.

                              FINANCIAL STATEMENTS

                     PERIOD FROM JANUARY 4, 1999 (INCEPTION)
                              TO DECEMBER 31, 1999





                                TABLE OF CONTENTS



                                                                           Page
Independent Auditors' Report...............................................F-61

Financial Statements:
   Balance Sheet...........................................................F-62
   Statement of Operations.................................................F-63
   Statement of Stockholders' Equity.......................................F-64
   Statement of Cash Flows.................................................F-65
   Notes to Financial Statements...........................................F-66

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
allpets.com, Inc.
Los Angeles, California



We have audited the accompanying balance sheet of allpets.com, Inc., as of December 31, 1999, and the related statements of operations, stockholders' equity and cash flows for the period from January 4, 1999 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of allpets.com, Inc. as of December 31, 1999 and the results of its operations and its cash flows for the period from January 4, 1999 (inception) to December 31, 1999 in conformity with generally accepted accounting principles.




                         Clumeck, Stern, Phillips & Schenkelberg
                         CLUMECK, STERN, PHILLIPS & SCHENKELBERG
                           Certified Public Accountants




Encino, California
May 1, 2000

                                ALLPETS.COM, INC.

                                  BALANCE SHEET

                                DECEMBER 31, 1999

                                     ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                    $   724,484
    Inventories                                                       13,917
    Prepaid expenses and other current assets                          7,368
                                                                 -----------

TOTAL CURRENT ASSETS                                                 745,769

FIXED ASSETS, net of accumulated depreciation of $4,916               49,046

CAPITALIZED WEBSITE COST, net of accumulated
   amortization of $22,902                                           389,326

INTANGIBLE ASSETS, net of accumulated amortization of $9,900          39,600
                                                                 -----------

TOTAL ASSETS                                                     $ 1,223,741
                                                                 ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                               $   353,354
  Accrued expenses                                                    24,039
  Notes payable to stockholders                                      228,000
  Income taxes payable                                                   800
                                                                 -----------

TOTAL CURRENT LIABILITIES                                            606,193
                                                                 -----------

COMMITMENTS

STOCKHOLDERS' EQUITY
  Series A convertible preferred stock,
   $.001 par value: authorized shares - 1,500,000;
   issued and outstanding shares - 1,387,560 (aggregate
   liquidation preference $1,450,000)                                  1,388
  Common stock, $.001 par value:  authorized shares -
   10,000,000; issued shares - 3,660,290                               3,660
  Additional paid-in capital                                       1,525,478
  Accumulated deficit                                               (881,854)
  Stock subscription receivable                                      (31,026)
  Detachable stock warrants                                                2
  Treasury stock, 1,001,320 shares, at cost                             (100)
                                                                 -----------

       Total Stockholders' Equity                                    617,548
                                                                 -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $ 1,223,741
                                                                 ===========


                       (See Notes to Financial Statements)

                                ALLPETS.COM, INC.

                             STATEMENT OF OPERATIONS

          PERIOD FROM JANUARY 4, 1999 (INCEPTION) TO DECEMBER 31, 1999


SALES, net of allowances and discounts     $  15,314

COST OF SALES                                  6,223
                                           ---------

GROSS MARGIN                                   9,091
                                           ---------

OPERATING EXPENSES
    Marketing and sales                      284,931
    General and administrative               632,404
                                           ---------

TOTAL OPERATING EXPENSES                     917,335
                                           ---------

LOSS FROM OPERATIONS                        (908,244)

INTEREST INCOME                               27,190
                                           ---------

LOSS BEFORE INCOME TAXES                    (881,054)

INCOME TAX EXPENSE                               800
                                           ---------

NET LOSS                                   $(881,854)
                                           =========


                       (See Notes to Financial Statements)

                                ALLPETS.COM, INC.

                        STATEMENT OF STOCKHOLDERS' EQUITY

          PERIOD FROM JANUARY 4, 1999 (INCEPTION) TO DECEMBER 31, 1999


                                Series A Convertible
                                   Preferred Stock               Common Stock
                              -------------------------   -------------------------   Additional
                                  # of                       # of                       paid-in      Accumulated
                                 shares       Amount        shares         Amount       capital        deficit
                              -----------   -----------   -----------   -----------   -----------    -----------
Initial issuance of
shares to founders
in exchange for
intangible assets                      --            --       225,000   $       225   $    49,275             --

Issuance of Series A
convertible preferred
stock                           1,387,560   $     1,388            --            --     1,448,612             --

Issuance of restricted
shares to consultant
for services                           --            --        11,842            12         2,593             --

Issuance of restricted
stock to officers                      --            --       129,187           129        28,292             --

Ten-for-one stock
split                                  --            --     3,294,261         3,294        (3,294)            --

Purchase of treasury
stock                                  --            --            --            --            --             --

Issuance of detachable
Stock warrants

Net loss for the period
January 4, 1999 (inception)
to December 31, 1999                   --            --            --            --            --    $  (881,854)
                              -----------   -----------   -----------   -----------   -----------    -----------

                                1,387,560   $     1,388     3,660,290   $     3,660   $ 1,525,478    $  (881,854)
                              ===========   ===========   ===========   ===========   ===========    ===========


                                                                  Treasury Stock
                                 Stock        Detachable     --------------------------
                              subscription      Stock           # of
                                receivable     Warrants        shares         Amount          Total
                              ------------    -----------    -----------    -----------    -----------
Initial issuance of
shares to founders
in exchange for
intangible assets                       --                            --             --    $    49,500

Issuance of Series A
convertible preferred
stock                                   --                            --             --      1,450,000

Issuance of restricted
shares to consultant
for services                   $    (2,605)                           --             --             --

Issuance of restricted
stock to officers              $   (28,421)                           --             --             --

Ten-for-one stock
split                                   --                            --             --             --

Purchase of treasury
stock                                   --                    (1,001,320)   $      (100)          (100)

Issuance of detachable
Stock warrants                                          2                                            2

Net loss for the period
January 4, 1999 (inception)
to December 31, 1999                    --             --             --             --       (881,854)
                               -----------    -----------    -----------    -----------    -----------

                               $   (31,026)   $         2     (1,001,320)   $      (100)   $   617,548
                               ===========    ===========    ===========    ===========    ===========


                       (See Notes to Financial Statements)

                                ALLPETS.COM, INC.

                             STATEMENT OF CASH FLOWS

          PERIOD FROM JANUARY 4, 1999 (INCEPTION) TO DECEMBER 31, 1999



CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                                $  (881,854)
    Adjustments to reconcile net loss to net
      cash used in operating activities:
       Depreciation & amortization                                               37,718
       Changes in operating assets and
       liabilities:
          Inventories                                                           (13,917)
          Prepaid expenses and other current assets                              (7,368)
          Accounts payable, accrued expenses
             and other payables                                                 377,195
                                                                            -----------

NET CASH USED IN OPERATING ACTIVITIES                                          (488,226)
                                                                            -----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of fixed assets                                                    (53,962)
    Purchase of website                                                        (412,228)
                                                                            -----------

NET CASH USED IN INVESTING ACTIVITIES                                          (466,190)
                                                                            -----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Repurchase of common stock                                                     (100)
    Net proceeds from issuances of
       Series A preferred stock                                               1,450,000
    Proceeds from short-term borrowings                                         229,000
                                                                            -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                     1,678,900
                                                                            -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                       724,484

CASH AND EQUIVALENTS - Beginning of period                                           --
                                                                            -----------

CASH AND EQUIVALENTS - End of period                                        $   724,484
                                                                            ===========


SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
    Common stock issued for notes receivable                                $    31,026
                                                                            ===========

    Common stock issued for intangible assets                               $    49,500
                                                                            ===========


SUPPLEMENTAL CASH FLOW DISCLOSURES
    Cash paid for -
       Interest                                                             $        --
                                                                            ===========
       Income taxes                                                         $        --
                                                                            ===========


                       (See Notes to Financial Statements)

                                ALLPETS.COM, INC.

                          NOTES TO FINANCIAL STATEMENTS

          PERIOD FROM JANUARY 4, 1999 (INCEPTION) TO DECEMBER 31, 1999



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

          allpets.com, Inc. (the "Company") was incorporated in the state of Delaware on January 4, 1999. The Company is engaged in the sale over the Internet of pet products, services, and information primarily in the United States.


Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.


Revenue Recognition

          Revenues on product sales, net of discounts, coupons and allowances, are recognized upon shipment of the related goods. Outbound shipping and handling fees are included in net sales upon shipment. The Company provides for an estimated allowance for sales returns in the period of sale.

Capitalization of Website Development Cost

          The Company has elected to capitalize website development cost under SOP 98-1 issued by the Accounting Standards Executive Committee. Under the SOP, qualifying computer software costs are required to be capitalized and amortized over the software's estimated useful life. The Company has elected to use a 36 month estimated life, and as of December 31, 1999 had amortized approximately $22,900.

Marketing Agreements

          The Company enters into various advertising, marketing and co-marketing agreements which provide for certain advertising, reciprocal advertising, promotional and customer acquisition activities for terms generally not in excess of twelve months. See
          Note 7 for discussion of long-term joint marketing agreement.

Cash Equivalents

          The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The Company's cash equivalents consist mainly of money market funds.

                                ALLPETS.COM, INC.

          PERIOD FROM JANUARY 4, 1999 (INCEPTION) TO DECEMBER 31, 1999



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventories

     Inventories are stated at the lower of cost (using the first-in, first-out method) or market. Inventory at December 31, 1999 consists of pet supplies purchased for retail sales.

Fixed Assets

     Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, which range from five to seven years.

Fulfillment Expenses

     The Company includes fulfillment expenses in marketing and sales in the accompanying statement of operations.

Intangible Assets

     Intangible assets, consisting primarily of copyrights, trademarks and customer lists acquired, are recorded at cost. Amortization is provided using the straight-line method over the estimated useful lives of the related intangible assets of five years. The amortization expense for the year ended December 31, 1999 is $9,900.

Sale of Stock

     The Company has sold common and preferred stock in offerings that were exempt from registration with the Securities and Exchange Commission.

Long-Lived Assets

     The Company accounts for any impairment of its long-lived assets using "SFAS" No. 121. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets is measured by comparison of the carrying amount of the asset to net future cash flows expected to be generated from the asset. No impairment has been recognized in the accompanying financial statements.

Concentration of Credit Risk

     The Company is subject to concentrations of credit risk from its cash investments. The Company's credit risk is managed through monitoring the stability of the financial institutions utilized. The Company may maintain deposits in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any credit risk on cash or cash equivalents.

                                ALLPETS.COM, INC.

          PERIOD FROM JANUARY 4, 1999 (INCEPTION) TO DECEMBER 31, 1999



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

     The fair value of cash and cash equivalents, short-term debt and accounts payable approximates carrying value due to the short-term nature of such instruments. The fair value of the stockholders' notes receivable cannot be determined as no market exists for such instruments.

Stock-Based Compensation

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages but does not require companies to record compensation costs for stock-based employee compensation at fair value. The Company has chosen to account for stock-based compensation granted to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation costs for stock options granted to employees is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount that must be paid to acquire the stock. Stock-based compensation issued to non-employees is measured and recorded using the fair value method prescribed in SFAS No. 123. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123 (see Note 7).

Income Taxes

     The Company accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to be recovered. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

Advertising Costs

     The Company expenses advertising costs as they are incurred. Advertising expenses of approximately $142,000 were incurred for the year ended December 31, 1999.

Comprehensive Income

     The Company adopted SFAS No. 130, Reporting Comprehensive Income, which requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. There were no items of other comprehensive income in 1999.

                                ALLPETS.COM, INC.

          PERIOD FROM JANUARY 4, 1999 (INCEPTION) TO DECEMBER 31, 1999


NOTE 2 - FIXED ASSETS

Fixed assets at December 31, 1999 consist of the following:


Computer equipment                  $   37,654
Office equipment                        16,308
                                    ----------

                                        53,962
Less accumulated depreciation            4,916
                                    ----------
                                    $   49,046
                                    ==========


NOTE 3 - NOTES PAYABLE TO STOCKHOLDERS

     Notes payable to stockholders at December 31, 1999 consist of unsecured notes. The notes bear interest at 9% per year and mature in December 2000. If the Company enters into an equity offering prior to the maturity date of the notes, the stockholder has the option of converting the outstanding principal and interest into common stock according to the terms and conditions of the offering. The holders of the notes purchased warrants for one dollar each entitling them to purchase Series A preferred stock at $1.045 per share not to exceed 50% of the original notes payable. The warrants are exercisable through December 17, 2004, and must be exercised in the event of a public offering of at least $50,000,000.


NOTE 4 - INCOME TAXES

     As a result of the net operating losses, the provision for income taxes consists solely of minimum state taxes.

     The components of the deferred tax assets and related valuation allowance at December 31, 1999, are as follows:



                                                            Fed                 CA
                                                        ------------       ------------
Tax benefit of net operating loss carryforwards         $    299,169       $     77,784
Valuation allowance                                         (299,169)           (77,784)
                                                        ------------       ------------
                                                                  --                 --
                                                        ============       ============

     Due to the uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets.

     The Company has net operating losses for both federal and state tax purposes of approximately $880,000 expiring in the years 2019 for federal and 2007 for state. The net operating losses can be carried forward to offset future taxable income. Utilization of the above carryforwards may be subject to utilization limitations, which may inhibit the Company's ability to use carryforwards in the future.

                                ALLPETS.COM, INC.

          PERIOD FROM JANUARY 4, 1999 (INCEPTION) TO DECEMBER 31, 1999


NOTE 5 - COMMITMENTS

Leases

     The Company leases its office and warehouse facilities under noncancellable operating leases, which call for fixed rental payments through July, 2000 and November, 2000, respectively. For the period ended December 31, 1999, total rent expense incurred related to these leases amounted to $26,941.

     At December 31, 1999, future lease commitments under these agreements were as follows:

          2000                              $ 45,904
                                            ========

Employment Agreements

     The Company has employment contracts with executive officers which will expire in March 2002. The agreements provide for minimum salary levels plus annual bonuses at the sole discretion of the Board of Directors. The aggregate commitment for future salaries at December 31, 1999 is approximately $581,000.


NOTE 6 - STOCKHOLDERS' EQUITY

Convertible Preferred Stock

     In April 1999, the Company issued 956,940 shares of Series A preferred stock in a private placement offering in exchange for cash proceeds of $1,000,000. In connection with the issuance of the Series A preferred stock, the Articles of Incorporation were amended to increase the total authorized number of common shares from the original 1,000,000 to 10,000,000, and to authorize the increase of Series A of preferred stock to 1,500,000 shares.

     In June 1999, the Company issued 430,620 shares of Series A preferred stock in a private placement offering in exchange for cash proceeds of $450,000.

     Each share of the Company's Series A preferred stock is convertible into one share of common stock at the option of the holder, subject to certain antidilution adjustments, in accordance with the conversion formula provided in the Company's Articles (currently on a 1:1 ratio). Outstanding preferred shares convert into common stock at the option of the holder and upon the closing of an initial public offering of the Company's common stock in which the aggregate public offering price equals or exceeds $6,000,000. Holders of each share of preferred stock are entitled to the number of votes per share that would be equivalent to the number of shares of common stock into which a share of preferred stock is convertible and are entitled to dividends in preference to common stock, if and when declared by the Board of Directors. The Company also granted the preferred stockholders certain registration rights and agreed not to carry out certain actions without prior approval of the holders of not less than two-thirds of the outstanding preferred shares, voting together as a single class.

                                ALLPETS.COM, INC.

          PERIOD FROM JANUARY 4, 1999 (INCEPTION) TO DECEMBER 31, 1999



NOTE 6 - STOCKHOLDERS' EQUITY (CONTINUED)

     In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A preferred stock are entitled to receive preference to the common stock holders to any distribution of any assets of the Company in an initial amount per share equal to $1.045 per share plus all declared but unpaid dividends. After the initial distribution of assets, the holders of the Series A preferred stock are entitled to participate with the holders of the common stock on a pro rata basis until the holders of the Series A preferred stock have received an aggregate of $5.22 (as adjusted for any stock splits, stock dividends, recapitalizations, or the like).

Common Stock

     On January 4, 1999, the Company issued 225,000 shares to the founders of the Company in exchange for certain intangible assets including copyrights, trademarks, the domain name www.allpets.com and customer lists. Intangible assets totalling $49,500 were recorded based on management's estimate of the fair value of the stock issued.

     On April 1, 1999, the Company entered into an agreement whereby the Company had an option to repurchase upon the occurrence of $1,000,000 of equity financing, 1,001,320 shares of common stock held by an officer of the Company. The Company exercised this option on April 23, 1999 at a cost of $100. The repurchased shares are reserved for the 1999 Equity Participation Plan (see Note 7).

     On April 21, 1999, the Board of Directors declared a ten-for-one forward stock split to holders of record on April 23, 1999. The effect of the stock split has been retroactively applied.

Stockholders' Notes Receivable

     In March 1999, the Board of Directors approved the issuance of 129,187 shares of common stock to key officers and 11,842 shares to an outside consultant in exchange for notes receivable in the amount of $31,026. The notes receivable have been recorded as a reduction of stockholders' equity in the balance sheet at December 31, 1999. The notes bear interest at 5.0% and are due with all accrued interest in March 2004 or upon transfer of any of the purchased shares.


NOTE 7 - STOCK OPTIONS

     In March 1999, the Board of Directors adopted the 1999 Equity Participation Plan (the "Plan"). Under the terms of the Plan, the Board of Directors may grant incentive and nonqualified stock options to employees, officers, directors, consultants, and advisors of the Company. In connection with the introduction of the Plan, 64,593 shares of common stock were reserved for future issuance. During 1999, the Company increased the number of shares reserved for issuance under such plan to 1,645,580 shares.

                                ALLPETS.COM, INC.

          PERIOD FROM JANUARY 4, 1999 (INCEPTION) TO DECEMBER 31, 1999



NOTE 7 - STOCK OPTIONS (CONTINUED)

     The exercise price of the nonqualified stock options must be at least 85% of the fair market value at the date of grant (110% in the case of a holder of more than 10% of the Company's voting stock) and, in the case of incentive stock options, at least 100% of the fair market value at the date of grant (110% in the case of a holder of more than 10% of the Company's voting stock.) Options generally vest over a four-year period and expire ten years from the date of grant. Options granted to officers, directors or consultants may become fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company.

     The plan also permits the granting of stock appreciation rights (SARs) to holders of options. Such rights permit the optionee to surrender an exercisable option, in whole or in part, on any date that the fair market value of the Company's common stock exceeds the option price for the stock and receive payment in cash, or, if the Board of Directors approves, in common stock or any combination of cash and common stock. Such payment would be equal to the excess of the fair market value of the shares under the surrendered option over the option price for such shares. No SARs have been granted or issued through December 31, 1999.

     In October 1999, the Company entered into a joint marketing agreement under which they receive joint advertising and marketing benefits through October 2002. In connection with this agreement, the Company granted 220,000 options to the co-marketer. The options have an exercise price of $1.045 and expire in October 2003. Marketing expense in the amount of $4,583 was recorded during the period ended December 31, 1999 based on management's estimate of the fair value of the stock options granted.

     The following summarizes the Company's stock option activity:

                                             Number       Exercise
                                           of shares        price            Exercise date
                                           ---------      --------       --------------------
Options outstanding at
  January 4, 1999                                --
  Options granted                           733,720      $      .10      Through April 2004
  Options granted                           220,000      $    1.045      Through October 2003
  Options exercised                              --
                                           ---------

Options outstanding at
  December 31, 1999                         953,720
                                           =========

Weighted-average fair value of
 options granted during the period                       $      .32


     Pro forma information regarding results of operations is required by SFAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the minimum value method with the following weighted average assumptions: a risk-free interest rate of 6.0% for the year ended December 31, 1999, no dividend yield or volatility factors with respect to the expected market price of the Company's common stock, and a weighted average expected life of the options of five years.

                                ALLPETS.COM, INC.

          PERIOD FROM JANUARY 4, 1999 (INCEPTION) TO DECEMBER 31, 1999


NOTE 7 - STOCK OPTIONS (CONTINUED)

     Had compensation cost for the Company's stock-based compensation plans been determined using the fair value at the grant dates for awards under the plan calculated using the minimal value method of SFAS 123, the Company's net loss would have been increased to $ 892,379 as of December 31, 1999.


NOTE 8 - RELATED PARTY TRANSACTIONS

     A corporation owned by a stockholder rendered marketing and public relation services to the Company in the amount of $30,180 for the period ended December 31, 1999.

     The Company leased office space on a month-to-month basis from April, 1999 through July, 1999 from a stockholder. Rent paid to the stockholder amounted to $2,000 for the period ended December 31, 1999.

                                     PART II

               ALL CAPITALIZED TERMS USED AND NOT DEFINED IN PART
                II OF THIS REGISTRATION STATEMENT SHALL HAVE THE
                            MEANINGS ASSIGNED TO THEM
       IN THE PROSPECTUS WHICH FORMS A PART OF THIS REGISTRATION STATEMENT

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the offering described in this Registration Statement, exclusive of those expenses to be borne by the Selling Stockholders. All of such amounts (except the SEC Registration Fee) are estimated.



         SEC Registration Fee                             $   6,214
         Accounting Fees and Expenses                        50,000
         Legal Fees and Expenses                             75,000
         Printing and Engraving Costs                        25,000
         Miscellaneous                                       10,000
                                                          ---------
            Total                                         $ 166,214
                                                          =========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article IX of our Articles of Incorporation provides that, under specified circumstances, PetQuarters shall indemnify its directors, officers, employees, or agents against expenses (including attorney's fees), judgments, fines, and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit, or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees, or agents if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees, or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article VII of our Articles of Incorporation provides that the Company's directors will not be personally liable to PetQuarters or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to PetQuarters or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Arkansas Code Annotated Section 4-27-833, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, (d) for transactions from which directors derive improper personal benefit, or (e) for liability to any third party other than PetQuarters or its stockholders based upon an act, omission, transaction, or breach of duty.

     Our directors and officers are also covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to securities of the Company issued or sold within the past three years which were not registered under the Securities
Act:

1. The Company was founded by Matthew Hoff and Michael Parnell in May of 1997. Mr. Hoff contributed $4,100 for 4,100,000 shares of the Company's $.001 par value common stock. Mr. Parnell contributed $2,000 for 2,000,000 shares of common stock.

2. During June and July of 1997, the Company conducted a private offering of securities pursuant to Rule 504 of Regulation D. In the course of this offering, the Company raised $105,000 in proceeds from the sale of 1,050,000 shares of common stock at $.10 per share. The offering was made to twenty-one persons, including public investors not affiliated with the Company. The Company offered its securities through its officers and directors on a best efforts basis. Consequently, there were no underwriting discounts or commissions.

3. In August of 1997, the Company conducted a second private offering of securities pursuant to Rule 504 of Regulation D. In this offering, common stock was sold at $.50 per share to fifty-two persons, many of whom were current shareholders, raising an additional $828,433. This offering was extended to persons who were affiliates with the Company or some private investors. The Company offered its securities through its officers and directors on a best efforts basis. Consequently, there were no underwriting discounts or commissions.

4. In November of 1997, the Company issued 1,777,500 shares of its common stock to acquire land and a building from Ammonia Hold, Inc ("Ammonia Hold"). The stock had a fair market value of $888,750 and Ammonia Hold has a substantial ownership interest in PetQuarters.

5. During the fiscal year ended on June 30, 1999, the Company issued 180,000 shares of its common stock to employee. These shares were issued to retain the service of top management personnel. On September 9, 1999, the Company issued 95,000 shares of common stock to Humboldt Industries employees to retain them in management. An additional 1,146,417 shares were issued to acquire Humboldt Industries and 153,334 were issued as part of the financing for the Humboldt Industries acquisition. A total of 60,195 shares were issued to three (3) vendors of the Company in order to secure their service during fiscal year 1999. Each of the above transactions were private transactions which did not involve a public offering. The transactions were exempted pursuant to Section 4(2) and other provisions of the Securities Act of 1933, as amended.

6. In October and December 1999, the Company issued 42,601 and 136,363 shares of common stock, respectively, to accredited investors for total consideration of $256,501. The shares were issued pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933. The proceeds from these sales were used for working capital purposes.

7. In November 1999, the Company issued 275,000 shares of its common stock to the Sun Valley Trust in consideration for an extension of the maturity date of the Bridge Loan. The value of these shares on the date of issuance was approximately $483,001. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

8. In January 2000, the Company issued 204,723 shares of common stock to each of Michael Parnell and the Matthew J. Hoff Trust pursuant to conversion of convertible notes. Each convertible note had a principal balance on the date of conversion of $102,361.50. These shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

9. The Company acquired all of the issued and outstanding shares of stock of Wellstone Acquisition Corporation ("Wellstone") as of March 6, 2000, in exchange for $225,000 in cash and 130,208 shares of the Company's $0.001 par value common stock. Wellstone was a wholly-owned subsidiary of TPG Capital Corporation ("TPG"). The acquisition from TPG was a private transaction pursuant to Section 4(2) of the Securities Act of 1933.

10. Between January 26 and March 1, 2000, the Company raised an additional $1,471,102 through sales of its common stock pursuant to a private placement. The Company sold 700,525 shares of its $0.001 par value common stock to eighteen accredited investors at a price of $2.10 per share. These transactions were exempt pursuant to Section 4(2) of the Securities Act of 1933. These shares were sold at $2.10 per share. Approximately One Million Dollars ($1,000,000) of the funds raised pursuant to this offering were utilized to make the February 3, 2000, principal payment on the Bridge Loan. The remainder of the proceeds were used to pay general operating expenses, web site development expenses and trade creditors of the Company.

11. On February 23, 2000, the Company entered into an agreement with AMRO International ("AMRO") and Markham Holdings Limited ("Markham") whereby AMRO purchased 380,952 shares and Markham purchased 95,238 shares of common stock of the Company for $2.10 per share. AMRO also agreed to purchase an additional 238,095 shares of common stock of the Company for $2.10 per share as soon as the registration statement is declared effective by the SEC. Pursuant to this agreement, AMRO and Markham also received, collectively, warrants to purchase an additional 150,000 shares of common stock of the Company for $4.6575 per share.

12. Upon effectiveness of the registration statement, AMRO and Markham can reprice their shares if the price of the Company's common stock is less than $2.10 per share. This repricing would result in a maximum of 714,286 additional shares being issued if the price of the Company's stock were $1.05 per share or lower on the effective date of the registration statement. For example, if the price of the Company's stock on the date the registration statement is declared effective is $1.50 (i.e., $0.60 or less than the $2.10 paid for the stock) , the repricing formula would divide that number $.60 by 1.05 (a constant in the formula) to yield .57. This number is then multiplied by the total number of shares originally purchased (.57 x 714,286) to yield 407,143. AMRO and Markham would then be entitled to receive a total of 407,143 additional shares of common stock. In short, the formula works to give both AMRO and Markham the number of shares that would be purchased on the effective date of the Form registration statement that each could have purchased on that date had their investment of occurred on the effective date of the registration statement.

13. On March 15, 2000, PetQuarters entered into an equity line of credit agreement with Splendid Rock Holdings, Ltd., a corporation organized under the laws of the British Virgins Islands. Pursuant to this line of credit agreement and subject to the satisfaction of certain conditions, PetQuarters may sell and issue, from time to time, up to an aggregate of $25,000,000 of its common stock. Splendid Rock is an accredited investor and received warrants for participating in the transaction. The transaction was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) of that Act.

14. On April 27, 2000, the Company acquired all of the issued and outstanding shares of WeRPets for $38,394 cash and 703,316 shares of our common stock. The stock was issued to ten accredited investors who owned all of the issued and outstanding shares of WeRPets. The cash payment must be made within ninety days of April 27, 2000. The stock was issued pursuant to the private placement exemption from registration in Section 4(2) of the Securities Act of 1933.

15. Effective May 1, 2000, we acquired all of the outstanding equity securities of Chartendure, Ltd., a company organized under the laws of the United Kingdom, in exchange for 400,000 shares of PetQuarters common stock. The transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

16. On May 8, 2000, the Company sold 34,642 shares of its Series A Convertible Preferred Stock to a total of thirty-two accredited investors. The preferred stock was sold at a price of one hundred dollars ($100) per share. Each share is convertible, into 100/1.3816 or 72.38 shares of common stock. The common stock conversion ratio (i.e., the 1.3816 denominator) reflects a 10-day average price of the Company's stock ending three days prior to closing. That average was multiplied by 75% to yield the 1.3816 conversion price. The shares were sold pursuant to an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933. Keane Securities Co., Inc., on a best-efforts basis, acted as a broker in this transaction and received a warrant to purchase 3,464 preferred shares, exercisable at $120 per share, and a commission of $316,626.

17. On May 30, 2000, the Company acquired all of the issued and outstanding shares of AllPets.com from the eleven accredited investors who owned the stock of AllPets. The purchase price was 3,652,785 shares of common stock. An additional 594,732 shares will be issued if the closing bid on the Company's common stock is at least $6.71875 per share for ten (10) consecutive trading days prior to one year after the effective date of the registration statement. An additional 594,747 shares will be issued upon obtaining a listing on the Nasdaq Small Cap or Nasdaq National Market. This exchange was made pursuant to the private placement exemption found in
     Section 4(2) of the Securities Act of 1933.

     Each of these transactions was completed without registration of the respective securities under the Securities Act in reliance upon the exemptions provided by Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder on the basis that such transactions did not involve a public offering. The purchasers were sophisticated with access to the kind of information registration would provide and such purchasers acquired such securities without a view toward the distribution thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     Exhibit No.                                Description
     -----------                                -----------

         2.1      -        Agreement of Purchase and Sale of Stock, dated as of
                           August 5, 1999, by and among Pet Quarters, Inc.,
                           Humboldt Industries, Inc., and the other parties named therein.1

         2.2      -        Agreement of Purchase and Sale of Stock, dated as of
                           July 2, 1999, by and among Pet Quarters, Inc.,
                           Chartendure Limited, and the other parties named therein. 1


         2.3      -        Agreement of Purchase and Sale of Stock, dated as of
                           April 14, 2000, by and among Pet Quarters, Inc.,
                           Chartendure Limited, and the other parties named therein.*


         2.4      -        Agreement and Plan of Reorganization, dated as of
                           March 6, 2000, by and among Pet Quarters, Inc., and
                           Wellstone Acquisition Corporation.2

         2.5      -        Agreement of Purchase and Sale of Stock, dated as of
                           April 14, 2000, by and among Pet Quarters, Inc., and the shareholders named therein.3


         2.6      -        Agreement and Plan of Merger, dated as of May 30,
                           2000, by and among Pet Quarters, Inc., and Allpets.com, Inc.*


         3.1      -        Articles of Incorporation, as amended, of Pet
                           Quarters, Inc. 1


         3.2      -        Articles of Amendment of Pet Quarters, Inc., dated
                           May 8, 2000, designating the Series A Convertible
                           Preferred Stock.*


         3.3      -        Bylaws of Pet Quarters, Inc. 1


         5.1      -        Opinion of Wright, Lindsey & Jennings LLP

         10.1     -        Agreement of Lease, dated as of August 5, 1999, by
                           and among Jack and Helene Rosezweig and Humboldt
                           Industries Incorporated.*

         10.2     -        Option Agreement, dated as of August 5, 1999, by and
                           among Jack and Helene Rosenzweig and Humnoldt
                           Industries Incorporated.*

         10.3     -        Agreement between B-III Capital, LLC and Pet
                           Quarters, Inc., dated as of November 8, 1999.*



         10.4     -        First Amendment to Services Agreement between B-III
                           Capital, LLC and Pet Quarters, Inc., dated as of
                           March 21, 2000.*

         10.5     -        Letter Agreement between Pet Quarters, Inc. and
                           Ladenburg Thalmann & Co., Inc., dated February 7,
                           2000.*

         10.6     -        Letter Agreement between Pet Quarters, Inc. and
                           Ladenburg Thalmann & Co., Inc., dated February 7,
                           2000.*

         10.7     -        Private Equity Line of Credit Agreement, between
                           Splendid Rock Holdings, Ltd. and Pet Quarters, Inc., dated as of March 15, 2000, as amended.*

         10.8     -        Loan Agreement, dated May 2, 2000, between Pet
                           Quarters, Inc. and AMRO International, S.A., as amended.*

         10.9     -        Sponsorship, Licensing, and Promotion Agreement,
                           dated as of July 23, 1999, by and between WeRPets.com, Inc. and AHN/FIT Internet, LLC.*

         10.10    -        Amendment No. 1 to Sponsorship, Licensing, and
                           Promotion Agreement, dated as of March 1, 2000, by and between WeRPets.com, Inc. and AHN/FIT Internet,
                           LLC.*

         10.11    -        Employment Agreement with Steven B. Dempsey.*

         10.12    -        Employment Agreement with Gregg Rollins.*

         10.13    -        Employment Agreement with Niloo Howe.*

         10.14    -        Employment Agreement with Jack Rosenzweig.*

         10.15    -        Employment Agreement with Helene Rosenzweig.*

         10.16    -        Employment Agreement with Melanie Rosenzweig.*

         10.17    -        Employment Agreement with Mike Kelly.*

         10.18    -        Employment Agreement with Judith Patterson.*

         10.19    -        Professional Services Agreement, dated June 6, 2000,
                           between Pet Quarters, Inc. and Dino Moshova.*

         10.20    -        Professional Services Agreement, dated May 1, 2000,
                           between Pet Quarters, Inc. and Patric Judge.*


         11.1     -        Statement re Computation of Earnings Per Share


         21.1     -        List of Subsidiaries.*


         23.1     -        Consent of Ernst & Young LLP.

         23.2     -        Consent of Crouch, Bierwolf & Chisholm.

         23.3     -        Consent of Kronick Kalada Berdy & Co., P.C.

         23.4     -        Consent of Clumeck, Stern, Phillips & Schenkelberg.

         23.5     -        Consent of Wright, Lindsey & Jennings LLP. (included
                           in Exhibit 5.1)

         24.1     -        Power of Attorney. (included on signature page
                           hereto)

         27.1     -        Financial Data Schedule.

         27.2     -        Financial Data Schedule.
         ------------------------------

         *        Previously filed.


         1 Incorporated by reference from the registrant's Form 10SB-12g, filed on December 10, 1999.

         2 Incorporated by reference from the registrant's Form 8-K, filed on March 7, 2000.

         3 Incorporated by reference from the registrant's Form 8-K, filed on May 12, 2000.





ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, as of July 6, 2000.


                                   PET QUARTERS, INC.


                               By: /s/ Steven Dempsey
                                  -----------------------------------------
                                       Steven Dempsey, Chairman and Chief
                                       Executive Officer




                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Steve Dempsey and Gregg Rollins, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.



                 NAME                                         TITLE                              DATE
------------------------------------    ---------------------------------------      ----------------------

  /s/ Steven Dempsey                    Chairman of the Board and Chief                   July 6, 2000
------------------------------------    Executive Officer
Steven Dempsey                          (Principal Executive Officer)


  /s/ Gregg Rollins                     Chief Financial Officer                           July 6, 2000
------------------------------------    (Principal Financial and Accounting
Gregg Rollins                           Officer)


  /s/ Dino Moshova*                     Director                                          July 6, 2000
------------------------------------
Dino Moshova

  /s/ Robert Brown, III*                Director                                          July 6, 2000
------------------------------------
Robert Brown, III

By: /s/ Steven Dempsey
   ---------------------------------
   Steven Dempsey, as Attorney-
   in-Fact pursuant to power of
   attorney contained in the
   Company's Registration Statement
   on Form S-1 (No. 333-38872) as
   filed on June 8, 2000.

                                 EXHIBIT INDEX


     Exhibit No.                                Description
     -----------                                -----------

         2.1      -        Agreement of Purchase and Sale of Stock, dated as of
                           August 5, 1999, by and among Pet Quarters, Inc.,
                           Humboldt Industries, Inc., and the other parties
                           named therein.1

         2.2      -        Agreement of Purchase and Sale of Stock, dated as of
                           July 2, 1999, by and among Pet Quarters, Inc.,
                           Chartendure Limited, and the other parties named
                           therein. 1

         2.3      -        Agreement of Purchase and Sale of Stock, dated as of
                           April 14, 2000, by and among Pet Quarters, Inc.,
                           Chartendure Limited, and the other parties named
                           therein.*

         2.4      -        Agreement and Plan of Reorganization, dated as of
                           March 6, 2000, by and among Pet Quarters, Inc., and
                           Wellstone Acquisition Corporation.2

         2.5      -        Agreement of Purchase and Sale of Stock, dated as of
                           April 14, 2000, by and among Pet Quarters, Inc., and
                           the shareholders named therein.3

         2.6      -        Agreement and Plan of Merger, dated as of May 30,
                           2000, by and among Pet Quarters, Inc., and
                           Allpets.com, Inc.*

         3.1      -        Articles of Incorporation, as amended, of Pet
                           Quarters, Inc. 1

         3.2      -        Articles of Amendment of Pet Quarters, Inc., dated
                           May 8, 2000, designating the Series A Convertible
                           Preferred Stock.*

         3.3      -        Bylaws of Pet Quarters, Inc. 1

         5.1      -        Opinion of Wright, Lindsey & Jennings LLP

         10.1     -        Agreement of Lease, dated as of August 5, 1999, by
                           and among Jack and Helene Rosezweig and Humboldt
                           Industries Incorporated.*

         10.2     -        Option Agreement, dated as of August 5, 1999, by and
                           among Jack and Helene Rosenzweig and Humnoldt
                           Industries Incorporated.*

         10.3     -        Agreement between B-III Capital, LLC and Pet
                           Quarters, Inc., dated as of September 24, 1999.*

         10.4     -        First Amendment to Services Agreement between B-III
                           Capital, LLC and Pet Quarters, Inc., dated as of
                           October 25, 1999.*

         10.5     -        Letter Agreement between Pet Quarters, Inc. and
                           Ladenburg Thalmann & Co., Inc., dated February 7,
                           2000.*

         10.6     -        Letter Agreement between Pet Quarters, Inc. and
                           Ladenburg Thalmann & Co., Inc., dated February 7,
                           2000.*


         10.7     -        Private Equity Line of Credit Agreement, between
                           Splendid Rock Holdings, Ltd. and Pet Quarters, Inc.,
                           dated as of March 15, 2000, as amended.*

         10.8     -        Loan Agreement, dated May 2, 2000, between Pet
                           Quarters, Inc. and AMRO International, S.A., as
                           amended.*

         10.9     -        Sponsorship, Licensing, and Promotion Agreement,
                           dated as of July 23, 1999, by and between
                           WeRPets.com, Inc. and AHN/FIT Internet, LLC.*

         10.10    -        Amendment No. 1 to Sponsorship, Licensing, and
                           Promotion Agreement, dated as of March 1, 2000, by
                           and between WeRPets.com, Inc. and AHN/FIT Internet,
                           LLC.*

         10.11    -        Employment Agreement with Steven B. Dempsey.*

         10.12    -        Employment Agreement with Gregg Rollins.*

         10.13    -        Employment Agreement with Niloo Howe.*

         10.14    -        Employment Agreement with Jack Rosenzweig.*

         10.15    -        Employment Agreement with Helene Rosenzweig.*

         10.16    -        Employment Agreement with Melanie Rosenzweig.*

         10.17    -        Employment Agreement with Mike Kelly.*

         10.18    -        Employment Agreement with Judith Patterson.*

         10.19    -        Professional Services Agreement, dated June 6, 2000,
                           between Pet Quarters, Inc. and Dino Moshova.*

         10.20    -        Professional Services Agreement, dated May 1, 2000,
                           between Pet Quarters, Inc. and Patric Judge.*

         11.1     -        Statement re Computation of Earnings Per Share

         21.1     -        List of Subsidiaries.*

         23.1     -        Consent of Ernst & Young LLP.

         23.2     -        Consent of Crouch, Bierwolf & Chisholm.

         23.3     -        Consent of Kronick Kalada Berdy & Co., P.C.

         23.4     -        Consent of Clumeck, Stern, Phillips & Schenkelberg.

         23.5     -        Consent of Wright, Lindsey & Jennings LLP. (included
                           in Exhibit 5.1)

         24.1     -        Power of Attorney. (included on signature page
                           hereto)

         27.1     -        Financial Data Schedule.

         27.2     -        Financial Data Schedule.

         ----------

         *        Previously filed.

         1 Incorporated by reference from the registrant's Form 10SB-12g, filed on December 10, 1999.

         2 Incorporated by reference from the registrant's Form 8-K, filed on March 7, 2000.

         3 Incorporated by reference from the registrant's Form 8-K, filed on May 12, 2000.